   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 1997
                                                      REGISTRATION NO. 333-18221

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                          DOLLAR FINANCIAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

       NEW YORK                      6099                         13-2997911
   (STATE OR OTHER
   JURISDICTION OF
   INCORPORATION OR      (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
    ORGANIZATION)           CLASSIFICATION NUMBER)            IDENTIFICATION NO.)

ALBUQUERQUE INVESTMENTS, INC.                     NEW MEXICO                      85-0399526
ANY KIND CHECK CASHING CENTERS, INC.              ARIZONA                         86-0557168
CHECK MART OF LOUISIANA, INC.                     LOUISIANA                       71-1315737
CHECK MART OF NEW JERSEY, INC.                    NEW JERSEY                      22-3420627
CHECK MART OF NEW MEXICO, INC.                    NEW MEXICO                      85-0335449
CHECK MART OF PENNSYLVANIA, INC.                  PENNSYLVANIA                    23-2834068
CHECK MART OF TEXAS, INC.                         TEXAS                           74-2771841
CHECK MART OF WASHINGTON, D.C., INC.              DISTRICT OF COLUMBIA            52-1958877
CHECK MART OF WISCONSIN, INC.                     WISCONSIN                       23-2815607
DFG WAREHOUSING CO., INC.                         DELAWARE                        23-2882926
DOLLAR FINANCIAL INSURANCE CORP.                  PENNSYLVANIA                    23-2817578
DOLLAR INSURANCE ADMINISTRATION CORP.             DELAWARE                        23-2815068
FINANCIAL EXCHANGE COMPANY OF MICHIGAN, INC.      MICHIGAN                        13-3222675
FINANCIAL EXCHANGE COMPANY OF OHIO, INC.          OHIO                            13-2974774
FINANCIAL EXCHANGE COMPANY OF PENNSYLVANIA, INC.  PENNSYLVANIA                    13-2965414
FINANCIAL EXCHANGE COMPANY OF PITTSBURGH, INC.    DELAWARE                        23-2608595
FINANCIAL EXCHANGE COMPANY OF VIRGINIA, INC.      DELAWARE                        23-2669975
L.M.S. DEVELOPMENT CORPORATION                    ARIZONA                         86-0596496
MONETARY MANAGEMENT CORP.                         PENNSYLVANIA                    23-2793961
MONETARY MANAGEMENT CORPORATION OF PENNSYLVANIA,
INC.                                              DELAWARE                        23-2709366
MONETARY MANAGEMENT OF CALIFORNIA, INC.           CALIFORNIA                      33-0207279
MONETARY MANAGEMENT OF MARYLAND, INC.             MARYLAND                        52-1958876
MONETARY MANAGEMENT OF NEW YORK, INC.             NEW YORK                        13-3377328
PACIFIC RING ENTERPRISES, INC.                    CALIFORNIA                      95-3779658
QTV HOLDINGS, INC.                                PENNSYLVANIA                    23-2717097
U.S. CHECK EXCHANGE LIMITED PARTNERSHIP           ARIZONA                         33-0069730
(EXACT NAME OF REGISTRANT                         (STATE OR OTHER JURISDICTION OF   (I.R.S. EMPLOYER
AS SPECIFIED IN ITS CHARTER)                      INCORPORATION OR ORGANIZATION)  IDENTIFICATION NUMBER)

                       1436 LANCASTER AVENUE, SUITE 210
                        BERWYN, PENNSYLVANIA 19312-1288
                                (610) 296-3400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                                           (Continued on page 2)

                              DONALD F. GAYHARDT
                           EXECUTIVE VICE PRESIDENT,
                           CHIEF FINANCIAL OFFICER,
                            SECRETARY AND TREASURER
                         DOLLAR FINANCIAL GROUP, INC.
                       1436 LANCASTER AVENUE, SUITE 210
                        BERWYN, PENNSYLVANIA 19312-1288
                                (610) 296-3400

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                            STEPHEN M. BESEN, ESQ.
                          WEIL, GOTSHAL & MANGES LLP
                               767 FIFTH AVENUE
                           NEW YORK, NEW YORK 10153
                                (212) 310-8000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the Securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                             PROPOSED   PROPOSED
                                             MAXIMUM    MAXIMUM
                                   AMOUNT    OFFERING  AGGREGATE    AMOUNT OF
    TITLE OF EACH CLASS OF         TO BE      PRICE     OFFERING   REGISTRATION
 SECURITIES TO BE REGISTERED     REGISTERED  PER UNIT   PRICE(1)      FEE(2)
-------------------------------------------------------------------------------
10 7/8% Series A Senior Notes
 Due 2006.....................  $110,000,000 100.000% $110,000,000  $33,334(3)
-------------------------------------------------------------------------------
Guarantees of 10 7/8% Series A
 Senior Notes Due 2006........  $110,000,000    *          *          $0(4)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee.
(2) Calculated pursuant to Rule 457(f)(2).
(3) Previously paid.
(4) All of the domestic subsidiaries of Dollar Financial Group, Inc. will guarantee the payment of the 10 7/8% Series A Senior Notes Due 2006. Pursuant to Rule 457(n) under the Securities Act of 1933, no filing fee is required.

*  Not applicable.

                               ----------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH       +
+SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE + +SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE + +TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT + +CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL +
+THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,       +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 6, 1997
PROSPECTUS
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                         10 7/8% SENIOR NOTES DUE 2006
                                      FOR
                     10 7/8% SERIES A SENIOR NOTES DUE 2006
                                       OF

                          DOLLAR FINANCIAL GROUP, INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON       ,
1997, UNLESS EXTENDED.

  Dollar Financial Group, Inc. (the "Company" or "DFG"), a New York corporation and a wholly owned subsidiary of DFG Holdings, Inc. ("Holdings"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $110,000,000 of 10 7/8% Series A Senior Notes due 2006 (the "New Notes") of the Company, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the issued and outstanding 10 7/8% Senior Notes due 2006 (the "Old Notes") of the Company from the registered holders thereof (the "Holders"). The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions relating to the Old Notes. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes
(the "Indenture"). As used herein, the term "Notes" means the Old Notes and the New Notes, treated as a single class.

  DFG will accept for exchange any and all Old Notes validly tendered and not
withdrawn prior to 5:00 P.M., New York City time, on       , 1997, unless
extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer."

  On November 15, 1996, the Company issued $110,000,000 principal amount of Old Notes (the "Offering") pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, prior to November 15, 1999, the Company may on any one or more occasions redeem up to 30% of the originally issued principal amount of Notes at a redemption price equal to 110 7/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, with the net proceeds of an initial public offering of common stock of the Company or of Holdings (to the extent that the proceeds thereof are contributed to the Company as common equity); provided that at least 70% of the originally issued principal amount of Notes remains outstanding immediately after the occurrence of such redemption. Upon the occurrence of a Change of Control
(as defined), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of Notes." The New Revolving Credit Facility (as defined) prohibits the Company from purchasing any Notes prior to their stated maturity and also provides that certain Change of Control events constitute a default thereunder. If such a Change of Control event were to occur, it is unlikely that the Company would be able to both repay all of its obligations under the New Revolving Credit Facility and repay other Indebtedness (as defined) that would become payable upon the Change of Control, unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms or at all, and consequently no assurance can be given that the Company would be able to purchase any of the Notes tendered pursuant to a Change of Control Offer (as defined). See "Risk Factors--Change of Control."

  The New Notes will constitute, and the Old Notes currently constitute, general unsecured obligations of the Company. The Notes will rank senior in right of payment to all subordinated Indebtedness of the Company, including certain subordinated notes issued by a subsidiary of the Company in connection with the acquisition of several check cashing stores and certain other notes issued by the Company in connection with the acquisition of several check cashing companies. See "Description of Certain Other Indebtedness--Seller Subordinated Notes" and "--Other Debt." As of December 31, 1996, the amount of subordinated
                                                        (continued on next page)

  SEE "RISK FACTORS" ON PAGE 13 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                   The date of this Prospectus is     , 1997.

(continued from previous page)
Indebtedness of the Company was approximately $3.0 million, none of which would have ranked effectively senior to the Notes. The Notes will rank pari passu in right of payment with all senior borrowings, including all borrowings under the New Revolving Credit Facility. The Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each of the Company's current and future domestic subsidiaries (the "Guarantors"). The Subsidiary Guarantees are full and unconditional. The only limitation on the scope of the Subsidiary Guarantees is a "savings clause" designed to prevent the Subsidiary Guarantees from constituting fraudulent conveyances or transfers, thereby permitting the Subsidiary Guarantees to be enforced against the Guarantors to the maximum extent possible under applicable law. The Subsidiary Guarantees will rank pari passu in right of payment with all existing and future senior Indebtedness of the Guarantors, including the obligations of the Guarantors under the New Revolving Credit Facility and any successor credit facility. The Indenture limits the ability of the Company and its subsidiaries to incur additional Indebtedness. However, under certain circumstances, the Company and its subsidiaries will be permitted to incur secured Indebtedness, including Indebtedness under the New Revolving Credit Facility, with respect to which the Notes would be effectively subordinated to the extent of the assets securing such Indebtedness. See "Risk Factors--Ranking; Holding Company Structure."

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from November 15, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes.

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to engage in a distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

  There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes. Lehman Brothers Inc. and BA Securities, Inc. (the "Initial Purchasers") have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

                             AVAILABLE INFORMATION

  The Company and the Guarantors have filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company, the Guarantors and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the SEC.

  As of the date of the effectiveness of the Registration Statement, the Company and the Guarantors will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the SEC. The Registration Statement, the exhibits forming a part thereof and the reports, proxy statements and other information filed by the Company with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  The Company will furnish holders of the New Notes offered hereby with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company will also furnish such other reports as it may determine or as may be required by law. In addition, in the event that the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture, pursuant to which the Old Notes were, and the New Notes will be, issued, to continue to file with the SEC, and to furnish Holders of the New Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (and notes thereto) included elsewhere in this Prospectus. Unless the context indicates otherwise, references in this Prospectus to DFG or the Company are to Dollar Financial Group, Inc., a New York corporation, its predecessors and their respective subsidiaries, after giving effect to the transactions described under "The Acquisitions" (the "Acquisitions"). For convenient translation purposes, an exchange rate of $1.00 = C$1.364 as of December 31, 1996 has been utilized in connection with the acquisition of National Money Mart, Inc. ("Money Mart"), a Canadian corporation. For purposes of translating Money Mart's operating results for the year ended June 30, 1996, an average exchange rate of $1.00 = C$1.364 has been used; for purposes of translating Money Mart's operating results for the six months ended December 31, 1996, an average exchange rate of $1.00=C$1.362 has been used.

                                  THE COMPANY

  The Company is a consumer financial services company operating the second largest check cashing store network in the United States and the largest such network in Canada. The Company provides a diverse range of consumer financial products and services primarily consisting of check cashing, money orders, money transfers, consumer loans, insurance and bill payment. Certain stores also serve as distribution centers for public assistance benefits and food stamps under government contracts. As of December 31, 1996, the Company had a total network of 427 stores in 14 states, the District of Columbia and Canada, including 321 Company-owned stores with revenues for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996 of $91.7 million and $44.3 million, respectively, and with earnings before interest, taxes, depreciation and amortization, and loss on store closings and sales ("Adjusted EBITDA") for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996 of $21.4 million and $10.0 million, respectively. See "Unaudited Condensed Combined Pro Forma Financial Statements."

  The Company's primary customers are working, lower-income individuals and families who require basic consumer financial services and are under-served by traditional retail banking networks. The increased expense and decreased availability of traditional retail banking services have left an increasing number of individuals and families (estimated at 20% of the adult population) without banking relationships. Management believes that growth in the lower-income segment of the population combined with the decline of traditional retail banking services provides the Company with significant growth opportunities.

  The check cashing industry in the United States is highly fragmented, consisting of approximately 5,400 stores as of July 1996, an increase from the approximately 1,350 national listings in 1986 according to American Business Information, Inc. In contrast to the domestic market, the Canadian check cashing industry is significantly less fragmented. Money Mart is the largest check cashing store network in Canada accounting for 55% of the total number of check cashing stores. The Company believes it is one of only four U.S. check cashing store networks that have more than 100 locations, the remaining being local store networks and single-unit operators. The Company believes that industry growth has been fueled by several demographic and socioeconomic trends, including a decline in the number of households with bank deposit accounts, an increase in the number of low-paying service sector jobs and an overall increase in the lower-income population. See "Business--Industry Overview."

  The Company's stores currently operate under the following locally established brand names: ABC Check Cashing, Almost-A-Banc, AnyKind Check Cashing Centers, C&C Check Cashing, Cash-N-Dash, Check Mart, Chex$Cashed, Financial Exchange, Money Mart, Quikcash, QwiCash and The Service Centers.

  The Company is a wholly owned subsidiary of Holdings. The activities of Holdings consist primarily of its investment in the Company and there are no significant differences between the consolidated results of operations of Holdings and those of the Company. Holdings has no employees or operating activities.

                                THE ACQUISITIONS

  ANYKIND ACQUISITION. On August 8, 1996, the Company purchased all of the outstanding capital stock of AnyKind Check Cashing Centers, Inc. ("AnyKind") for an aggregate purchase price of $31.0 million plus initial working capital of approximately $6.0 million. AnyKind operates 63 check cashing stores in seven states and the District of Columbia and had revenues for the twelve-month period ended June 30, 1996 of $22.7 million.

  ABC ACQUISITION. On August 28, 1996, the Company purchased certain assets and liabilities of ABC Check Cashing Inc. ("ABC") for a purchase price of $6.0 million plus initial working capital of approximately $1.5 million. ABC operates 15 check cashing stores in Cleveland, Ohio and had revenues for the twelve-month period ended June 30, 1996 of $4.8 million.

  MONEY MART ACQUISITION. On November 15, 1996, the Company acquired all of the outstanding capital stock of Money Mart for approximately $17.7 million (of which approximately $500,000 was in the form of Holdings Common Stock) plus initial working capital of approximately $900,000. Money Mart owns 36 check cashing stores and franchises 107 check cashing stores, all of which operate in Canada under the "Money Mart" name, and had revenues for the twelve-month period ended June 30, 1996 of $9.4 million.

  CASH-N-DASH ACQUISITION. On November 15, 1996, the Company acquired substantially all of the assets of Cash-N-Dash Check Cashing, Inc. ("Cash-N-Dash") for approximately $7.3 million, consisting of $6.0 million in cash (of which $5.1 million was paid on January 2, 1997), the issuance to the seller of $500,000 of Holdings Common Stock and a revenue-based earn-out of up to $750,000 payable over four years. Cash-N-Dash operates 32 check cashing stores in northern California under the "Cash-N-Dash" name and had revenues for the twelve-month period ended June 30, 1996 of $6.2 million.

  C&C ACQUISITION. On November 21, 1996, the Company acquired C&C Check Cashing, Inc. ("C&C") pursuant to a stock purchase agreement for approximately $3.8 million, consisting of $3.5 million in cash and a revenue-based earn-out of up to $300,000 payable over three years, plus initial working capital of approximately $500,000. C&C operates 22 check cashing stores in northern California under the "C&C Check Cashing" name and had revenues for the twelve-month period ended June 30, 1996 of $4.8 million.

  FINANCING. The acquisitions of AnyKind and ABC were financed through bank borrowings of $35.0 million under a credit facility then existing (the "Existing Credit Facility"), the issuance by Holdings of $2.0 million of common stock ("Holdings Common Stock") to the seller of AnyKind, and the sale of $22.0 million of Holdings Common Stock (the "Equity Transaction") to affiliates of Weiss, Peck & Greer, L.L.C. ("WPG"), Pegasus Partners, L.P. ("Pegasus") and a Pegasus affiliate, and General Electric Capital Corporation ("GECC"). Concurrently, with the acquisitions of AnyKind and ABC, the Company increased and amended its Existing Credit Facility. The cash portion of the purchase price of the Money Mart, Cash-N-Dash and C&C acquisitions was financed from the net proceeds of the Offering. The bank borrowings entered into in connection with the AnyKind and ABC acquisitions were repaid with the net proceeds of the Offering.

  In connection with the Offering, the Company entered into a new revolving credit facility (the "New Revolving Credit Facility" or the "Credit Agreement") with certain lenders, including affiliates of the Initial Purchasers, under which the Company may borrow up to $25.0 million at any one time, if certain conditions are met. Loans under the New Revolving Credit Facility will constitute senior secured Indebtedness of the Company and will be guaranteed by the Company's current and future domestic subsidiaries. There were no borrowings under the New Revolving Credit Facility or the Existing Credit Facility as of December 31, 1996. See "Description of Certain Other Indebtedness--New Revolving Credit Facility."

                                    STRATEGY

  The Company believes it has the following competitive strengths: (i) store locations in favorable demographic areas, (ii) high-quality customer service,
(iii) a broad offering of products and services, (iv) economies of scale and the ability to enter into alliances with strategic partners, (v) management expertise and (vi) well diversified credit risk. See "Business--Competitive Strengths."

  The Company's business strategy is to capitalize on its competitive strengths by increasing the revenues and profitability of its existing operations and by growing through the acquisition of check cashing store networks and the development of the kiosk store format. See "Business--Strategy." Key elements of the Company's business strategy include:

  MAINTAIN AND INSTILL A CUSTOMER-DRIVEN RETAIL PHILOSOPHY. The Company has focused on increasing its customer base through a service-oriented approach designed to meet the needs of working, lower-income individuals and families in need of basic consumer financial services. The Company offers extended operating hours in clean, well-lit and convenient store locations to enhance appeal and stimulate store traffic. The Company uses locally-targeted advertising, including television and radio, to promote awareness of its products and its customer service.

  INTRODUCE NEW PRODUCTS AND SERVICES. The Company has developed a "one-stop" shop concept to offer many consumer financial products and services not otherwise available to its targeted customer base. The Company believes that its customers enjoy the convenience of those services offered by the Company other than check cashing. The Company is currently in the process of a nationwide roll-out of its successful consumer loan program (known as "Cash 'Til Payday") and will continue to expand the product and service offerings of its newly acquired check cashing store networks. In addition, the Company intends to seek strategic alliances with other financial institutions and non-financial organizations, like Western Union, to offer additional products to its customers.

  GROW THROUGH TARGETED ACQUISITIONS AND KIOSK OPENINGS. The Company has grown significantly since June 1994, primarily through nine acquisitions of an aggregate of 225 stores. Management will continue to seek opportunistic acquisitions of well-managed check cashing store networks located in areas with favorable demographics, including the southeastern and western parts of the United States. Pursuant to this strategy, the Company is currently in discussions with the largest Money Mart franchisee to acquire 43 Money Mart check cashing stores in Canada which generated approximately $10.8 million of revenue in the twelve-month period ended May 31, 1996. See "Business-- Strategy." In addition, pursuant to an agreement with The Southland Corporation, the Company plans to open 17 additional consumer financial service kiosks that offer check cashing and other products and services. These kiosks, which will be located in existing 7-Eleven convenience stores, are expected to be opened in the near future.

  CAPITALIZE ON ECONOMIES OF SCALE. The Company is well positioned to take advantage of the current trend toward consolidation in the check cashing industry. The Company expects to continue to reduce its per store cost for bad debt collection, security, armored car services, employee training, management information systems, and other operating expenses. The Company will continue to seek cost reductions from its current service suppliers as its check cashing market share increases through store network acquisitions and kiosk openings. Furthermore, the Company expects to be able to capitalize on its market position by developing strategic alliances with other financial institutions and non-financial organizations.

  MANAGE CREDIT RISK. The Company's check cashing service consists of high volumes of small individual transactions requiring credit risk decisions on individual checks and customers. On a pro forma basis, for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996, the Company cashed 7.2 million checks and 3.7 million checks, respectively, with an average face amount of $262 and $277, respectively. The Company actively manages its customer risk profile and collection efforts in order to maximize check cashing revenues while maintaining net write-offs within a targeted range. As a result, management believes that the risk that the Company will sustain a material credit loss related to a single transaction or series of transactions is minimal. On a pro forma basis, for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996, net write-offs as a percentage of face amount of checks cashed were 0.16% and 0.18%, respectively.

  MAINTAIN EXISTING BASE OF GOVERNMENT CONTRACTS. The Company intends to continue to distribute public assistance benefits pursuant to its existing government contracts. The Company is not, however, planning to further expand this part of its business and expects government revenue as a percentage of total revenue to decline in the future.

                               CORPORATE HISTORY

  DFG was established in 1979 by the United States Banknote Company ("USBN") in order to distribute government benefits on a private basis in the Philadelphia area. In the mid-1980s, the Company began opening check cashing stores and government benefits distribution centers in Ohio, California and Michigan. In May 1990, DFG was acquired from USBN by a private investor group. On June 30, 1994, Holdings was acquired from the previous owner by Messrs. Weiss and Gayhardt, the Company's Chief Executive Officer and Chief Financial Officer, respectively, and WPG.

  The Company, known until January 1996 as Monetary Management Corporation, was organized under the laws of the state of New York. The Company's executive offices are located at 1436 Lancaster Avenue, Suite 210, Berwyn, Pennsylvania 19312-1288, telephone: (610) 296-3400.

                               THE EXCHANGE OFFER

  On November 15, 1996, the Company issued $110,000,000 principal amount of Old Notes. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Lehman Brothers Inc. and BA Securities, Inc. (the "Initial Purchasers"), as a condition to their purchase of the Old Notes, required that the Company agree to commence the Exchange Offer following the offering of the Old Notes. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture. As used herein, the term "Notes" means the Old Notes and the New Notes, treated as a single class.

SECURITIES OFFERED..........   Up to $110,000,000 aggregate principal amount of
                               the Company's 10 7/8% Series A Senior Notes Due
                               2006, which have been registered under the Securities Act (the "New Notes"). The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes.

THE EXCHANGE OFFER..........   The New Notes are being offered in exchange for
                               a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement, dated November
                               15, 1996, among the Company and the Initial
                               Purchasers (the "Registration Rights
                               Agreement"). For procedures for tendering the Old Notes pursuant to the Exchange Offer, see
                               "The Exchange Offer."

TENDERS, EXPIRATION DATE;
WITHDRAWAL..................   The Exchange Offer will expire at 5:00 P.M., New
                               York City time, on        , 1997, or such later
                               date and time to which it is extended (as so extended, the "Expiration Date"). A tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration
                               Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

FEDERAL INCOME TAX             The exchange pursuant to the Exchange Offer
CONSEQUENCES................   should not result in any income, gain or loss to
                               the holders or the Company for federal income tax purposes. See "Certain U.S. Income Tax
                               Consequences."

USE OF PROCEEDS.............   There will be no proceeds to the Company from
                               the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT..............   Fleet National Bank is serving as the Exchange
                               Agent in connection with the Exchange Offer.

SHELF REGISTRATION             Under certain circumstances described in the
STATEMENT...................   Registration Rights Agreement, certain holders
                               of Notes (including holders who are not
                               permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and use best efforts to cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such holders. See "Description of Notes--Exchange Offer; Registration Rights."

CONDITIONS TO THE EXCHANGE     The Exchange Offer is not conditioned on any
OFFER.......................   minimum principal amount of Old Notes being
                               tendered for exchange. The Exchange Offer is subject to certain other customary conditions, each of which may be waived by the Company. See
                               "The Exchange Offer--Conditions."

                 CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Exchange Offer; Registration Rights." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders, other than broker-dealers, have no arrangement with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not intend to register or qualify the sale of the New Notes in any such jurisdictions. See "Risk Factors-- Consequences of Failure to Exchange" and "The Exchange Offer-- Consequences of Exchanging Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from November 15, 1996. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from November 15, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Officer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

SECURITIES OFFERED .........   $110,000,000 aggregate principal amount of 10
                               7/8% Series A Senior Notes due 2006.

ISSUER .....................   Dollar Financial Group, Inc.

MATURITY DATE ..............   November 15, 2006.

INTEREST PAYMENT DATES .....   May 15 and November 15, commencing May 15, 1997.

MANDATORY REDEMPTION .......   None.

OPTIONAL REDEMPTION ........   The Notes will be redeemable at the option of
                               the Company, in whole or in part, at any time on or after November 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, prior to November 15, 1999, the Company may on any one or more occasions redeem up to 30% of the originally issued principal amount of Notes at a redemption price equal to 110 7/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, with the net proceeds of an initial public offering of common stock of the Company or of Holdings
                               (to the extent that the proceeds thereof are contributed to the Company as common equity);
                               provided that at least 70% of the originally issued principal amount of Notes remains outstanding immediately after the occurrence of such redemption. See "Description of Notes--
                               Optional Redemption."

CHANGE OF CONTROL ..........   Upon the occurrence of a Change of Control, each
                               holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See
                               "Description of Notes--Repurchase at the Option of Holders--Change of Control."

RANKING ....................   The Old Notes currently are, and the New Notes
                               will be, general unsecured obligations of the Company, rank senior in right of payment to all subordinated Indebtedness of the Company and rank pari passu in right of payment with all senior borrowings, including all borrowings under the New Revolving
                               Credit Facility. At December 31, 1996, the aggregate principal amount of Indebtedness
                               (excluding trade payables, other accrued liabilities and the Notes) of the Company and its subsidiaries was approximately $3.0 million, none of which ranked effectively senior to the Notes. The Indenture limits the ability of the Company and its subsidiaries to incur additional
                               Indebtedness. However, under certain
                               circumstances, the Company and its subsidiaries will be permitted to incur additional secured
                               Indebtedness, including Indebtedness under the
                               New Revolving Credit Facility, with respect to which the Notes would be effectively subordinated to the extent of the assets securing such Indebtedness. See "Risk Factors--
                               Ranking; Holding Company Structure."

DOMESTIC SUBSIDIARY            The Company's payment obligations under the Old
GUARANTEES ............        Notes are, and under the New Notes will be,
                               jointly and severally guaranteed (the
                               "Subsidiary Guarantees") by each of the
                               Company's existing and future domestic
                               subsidiaries (the "Guarantors"). The Subsidiary
                               Guarantees rank pari passu in right of payment with all existing and future senior Indebtedness of the Guarantors, including the obligations of the Guarantors under the New Revolving Credit
                               Facility and any successor credit facility. See
                               "Description of Notes--Subsidiary Guarantees."
                               Due to possible adverse tax consequences, the Company's foreign subsidiaries will not guarantee the Company's payment obligations under the Notes. In particular, pursuant to
                               Section 956(d) of the Internal Revenue Code, the guarantee by a foreign subsidiary of the obligations of a U.S. company may give rise to a deemed distribution from the foreign subsidiary to the U.S. company for U.S. federal income tax purposes.

CERTAIN COVENANTS ..........   The Indenture contains certain covenants that,
                               among other things, limit the ability of the Company and its subsidiaries to (i) incur additional Indebtedness and issue preferred stock, (ii) pay dividends or make other distributions, (iii) repurchase Equity Interests
                               (as defined) or subordinated Indebtedness, (iv) engage in sale and leaseback transactions, (v) create certain liens, (vi) enter into certain transactions with affiliates, (vii) sell assets of the Company or its subsidiaries, (viii) issue or sell Equity Interests of the Company's subsidiaries or (ix) enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, with the proceeds of certain Asset
                               Sales (as defined). See "Description of Notes--
                               Certain Covenants."

EXCHANGE OFFER;                Pursuant to a Registration Rights Agreement (the
REGISTRATION RIGHTS ........   "Registration Rights Agreement") between the
                               Company and the Initial Purchasers, the Company agreed to file an exchange offer registration statement with respect to the Exchange Offer. The Registration Statement of which this Prospectus is a part constitutes the exchange offer registration statement referred to therein. If, among other things, any holder of the Transfer Restricted Securities (as defined) notifies the Company that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer, (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration
                               Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and holds Notes acquired directly from the Company or an affiliate of the Company, the Company will be required to provide a shelf registration statement (the "Shelf Registration
                               Statement") to cover resales of the Notes by the holders thereof. If the Company fails to satisfy these registration obligations, it will be required to pay certain increases in the interest rate on the Old Notes as provided in the Registration Rights Agreement.

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

  The following table sets forth summary consolidated historical and unaudited condensed combined pro forma financial and other data for the periods indicated. The following summary historical statement of operations data and balance sheet data are derived from the consolidated financial statements of the Company (formerly Monetary Management Corporation) as of December 31, 1991, 1992, 1993 and for the years then ended, as of June 30, 1994 and for the six months then ended, and as of June 30, 1995 and 1996 and for the years then ended which have been audited by Ernst & Young LLP, independent auditors. The summary financial and other data for the six months ended December 31, 1995 and 1996 and for the six months ended June 30, 1993 have been derived from unaudited interim consolidated financial statements of the Company and, in the opinion of management, include all adjustments (consisting of normal, recurring and other adjustments) necessary for a fair presentation of such information and are not necessarily indicative of the results to be expected for the full year. This data should be read in conjunction with the consolidated financial statements and related notes for these periods and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The condensed combined pro forma financial data are unaudited and do not purport to represent what the Company's results of operations would actually have been if the Acquisitions and the Offering had occurred on the dates specified and do not project the Company's financial position or results of operations for any future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                  PREDECESSOR COMPANY(1)
                          -------------------------------------------
                                                       SIX MONTHS
                                                          ENDED
                          YEAR ENDED DECEMBER 31,       JUNE 30,
                          -------------------------  ----------------
                           1991    1992(2)   1993     1993     1994
                          -------  -------  -------  -------  -------
                           (DOLLARS IN THOUSANDS, EXCEPT CHECK CASHING DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $19,119  $25,405  $28,734  $14,373  $14,676
Store and regional
 expenses:
 Salaries and benefits..    6,150    7,811    8,354    4,242    4,266
 Occupancy..............    1,796    2,504    2,578    1,317    1,313
 Depreciation...........      809    1,140    1,102      579      483
 Other..................    5,418    7,347    8,139    4,000    4,132
                          -------  -------  -------  -------  -------
Total store and regional
 expenses...............   14,173   18,802   20,173   10,138   10,194
Corporate expenses......    2,067    3,133    4,414    2,358    2,321
Loss (gain) on store
 closings and sales.....      171      283      110      --        36
Other depreciation and
 amortization...........    1,763    2,231    1,183      752      319
Recapitalization costs..    1,432      --       --       --       --
Interest expense........    2,554    1,744    1,597      847      721
                          -------  -------  -------  -------  -------
Income (loss) before
 taxes and extraordinary
 item...................   (3,041)    (788)   1,257      278    1,085
Income tax provision
 (benefit)..............       33      172      205       78      174
                          -------  -------  -------  -------  -------
Income (loss) before
 extraordinary item.....   (3,079)    (960)   1,052      200      911
Extraordinary loss on
 debt extinguishment
 (net of income tax
 benefit of $1,042).....      --       --       --       --       --
                          -------  -------  -------  -------  -------
Net income (loss).......  $(3,074) $  (960) $ 1,052  $   200  $   911
                          =======  =======  =======  =======  =======
Ratio of earnings to
 fixed charges(8).......      --       --       1.6x     1.2x     2.0x
OPERATING AND OTHER
 DATA:
Adjusted EBITDA(9)......  $ 2,256  $ 4,610  $ 5,249  $ 2,456  $ 2,644
Adjusted EBITDA
 margin(9)..............     11.8%    18.1%    18.3%    17.1%    18.0%
Net cash provided (used)
 by:
 Operating activities...    2,091    2,061    2,617     (429)   1,612
 Investing activities...   (2,397)  (3,655)    (622)    (382)    (756)
 Financing activities...      983    2,892   (1,401)    (653)    (807)
Stores in operation at
 end of period..........       85      107      108      108      109
Pro forma ratio of
 Adjusted EBITDA to cash
 interest expense.......
Pro forma ratio of total
 indebtedness to
 Adjusted EBITDA........

                                         SUCCESSOR COMPANY(1)
                          -------------------------------------------------------
                                                          SIX MONTHS ENDED
                             YEAR ENDED JUNE 30,            DECEMBER 31,
                          --------------------------- ---------------------------
                                            PRO FORMA                   PRO FORMA
                          1995(3)  1996(4)   1996(6)  1995(4)  1996(5)   1996(7)
                          -------  -------  --------- -------  -------  ---------
                           (DOLLARS IN THOUSANDS, EXCEPT CHECK CASHING DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $34,834  $42,430   $91,730  $20,503  $32,900   $44,334
Store and regional
 expenses:
 Salaries and benefits..   11,042   13,975    28,689    6,758   11,174    14,334
 Occupancy..............    3,122    4,031     9,660    2,001    3,317     4,636
 Depreciation...........      894      893     1,882      490      570       829
 Other..................    9,577   11,709    23,215    5,816    8,542    10,937
                          -------  -------   -------  -------  -------   -------
Total store and regional
 expenses...............   24,635   30,608    63,446   15,065   23,603    30,736
Corporate expenses......    4,414    5,360     8,765    2,598    3,023     4,386
Loss (gain) on store
 closings and sales.....       93    4,501     4,504    4,455        7         7
Other depreciation and
 amortization...........    1,630    1,858     4,721      933    1,590     2,303
Recapitalization costs..      --       --        --       --       --        --
Interest expense........    2,480    3,385    12,790    1,676    3,712     6,395
                          -------  -------   -------  -------  -------   -------
Income (loss) before
 taxes and extraordinary
 item...................    1,582   (3,282)   (2,496)  (4,224)     965       507
Income tax provision
 (benefit)..............    1,022   (1,214)     (226)  (1,650)     617       646
                          -------  -------   -------  -------  -------   -------
Income (loss) before
 extraordinary item.....      560   (2,068)   (2,270)  (2,574)     348      (139)
Extraordinary loss on
 debt extinguishment
 (net of income tax
 benefit of $1,042).....      --       --        --       --    (2,023)   (2,023)
                          -------  -------   -------  -------  -------   -------
Net income (loss).......  $   560  $(2,068)  $(2,270) $(2,574) $(1,675)  $(2,162)
                          =======  =======   =======  =======  =======   =======
Ratio of earnings to
 fixed charges(8).......      1.5x     --        --       --       1.2x      1.1x
OPERATING AND OTHER
 DATA:
Adjusted EBITDA(9)......  $ 6,679  $ 7,355   $21,401  $ 3,330  $ 6,844   $10,041
Adjusted EBITDA
 margin(9)..............     19.2%    17.3%     23.3%    16.2%    20.8%     22.6%
Net cash provided (used)
 by:
 Operating activities...    4,350    3,669       --     2,714    6,731       --
 Investing activities...   (9,615)  (8,146)      --    (7,271) (54,822)      --
 Financing activities...   11,081    7,244       --    11,179   87,554       --
Stores in operation at
 end of period..........      150      154       426      146      427       427
Pro forma ratio of
 Adjusted EBITDA to cash
 interest expense.......                        1.73x                       1.62x
Pro forma ratio of total
 indebtedness to
 Adjusted EBITDA........                        5.28x

                                       PREDECESSOR COMPANY(1)
                  --------------------------------------------------------------------
                                                                   SIX MONTHS
                                                                      ENDED
                         YEAR ENDED DECEMBER 31,                    JUNE 30,
                  ----------------------------------------  --------------------------

                      1991        1992(2)         1993          1993          1994
                  ------------  ------------  ------------  ------------  ------------
                                                                  (DOLLARS IN THOUSANDS,
CHECK CASHING
 DATA:
Face amount of
 checks cashed..  $231,173,000  $267,009,000  $307,523,000  $157,219,000  $160,681,000
Number of checks
 cashed.........       933,610     1,202,454     1,307,768       648,549       662,855
Average face
 amount per
 check cashed...  $     247.61  $     222.05  $     235.15  $     242.42  $     242.41
Average fee per
 check..........  $       6.27  $       6.59  $       6.53  $       6.69  $       6.78
Average fee as a
 % of face
 amount.........          2.53%         2.97%         2.78%         2.76%         2.80% %
BALANCE SHEET
 DATA (AT END OF
 PERIOD):
Cash............  $      9,082  $     10,380  $     10,974  $      8,916  $     11,023
Total assets....        31,523        29,379        29,681        28,013        28,607
Total
 indebtedness...        17,073        16,969        16,639        16,634        15,832
Shareholder's
 equity.........         7,380         5,974         5,708         6,238         6,309

                                                SUCCESSOR COMPANY(1)
                  --------------------------------------------------------------------------------------
                                                                             SIX MONTHS
                                                                               ENDED
                            YEAR ENDED JUNE 30,                             DECEMBER 31,
                  ------------------------------------------  ------------------------------------------
                                                PRO FORMA                                   PRO FORMA
                    1995(3)       1996(4)        1996(6)        1995(4)       1996(5)        1996(7)
                  ------------  ------------  --------------  ------------  ------------  --------------
                   EXCEPT CHECK CASHING DATA)
CHECK CASHING
 DATA:
Face amount of
 checks cashed..  $510,771,000  $728,123,000  $1,893,885,000  $366,000,000  $764,000,000  $1,013,737,000
Number of checks
 cashed.........     2,132,006     3,051,037       7,236,000     1,523,000     2,721,000       3,658,000
Average face
 amount per
 check cashed...  $     239.57  $     238.65  $       261.73  $     240.32  $     280.78          277.13
Average fee per
 check..........  $       6.45  $       6.65  $         7.65  $       6.22  $       7.24  $         7.31
Average fee as a
 % of face
 amount.........          2.69%         2.79%           2.93%         2.59%         2.58%           2.64%
BALANCE SHEET
 DATA (AT END OF
 PERIOD):
Cash............  $     19,778  $     22,545  $          --   $     26,400  $     61,911             --
Total assets....        60,687        67,444             --         73,155       181,888             --
Total
 indebtedness...        35,496        42,530             --         46,741       113,006             --
Shareholder's
 equity.........        15,775        13,707             --         13,201        36,623             --

-------
(1) On June 30, 1994, MMH Transit Co. ("MMHT"), a Delaware corporation, was formed principally by two private equity funds sponsored by WPG, through the issuance of 15,000 shares of common stock at $1,010.67 per share. Total consideration was $15.2 million. Pursuant to an Agreement and Plan of Merger dated as of June 30, 1994 among MMHT, Bear Stearns Acquisition XII, Inc. (the predecessor majority shareholder of Holdings) and Holdings, Holdings and MMHT consummated a merger whereby MMHT acquired all of the outstanding common stock and warrants of Holdings for $10.5 million. MMHT was merged with and into Holdings, and the separate corporate existence of MMHT ceased and Holdings was the surviving corporation in the merger. The acquisition of Holdings on June 30, 1994 was accounted for under the purchase method of accounting and, accordingly, the acquisition cost was allocated to the fair value of net assets acquired. The cost of acquiring Holdings has, in turn, been allocated to the Company and used to establish a new accounting basis in the Company's financial statements. Approximately $20.9 million, the acquisition cost in excess of the fair market value of the net assets acquired, was recorded as goodwill. References to the Successor refer to the Company for the periods subsequent to the acquisition on June 30, 1994 and references to the Predecessor refer to the Company for the periods prior to the acquisition on June 30, 1994. Prior to the acquisition, the Company maintained a December 31 fiscal year. Effective with the acquisition, the Company changed its fiscal year to June 30.
(2) In February 1992, the Company acquired certain assets of Almost-A-Banc, Inc. for $1.8 million. The acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of Almost-A-Banc, Inc. are included from the date of acquisition.
(3) On September 29, 1994, the Company purchased substantially all of the assets of the check cashing operations of a company operating under the name "Check Mart, Inc." with 24 locations in Washington, Utah, California, and New Mexico. Total consideration for the purchase was $7.8 million, which was funded by borrowings under the Existing Credit Facility and a $720,000 subordinated note payable. Results of operations and cash flows for the period from September 30, 1994 to June 30, 1995 and for the year ended June 30, 1996 are included in the Company's consolidated financial statements. Approximately $6.7 million, the acquisition cost in excess of the fair market value of the net assets acquired, was recorded as goodwill.
(4) On September 18, 1995, the Company purchased all of the outstanding stock or certain assets of several entities which operate 19 check cashing stores in California, Arizona, Ohio and Wisconsin and operate under the name "Chex$Cashed." Total consideration for the purchase was $7.4 million, which was funded through borrowings under the Existing Credit Facility. Approximately $6.7 million, the excess of the purchase price over the fair market value of identifiable net assets, was recorded as goodwill.
(5) On August 8, 1996, the Company purchased all of the outstanding common stock of AnyKind Check Cashing Centers, Inc. which operates 63 check cashing stores in seven states and the District of Columbia. Total consideration for the purchase was $31.0 million plus initial working capital of approximately $6.0 million. On August 28, 1996, the Company acquired the assets associated with the operations of "ABC Check Cashing" for $6.0 million in cash. ABC operates approximately 15 check cashing centers within the Cleveland, Ohio area. The acquisitions were accounted for under the purchase method of accounting. Approximately $36.5 million, the acquisition cost in excess of the fair market value of the net assets acquired, was recorded as goodwill. The acquisitions were funded through borrowings under the Existing Credit Facility and issuance of Holdings Common Stock.
(6) Assumes that the acquisitions of Chex$Cashed and the Acquisitions (see "Prospectus Summary--The Acquisitions") occurred on July 1, 1995, and gives pro forma effect to the consummation of the Offering (see the cover page of this Prospectus) and the application of the estimated net proceeds therefrom as if each had occurred on July 1, 1995.
(7) Assumes that the Acquisitions (see "Prospectus Summary--The Acquisitions") occurred on July 1, 1995, and gives pro forma effect to the consummation of the Offering (see the cover page of this Prospectus) and the application of the net proceeds therefrom as if it had occurred on July 1, 1995. In connection with the Offering, the Company wrote off deferred financing costs of approximately $2.0 million (after tax) related to the Existing Credit Facility.
(8) For purposes of the ratio of earnings to fixed charges, (i) earnings include earnings before income taxes and fixed charges and (ii) fixed charges consist of interest on all indebtedness, amortization of deferred financing costs and that portion of rental expense (one-third) that the Company believes to be representative of interest. The Company's earnings were insufficient to cover fixed charges by $3.0 million and $788,000 for the years ended December 31, 1991 and 1992, respectively, by $3.3 million for the year ended June 30, 1996, by $2.5 million for the year ended June 30, 1996 on a pro forma basis, and by $4.2 million for the six months ended December 31, 1995.
(9) Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, and loss on store closings and sales. Adjusted EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. The Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues. Management believes that these ratios should be reviewed by prospective investors because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect to the New Revolving Credit Facility and the Indenture and the Company understands that they are used by certain investors as one measure of a company's historical ability to service its debt. Not all companies calculate EBITDA in the same fashion and therefore these ratios as presented may not be comparable to other similarly titled measures of other companies.

                                 RISK FACTORS

  Prior to making an investment in the Notes offered hereby, prospective purchasers should carefully consider all of the information contained in this Prospectus and, in particular, should evaluate the following risk factors. Certain statements in this Prospectus that are not factual constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following:

RISK OF SUBSTANTIAL LEVERAGE; RISK OF INABILITY TO SERVICE OUTSTANDING INDEBTEDNESS

  The Company is highly leveraged. At December 31, 1996, the Company's total Indebtedness (excluding trade payables and other accrued liabilities) was $113.0 million and its total shareholder's equity was $36.6 million. The Company's fixed charges in the year ended June 30, 1996, on a pro forma basis after giving effect to the Acquisitions and the Offering, would have exceeded its earnings in that year by $2.5 million. The fixed charges for the year ended June 30, 1996, however, include a one time, pre-tax charge of approximately $4.4 million associated with the sale and closure of 19 store locations purchased in February 1995. Without giving effect to this charge, pro forma earnings would have exceeded pro forma fixed charges for such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year Ended June 30, 1996 Compared to the Year Ended June 30, 1995." The Company's operating results have been and will continue to be affected by significant fixed charges related to its Indebtedness. The New Revolving Credit Facility contains significant financial and operating covenants, including, among other things, maintenance of certain financial ratios and restrictions on the ability of the Company to incur Indebtedness, make capital expenditures, create or permit liens, pay dividends or take certain other corporate actions. In addition, a breach of certain covenants under the New Revolving Credit Facility could result in the acceleration of the Company's payment obligations thereunder. See "Capitalization," "Unaudited Condensed Combined Pro Forma Financial Statements" and "Description of Certain Other Indebtedness--New Revolving Credit Facility."

  The Company's ability to make scheduled payments of the principal of, or to pay the interest on, or to refinance, its Indebtedness (including the Notes) will depend upon its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Management believes that, based on current levels of operations and anticipated improvements in operating results, cash flows from operations and borrowings available under the New Revolving Credit Facility will enable the Company to fund its liquidity and capital expenditure requirements for the forseeable future, including scheduled payments of interest on the Notes and payments of interest and principal on the Company's other Indebtedness. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the New Revolving Credit Facility in an amount sufficient to enable the Company to service its Indebtedness, including the Notes, or to make anticipated capital expenditures. It may be necessary for the Company to refinance all or a portion of the principal of the Notes on or prior to maturity, under certain circumstances, but there can be no assurance that the Company will be able to effect such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which the Company is leveraged could have material adverse effects on the Company and the holders of Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and unavailable for other purposes, (iii) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates and (iv) the Company is subject to a variety of restrictive covenants, the failure to comply with which could result in events of default that, if not cured or waived, could restrict the Company's ability to make payments of principal of, and interest on, the Notes. See "Description of Certain Other Indebtedness--New Revolving Credit Facility" and "Description of Notes."

RISK OF PRIOR CLAIM OF SECURED INDEBTEDNESS

  The Old Notes are, and the New Notes will be, general unsecured obligations of the Company, rank senior in right of payment to all subordinated Indebtedness of the Company and rank pari passu in right of payment with all senior borrowings, including all borrowings under the New Revolving Credit Facility. The Subsidiary Guarantees rank pari passu in right of payment with all existing and future senior Indebtedness of the Guarantors, including the obligations of the Guarantors under the New Revolving Credit Facility and any successor credit facility. At December 31, 1996, the aggregate principal amount of Indebtedness (excluding trade payables, other accrued liabilities and the Notes) of the Company and its subsidiaries was approximately $3.0 million, none of which would have ranked effectively senior to the Notes. The Indenture limits the ability of the Company and its subsidiaries to incur additional Indebtedness. However, under certain circumstances, the Company and its subsidiaries will be permitted to incur secured Indebtedness, including Indebtedness under the New Revolving Credit Facility. The New Revolving Credit Facility is secured by substantially all of the assets and property of the Company, including the capital stock of the Company's subsidiaries. Although the Notes constitute senior obligations of the Company, the holders of secured Indebtedness would have a prior claim to the assets securing such Indebtedness. In the event of any insolvency proceeding involving the Company, the obligations of the Company under the Notes would be effectively subordinated to any secured Indebtedness of the Company.

DEPENDENCE ON SUBSIDIARY CASH FLOW

  The Company is a holding company that conducts substantially all of its business operations through its subsidiaries. Consequently, the Company's operating cash flow and its ability to service its Indebtedness, including the Notes, is dependent upon the cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise. The Company's subsidiaries are separate and distinct legal entities apart from the Company and each domestic subsidiary has agreed to guarantee payment of the Notes on a senior basis. However, the Company's current and future Canadian subsidiaries, if any, will not be Guarantors. Pro forma for the Acquisitions, approximately 10.3% and 11.6% of the Company's consolidated revenues would have been attributable to the operations of its Canadian subsidiaries for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively. The Indenture contains financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. In addition, the New Revolving Credit Facility is secured by substantially all of the property, assets and capital stock of the Company's subsidiaries, including the Guarantors. See "Description of Notes--Certain Covenants" and "Description of Certain Other Indebtedness--New Revolving Credit Facility."

RECENT RAPID GROWTH; ABILITY TO IMPLEMENT AND MANAGE GROWTH STRATEGY

  The Company's expansion strategy, which contemplates the acquisition of existing check cashing store networks and the development of kiosks within convenience store chains, is subject to significant risks. The Company's continued growth is dependent upon a number of factors, including the ability to hire, train and retain an adequate number of experienced management employees, the availability of adequate financing for its expansion activities, the ability to identify attractive acquisition candidates and acquire such businesses on economically acceptable terms, the ability to obtain any government permits and licenses that may be required, and other factors, some of which are beyond the control of the Company. Expansion beyond the geographic areas where the stores are presently located will increase demands on the Company's management. There can be no assurance that future acquisitions will not have a material adverse effect on the Company's financial condition and results of operations, particularly in the fiscal quarters immediately following the consummation of such transactions while the operations of the acquired chains are being integrated into the Company's operations. Any significant problems with integrating the new stores, or the failure of the acquired chains to achieve anticipated performance levels, could adversely affect the Company's results of operations and expansion plans. In this regard, in February 1995, the Company acquired 19 stores, nine of which were subsequently closed and ten of which were divested at a loss. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Results of Operations." In addition, there can be no assurance that the Company will be successful in its effort to reach agreements with convenience store chains which will enable the Company to install kiosks in these locations or that such kiosks will be successful. See "Business--Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

  The check cashing industry is highly fragmented and highly competitive. In addition, the Company believes that the check cashing market will become more competitive as the industry consolidates. In addition to other check cashing stores in the U.S. and Canada, the Company competes with banks and other financial services entities and retail businesses that cash checks, sell money orders, provide money transfer services or offer other products and services offered by the Company. Some of the Company's competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than the Company. See "Business--Competition."

RISK OF TERMINATION OF GOVERNMENT CONTRACTS

  The Company provides support and operating services for the distribution of public assistance benefits through government contracts in several states. On a historical basis, revenues from government services accounted for approximately 37.6% and 23.0% of the Company's total revenues for the year ended June 30, 1996 and six months ended December 31, 1996, respectively. Generally, each of these government contracts is subject to termination by the respective governmental agency upon anywhere from 30 days to 270 days' notice. Termination of such government contracts or the failure of one or more such governmental bodies to renew their contracts with the Company could have a material adverse effect upon the Company's business. See "Business--Products and Services--Retail Stores Division--Government Benefits Distribution."

RISK OF TECHNOLOGICAL OBSOLESCENCE

  The Company derives the majority of its revenues from fees associated with the cashing of payroll, government and personal checks. Recently, there has been increasing penetration of electronic banking services into the check cashing industry, including direct deposit of payroll checks and electronic transfer of government benefits. To the extent that checks are replaced with such electronic transfers, demand for the Company's services could decrease, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

SEASONALITY

  The Company's business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications for refund anticipation loans. Historically, the Company has generally experienced its highest revenues and earnings during its third fiscal quarter ending March 31 when revenues from these tax-related services peak. Due to the seasonality of the Company's business, therefore, results of operations for any fiscal quarter are not necessarily indicative of the results that may be achieved for the full fiscal year. In addition to seasonal fluctuations, quarterly results of operations depend significantly upon the timing and amount of revenues and expenses associated with the addition of new stores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

GOVERNMENT REGULATION

  The Company's business is subject to numerous state and certain federal laws and regulations, including those governing consumer protection and lending practices (such as truth in lending and usury laws), which are subject to change. An adverse change in or interpretation of existing laws or regulations, the promulgation of any new laws or regulations, or the failure to comply with any of such laws and regulations could have an adverse effect on the Company's business and its financial condition.

  Check cashing fees are regulated at the state level, if at all. The Company is currently subject to fee regulation in two states, Ohio and California, where regulations set maximum fees for cashing various types of checks in an attempt to prevent usurious pricing practices. Several other states into which the Company may expand also impose maximum fees for check cashing. There are currently no federal regulations governing check cashing fees.

  In addition to the regulation of fees, the Company is also subject to state prompt remittance statutes in California and Maryland which require the reporting of certain currency transactions. Any additional regulations in states in which the Company now operates or will operate in the future could decrease the amount of time that the Company may hold funds collected from the sale of money orders. Such regulation would have the effect of limiting the number of days or "float" which the Company has use of the money from the sale of such money orders, thereby increasing the Company's need for working capital.

  In Canada, the federal government does not directly regulate the check cashing industry nor do provincial governments impose any regulations specific to the industry. The exception is in the Province of Quebec, where check cashing stores are not permitted to charge a fee to cash government checks.

  The adoption of check cashing fee regulations and prompt remittance statutes in additional jurisdictions or the reduction of maximum allowable fees in the jurisdictions currently regulating check cashing could have a material adverse effect on the Company's business and could restrict the ability of the Company to expand its operations into certain states. As the Company develops new products and services in the insurance and consumer finance areas, it may become subject to additional federal and state regulations governing those areas.

  In addition, there can be no assurance that the Company will not be materially adversely affected by legislation or regulations enacted in the future or that amendments to existing regulations will not restrict the ability of the Company to continue its current methods of operations or to expand its operations. See "Business--Regulation."

INHERENT RISKS OF CASH BUSINESS

  Since the Company's business requires it to maintain a significant supply of cash in each of its stores, the Company is subject to the risk of cash shortages resulting from employee errors and from theft. Although the Company has implemented various programs to reduce these risks, has insurance coverage for theft and provides security for its employees and facilities, there can be no assurance that these risks will be eliminated. See "Business--Store Operations--Security." For the year ended June 30, 1996 and the six months ended December 31, 1996, cash shortages at the store level totaled 0.7% and 0.6% of revenues, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The success of the Company's business is highly dependent upon the members of the senior management of the Company. The loss of the services of one or more of them could have a material adverse effect upon the Company's business and development. The Company has employment agreements with Jeffrey Weiss, its Chairman, Chief Executive Officer and President, and Donald Gayhardt, its Executive Vice President and Chief Financial Officer. These agreements, which continue until June 30, 1999, each have a non-competition provision which extends for a period of two years in the case of Mr. Weiss and a period of one year in the case of Mr. Gayhardt following termination of the respective agreement. The Company's continued growth also will depend upon its ability to attract and retain additional skilled management personnel. See "Management-- Employment Agreements."

RISK OF ADVERSE INTERESTS OF CONTROL PERSONS

  As of December 31, 1996, approximately 58.3% of Holdings Common Stock was beneficially owned by affiliates of WPG. The holders of a majority of Holdings Common Stock can, indirectly, elect all of the directors of the Company and approve or disapprove certain fundamental corporate transactions, including mergers and the sale of substantially all of the Company's assets. By reason of such stock ownership, WPG may have interests which could be in conflict with the holders of the Notes. In addition, pursuant to a Shareholders Agreement entered into on August 8, 1996, certain of Holdings' shareholders have veto rights over significant corporate transactions. See "Management" and "Certain Relationships and Related Transactions--Shareholders Agreement."

RISK OF CHANGE OF CONTROL

  The Indenture provides that, upon the occurrence of any Change of Control, the Company will be required to make a Change of Control Offer (as defined) to purchase all of the Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The New Revolving Credit Facility prohibits the Company from purchasing any Notes prior to their stated maturity and also will provide that certain Change of Control events would constitute a default thereunder. In addition, any future credit or other borrowing agreements may contain similar restrictions. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Description of Certain Other Indebtedness--New Revolving Credit Facility" and "Description of Notes--Repurchase at the Option of Holders--Change of Control."

  If a Change of Control were to occur, it is unlikely that the Company would be able to both repay all of its obligations under the New Revolving Credit Facility and repay other Indebtedness that would become payable upon the occurrence of such Change of Control, unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms or at all, and consequently no assurance can be given that the Company would be able to purchase any of the Notes tendered pursuant to a Change of Control Offer. The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities law and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control, and the Company will not be in violation of the Indenture by reason of any act required by such rule or other applicable law.

FRAUDULENT CONVEYANCE; POSSIBLE INVALIDITY OF SUBSIDIARY GUARANTEES

  Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if the Company, at the time it issues the Notes, or any one of the Guarantors, at the time it issues its Subsidiary Guarantee, (a) incurs such Indebtedness with the intent to hinder, delay or defraud creditors, or (b)(i) receives less than reasonably equivalent value or fair consideration for incurring such Indebtedness and (ii)(A) is insolvent at the time of the incurrence, (B) is rendered insolvent by reason of such incurrence (after the application of the proceeds of the Offering), (C) is engaged or is about to engage in a business or transaction for which the assets that will remain with the Company or such Guarantor constitute unreasonably small capital to carry on its business, or
(D) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Notes or such Subsidiary Guarantee. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company or any Guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

  To the extent any Subsidiary Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all other liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided Subsidiary Guarantee.

  Based upon financial and other information currently available to it, the Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, (a) the Notes and the Subsidiary Guarantees are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, (b) the Company and the Guarantors have received reasonably equivalent value or fair consideration for incurring such Indebtedness and (c) the Company and the Guarantors, after the issuance of the Notes and the Subsidiary Guarantees and the application of the net proceeds of the Notes, will be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their respective debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with the Company's view. See "-- Substantial Leverage; Ability to Service Outstanding Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Notes" and "Description of Certain Other Indebtedness--New Revolving Credit Facility."

LACK OF PUBLIC MARKET

  The New Notes are being offered to the Holders of the Old Notes. The Old Notes constitute a new class of securities with no established trading market. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Each Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

  Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on Holders of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Exchange Offer; Registration Rights." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course or such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdiction as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer."

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of December 31, 1996. This table should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                       DECEMBER 31, 1996
                                                      -------------------
                                                      (DOLLARS IN THOUSANDS)
   Total Indebtedness (including current portion):
     New Revolving Credit Facility...................      $    --
     10 7/8% Senior Notes due 2006 ..................       110,000
     Other...........................................         3,006
                                                           --------
       Total Indebtedness............................       113,006
                                                           --------
   Shareholder's Equity..............................        36,623
                                                           --------
       Total Capitalization..........................      $149,629
                                                           ========

                      SELECTED HISTORICAL FINANCIAL DATA

  The selected consolidated historical financial information below should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The balance sheet and statement of operations data of the Company as of and for the years ended December 31, 1991, 1992, 1993 and as of and for the six months ended June 30, 1994 (the "Predecessor") and as of and for the years ended June 30, 1995 and 1996 (the "Successor") have been derived from historical consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors. The selected consolidated operating data and other data presented below for the six months ended June 30, 1993 and for the six month periods ended December 31, 1995 and 1996, and the consolidated balance sheet data presented below as of December 31, 1996 have been derived from the unaudited consolidated financial statements of the Company and its subsidiaries included elsewhere herein. In the opinion of management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of the results to be expected for the full fiscal year.

                                               PREDECESSOR COMPANY(1)
                          --------------------------------------------------------------------
                                                                        SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                    JUNE 30,
                          ----------------------------------------  --------------------------
                              1991        1992(2)         1993          1993          1994
                          ------------  ------------  ------------  ------------  ------------
                                 (DOLLARS IN THOUSANDS, EXCEPT CHECK CASHING DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Revenues from check
  cashing...............  $      5,855  $      7,922  $      8,538  $      4,338  $      4,496
 Revenues from
  government services...        10,857        13,662        16,689         8,265         8,537
 Other revenues.........         2,407         3,821         3,507         1,770         1,643
                          ------------  ------------  ------------  ------------  ------------
Total revenues..........        19,119        25,405        28,734        14,373        14,676
Store and regional
 expenses:
 Salaries and benefits..         6,150         7,811         8,354         4,242         4,266
 Occupancy..............         1,796         2,504         2,578         1,317         1,313
 Depreciation...........           809         1,140         1,102           579           483
 Other..................         5,418         7,347         8,139         4,000         4,132
                          ------------  ------------  ------------  ------------  ------------
Total store and regional
 expenses...............        14,173        18,802        20,173        10,138        10,194
Corporate expenses......         2,067         3,133         4,414         2,358         2,321
Loss (gain) on store
 closings and sales.....           171           283           110           --             36
Other depreciation and
 amortization...........         1,763         2,231         1,183           752           319
Recapitalization costs..         1,432           --            --            --            --
Interest expense........         2,554         1,744         1,597           847           721
                          ------------  ------------  ------------  ------------  ------------
Income (loss) before
 taxes and extraordinary
 item...................        (3,041)         (788)        1,257           278         1,085
Income tax provision
 (benefit)..............            33           172           205            78           174
                          ------------  ------------  ------------  ------------  ------------
Income (loss) before
 extraordinary item.....        (3,074)         (960)        1,052           200           911
Extraordinary loss on
 debt extinguishment
 (net of income tax
 benefit of $1,042).....           --            --            --            --            --
                          ------------  ------------  ------------  ------------  ------------
Net income (loss).......  $     (3,074) $       (960) $      1,052  $        200  $        911
                          ============  ============  ============  ============  ============
Ratio of earnings to
 fixed charges(6).......           --            --            1.6x          1.2x          2.0x
OPERATING AND OTHER
 DATA:
Adjusted EBITDA(7)......  $      2,256  $      4,610  $      5,249  $      2,456  $      2,644
Adjusted EBITDA
 margin(7)..............          11.8%         18.1%         18.3%         17.1%         18.0%
Net cash provided (used)
 by:
 Operating activities...         2,091         2,061         2,617          (429)        1,612
 Investing activities...        (2,397)       (3,655)         (622)         (382)         (756)
 Financing activities...           983         2,892        (1,401)         (653)         (807)
Stores in operation at
 end of period..........            85           107           108           108           109
CHECK CASHING DATA:
Face amount of checks
 cashed.................  $231,173,000  $267,009,000  $307,523,000  $157,219,000  $160,681,000
Number of checks
 cashed.................       933,610     1,202,454     1,307,768       648,549       662,855
Average face amount per
 check cashed...........  $     247.61  $     222.05  $     235.15  $     242.42  $     242.41
Average fee per check...  $       6.27  $       6.59  $       6.53  $       6.69  $       6.78
Average fee as a % of
 face amount............          2.53%         2.97%         2.78%         2.76%         2.80%
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash....................  $      9,082  $     10,380  $     10,974  $      8,916  $     11,023
Total assets............        31,523        29,379        29,681        28,013        28,607
Total indebtedness......        17,073        16,969        16,639        16,634        15,832
Shareholder's equity....         7,380         5,974         5,708         6,238         6,309

                                         SUCCESSOR COMPANY(1)
                          ------------------------------------------------------
                                                             SIX MONTHS
                                                                ENDED
                             YEAR ENDED JUNE 30,            DECEMBER 31,
                          --------------------------  --------------------------
                            1995(3)       1996(4)       1995(4)       1996(5)
                          ------------  ------------  ------------  ------------
                           (DOLLARS IN THOUSANDS, EXCEPT CHECK CASHING DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Revenues from check
  cashing...............  $     13,747  $     20,290  $      9,466  $     19,710
 Revenues from
  government services...        16,966        15,936         8,053         7,551
 Other revenues.........         4,121         6,204         2,984         5,639
                          ------------  ------------  ------------  ------------
Total revenues..........        34,834        42,430        20,503        32,900
Store and regional
 expenses:
 Salaries and benefits..        11,042        13,975         6,758        11,174
 Occupancy..............         3,122         4,031         2,001         3,317
 Depreciation...........           894           893           490           570
 Other..................         9,577        11,709         5,816         8,542
                          ------------  ------------  ------------  ------------
Total store and regional
 expenses...............        24,635        30,608        15,065        23,603
Corporate expenses......         4,414         5,360         2,598         3,023
Loss (gain) on store
 closings and sales.....            93         4,501         4,455             7
Other depreciation and
 amortization...........         1,630         1,858           933         1,590
Recapitalization costs..           --            --            --            --
Interest expense........         2,480         3,385         1,676         3,712
                          ------------  ------------  ------------  ------------
Income (loss) before
 taxes and extraordinary
 item...................         1,582        (3,282)       (4,224)          965
Income tax provision
 (benefit)..............         1,022        (1,214)       (1,650)          617
                          ------------  ------------  ------------  ------------
Income (loss) before
 extraordinary item.....           560        (2,068)       (2,574)          348
Extraordinary loss on
 debt extinguishment
 (net of income tax
 benefit of $1,042).....           --            --            --         (2,023)
                          ------------  ------------  ------------  ------------
Net income (loss).......  $        560  $     (2,068) $     (2,574) $     (1,675)
                          ============  ============  ============  ============
Ratio of earnings to
 fixed charges(6).......           1.5x          --            --            1.2x
OPERATING AND OTHER
 DATA:
Adjusted EBITDA(7)......  $      6,679  $      7,355  $      3,330  $      6,844
Adjusted EBITDA
 margin(7)..............          19.2%         17.3%         16.2%         20.8%
Net cash provided (used)
 by:
 Operating activities...         4,350         3,669         2,714         6,731
 Investing activities...        (9,615)       (8,146)       (7,271)      (54,822)
 Financing activities...        11,081         7,244        11,179        87,554
Stores in operation at
 end of period..........           150           154           146           427
CHECK CASHING DATA:
Face amount of checks
 cashed.................  $510,771,000  $728,123,000  $366,000,000  $764,000,000
Number of checks
 cashed.................     2,132,006     3,051,037  $  1,523,000     2,721,000
Average face amount per
 check cashed...........  $     239.57  $     238.65  $     240.32  $     280.78
Average fee per check...  $       6.45  $       6.65  $       6.22  $       7.24
Average fee as a % of
 face amount............          2.69%         2.79%         2.59%         2.58%
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash....................  $     19,778  $     22,545  $     26,400  $     61,911
Total assets............        60,687        67,444        73,155       181,888
Total indebtedness......        35,496        42,530        46,741       113,006
Shareholder's equity....        15,775        13,707        13,201        36,623

--------
(1) On June 30, 1994, MMHT, a Delaware corporation, was formed principally by two private equity funds sponsored by WPG, through the issuance of 15,000 shares of common stock at $1,010.67 per share. Total consideration was $15.2 million. Pursuant to an Agreement and Plan of Merger dated as of June 30, 1994 among MMHT, Bear Stearns Acquisition XII, Inc. (the predecessor majority shareholder of Holdings) and Holdings, Holdings and MMHT consummated a merger whereby MMHT acquired all of the outstanding common stock and warrants of Holdings for $10.5 million. MMHT was merged with and into Holdings and the separate corporate existence of MMHT ceased and Holdings was the surviving corporation in the merger. The acquisition of Holdings on June 30, 1994 was accounted for under the purchase method of accounting and, accordingly, the acquisition cost was allocated to the fair value of net assets acquired. The cost of acquiring Holdings has, in turn, been allocated to the Company and used to establish a new accounting basis in the Company's financial statements. Approximately $20.9 million, the acquisition cost in excess of the fair market value of the net assets acquired, was recorded as goodwill. References to the Successor refer to the Company for the periods subsequent to the acquisition on June 30, 1994 and references to the Predecessor refer to the Company for the periods prior to the acquisition on June 30, 1994. Prior to the acquisition, the Company maintained a December 31 fiscal year. Effective with the acquisition, the Company changed its fiscal year to June 30.
(2) In February 1992, the Company acquired certain assets of Almost-A-Banc, Inc. for $1.8 million. The acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of Almost-A-Banc, Inc. are included from the date of acquisition.
(3) On September 29, 1994, the Company purchased substantially all of the assets of the check cashing operations of a company operating under the name "Check Mart, Inc." with 24 locations in Washington, Utah, California, and New Mexico. Total consideration for the purchase was $7.8 million, which was funded by borrowings under the Existing Credit Facility and a $720,000 subordinated note payable. Results of operations and cash flows for the period from September 30, 1994 to June 30, 1995 and for the year ended June 30, 1996 are included in the Company's consolidated financial statements. Approximately $6.7 million, the acquisition cost in excess of the fair market value of the net assets acquired, was recorded as goodwill.
(4) On September 18, 1995, the Company purchased all of the outstanding stock or certain assets of several entities which operate 19 check cashing stores in California, Arizona, Ohio and Wisconsin and operate under the name "Chex$Cashed." Total consideration for the purchase was $7.4 million, which was funded through borrowings under the Existing Credit Facility. Approximately $6.7 million, the excess of the purchase price over the fair market value of identifiable net assets, was recorded as goodwill.
(5) On August 8, 1996, the Company purchased all of the outstanding common stock of AnyKind Check Cashing Centers, Inc. which operates 63 check cashing stores in seven states and the District of Columbia. Total consideration for the purchase was $31.0 million plus initial working capital of approximately $6.0 million. On August 28, 1996, the Company acquired the assets associated with the operations of "ABC Check Cashing" for $6.0 million in cash. ABC operates approximately 15 check cashing centers within the Cleveland, Ohio area. The acquisitions were accounted for under the purchase method of accounting. Approximately $36.5 million, the acquisition cost in excess of the fair market value of the net assets acquired, was recorded as goodwill. The acquisitions were funded through borrowings under the Existing Credit Facility and issuance of Holdings Common Stock.
(6) For purposes of the ratio of earnings to fixed charges, (i) earnings include earnings before income taxes and fixed charges and (ii) fixed charges consist of interest on all indebtedness, amortization of deferred financing costs and that portion of rental expense (one-third) that the Company believes to be representative of interest. The Company's earnings were insufficient to cover fixed charges by $3.0 million and $788,000 for the years ended December 31, 1991 and 1992, respectively, by $3.3 million for the year ended June 30, 1996, and by $4.2 million for the six months ended December 31, 1995.
(7) Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, and loss on store closings and sales. Adjusted EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. The Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues. Management believes that these ratios should be reviewed by prospective investors because the Company uses them as one means of analyzing its ability to service its debt, the Company's lenders use them for the purpose of analyzing the Company's performance with respect to the New Revolving Credit Facility and the Indenture and the Company understands that they are used by certain investors as one measure of a company's historical ability to service its debt. Not all companies calculate EBITDA in the same fashion and therefore these ratios as presented may not be comparable to other similarly titled measures of other companies.

             UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

  The unaudited condensed combined pro forma statements of income for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996 set forth herein give effect to the Acquisitions as if the Acquisitions and the acquisition of Chex$Cashed (acquired in September 1995) had occurred as of July 1, 1995. The unaudited condensed combined pro forma statements of income also give effect to the use of the net proceeds of $105.7 million from the Offering and the net proceeds of $21.7 million from the Equity Transaction as if such transactions had occurred on July 1, 1995. For a description of the Acquisitions and the Equity Transaction, see "Prospectus Summary--The Acquisitions." For a description of the Offering, see the cover page of this Prospectus. See notes to the unaudited condensed combined pro forma financial statements for further explanation of these transactions.

  The unaudited condensed combined pro forma financial statements are not necessarily indicative of what the Company's results of operations and balance sheet would have been had the Acquisitions, the Equity Transaction and the Offering been consummated at the indicated dates, nor are they necessarily indicative of the Company's results of operations and balance sheet for any future period. The unaudited condensed combined pro forma financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                 UNAUDITED CONDENSED COMBINED PRO FORMA INCOME
                   STATEMENT AND OTHER OPERATING DATA FOR THE
                        FISCAL YEAR ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)



                                                                                       ADJUSTMENTS
                                                                                           FOR
                                           HISTORICAL(a)                              ACQUISITIONS,
                   -----------------------------------------------------------------     EQUITY        PRO
                                                                                       TRANSACTION    FORMA
                                                           MONEY                         AND THE        AS
                     DFG       CHEX$CASHED ANYKIND  ABC   MART(c) CASH-N-DASH  C&C      OFFERING     ADJUSTED
                   -------     ----------- ------- ------ ------- ----------- ------  -------------  --------
STATEMENT OF
 OPERATIONS DATA:
Revenues.........  $42,430       $1,269    $22,748 $4,807 $9,413    $6,232    $4,831     $   --      $91,730
Store and
 regional
 expenses:
 Salaries and
  benefits.......   13,975          441      6,757  1,564  2,233     1,837     1,882         --       28,689
 Occupancy.......    4,031          160      2,602    620    737       811       699         --        9,660
 Depreciation....      893           12        201    156    295       129       196         --        1,882
 Other...........   11,709          229      5,624  1,072  2,243     1,119     1,219         --       23,215
                   -------       ------    ------- ------ ------    ------    ------     -------     -------
Total store and
 regional
 expenses........   30,608          842     15,184  3,412  5,508     3,896     3,996         --       63,446
Corporate
 expenses........    5,360          544      4,827  1,141  3,573       839       910      (8,429)(d)   8,765
Loss on store
 closings and
 sales...........    4,501(a)       --         --       3    --        --        --          --        4,504
Other
 depreciation and
 amortization....    1,858            1          7     34     68        57        21       2,675 (e)   4,721
Interest ex-
 pense...........    3,385           27        509    129    174        83        53       8,430 (f)  12,790
                   -------       ------    ------- ------ ------    ------    ------     -------     -------
Income (loss)
 before income
 taxes...........   (3,282)        (145)     2,221     88     90     1,357      (149)     (2,676)     (2,496)
Income tax
 (benefit)
 provision ......   (1,214)(g)      (40)       639      2     18        26        (6)        349 (h)    (226)
                   -------       ------    ------- ------ ------    ------    ------     -------     -------
Net income
 (loss)..........  $(2,068)      $ (105)   $ 1,582 $   86 $   72    $1,331    $ (143)    $(3,025)    $(2,270)
                   =======       ======    ======= ====== ======    ======    ======     =======     =======
Pro forma ratio
 of earnings to
 fixed
 charges(i)......                                                                                        --
Pro forma
 Adjusted
 EBITDA..........                                                                                    $21,401
Pro forma ratio
 of Adjusted
 EBITDA to cash
 interest
 expense.........                                                                                       1.73x
STATEMENT OF
 OPERATIONS DATA:
Revenues.........
Store and
 regional
 expenses:
 Salaries and
  benefits.......
 Occupancy.......
 Depreciation....
 Other...........
Total store and
 regional
 expenses........
Corporate
 expenses........
Loss on store
 closings and
 sales...........
Other
 depreciation and
 amortization....
Interest ex-
 pense...........
Income (loss)
 before income
 taxes...........
Income tax
 (benefit)
 provision ......
Net income
 (loss)..........
Pro forma ratio
 of earnings to
 fixed
 charges(i)......
Pro forma
 Adjusted
 EBITDA..........
Pro forma ratio
 of Adjusted
 EBITDA to cash
 interest
 expense.........

                 UNAUDITED CONDENSED COMBINED PRO FORMA INCOME
                   STATEMENT AND OTHER OPERATING DATA FOR THE
                       SIX MONTHS ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                           HISTORICAL(b)                          ADJUSTMENTS
                          ------------------------------------------------------      FOR
                                                                                 ACQUISITIONS,    PRO
                                                       MONEY                        AND THE     FORMA AS
                            DFG    ANYKIND      ABC   MART(c) CASH-N-DASH  C&C     OFFERING     ADJUSTED
                          -------  --------     ----  ------- ----------- ------ -------------  --------
STATEMENT OF
 OPERATIONS DATA:
Revenues................  $32,900  $ 2,571     $727  $3,840    $2,170    $2,126    $  --       $44,334
Store and regional
 expenses:                                                                            --
 Salaries and benefits..   11,174      518 (j)  237     873       716       816       --        14,334
 Occupancy..............    3,317      291       99     327       314       288       --         4,636
 Depreciation...........      570       36       25     111        32        55       --           829
 Other..................    8,542      722      190     722       343       418       --        10,937
                          -------  -------     ----  ------    ------    ------    ------      -------
Total store and regional
 expenses...............   23,603    1,567      551   2,033     1,405     1,577       --        30,736
Corporate expenses......    3,023    2,032      182   1,711       337       493    (3,392)(d)    4,386
Gain on store closings
 and sales..............        7      --       --      --        --        --        --             7
Other depreciation and
 amortization...........    1,590        1        4      26        57        11       614 (e)    2,303
Interest expense........    3,712        8        5      47        29        18     2,576 (f)    6,395
                          -------  -------     ----  ------    ------    ------    ------      -------
Income (loss) before
 income taxes and
 extraordinary item.....      965   (1,037)     (15)     23       342        27       202          507
Income tax provision....      617        6      --      --          5         1        17 (h)      646
                          -------  -------     ----  ------    ------    ------    ------      -------
Income (loss) before ex-
 traordinary item.......      348   (1,043)     (15)     23       337        26       185         (139)
Extraordinary loss on
 debt extinguishment
 (net of income tax
 benefit of $1,042).....   (2,023)     --       --      --        --        --        --        (2,023)
                          -------  -------     ----  ------    ------    ------    ------      -------
Net income (loss).......  $(1,675) $(1,043)    $(15) $   23    $  337    $   26    $  185      $(2,162)
                          =======  =======     ====  ======    ======    ======    ======      =======
Pro forma ratio of earn-
 ings to fixed charges..                                                                           1.1x
Pro forma Adjusted
 EBITDA.................                                                                       $10,041
Pro forma ratio of
 Adjusted EBITDA to cash
 interest
 expense................                                                                          1.62x

                     NOTES TO UNAUDITED CONDENSED COMBINED
                           PRO FORMA FINANCIAL DATA

ACQUISITIONS

  As indicated below, the Company has made the following acquisitions since July 1995:

                                                          DATE OF    PURCHASE
   BUSINESS                                               PURCHASE     PRICE
   --------                                               -------- -------------
   Chex$Cashed...........................................   9/95   $ 7.4 million
   AnyKind ..............................................   8/96    31.0 million
   ABC ..................................................   8/96     6.0 million
   Money Mart ...........................................  11/96    17.7 million
   Cash-N-Dash ..........................................  11/96     7.3 million
   C&C...................................................  11/96     3.8 million

  The acquisitions of AnyKind and ABC were funded in part through the Equity Transaction, the issuance of $2.0 million of Holdings Common Stock to the selling shareholders of AnyKind and additional borrowings of $35.0 million under the Existing Credit Facility.

  The aforementioned purchase prices for Cash-N-Dash and C&C include contingent payments to the sellers of up to $750,000 payable over four years for Cash-N-Dash and up to $300,000 payable over three years for C&C based on future revenues of the Company.

  The acquisitions of ABC and Cash-N-Dash were made through the acquisition of assets and the assumption of certain liabilities, while the acquisitions of Chex$Cashed, AnyKind, Money Mart and C&C were made through the purchase of substantially all of the outstanding common stock of each company. Each acquisition was accounted for under the purchase method of accounting.

  The pro forma results of operations adjustments for the year ended June 30, 1996 and for the six months ended December 31, 1996 are those necessary to reflect the Company's net income as if the Acquisitions, the Equity Transaction and the Offering had taken place as of July 1, 1995.

  The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial statement data are provided for informational purposes only and do not purport to be indicative of the Company's results of operations that would actually have been obtained had such acquisitions been completed as of July 1, 1995, or that may be obtained in the future. They should be read in conjunction with the audited historical consolidated financial statements and related notes thereto of the Company, AnyKind, Money Mart and Cash-N-Dash and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

OFFERING

  The Company has implemented a financing plan which included the Offering with gross proceeds of $110.0 million and the establishment of the New Revolving Credit Facility, which provides the Company with up to $25.0 million of availability. The proceeds of the Offering, together with borrowings under the New Revolving Credit Facility, were used to repay all outstanding Indebtedness of $65.3 million under the Existing Credit Facility, to fund the cash purchase price, including initial working capital and fees and expenses, of the Money Mart, Cash-N-Dash and C&C acquisitions of $28.8 million, and to pay related fees and expenses of the Offering of $4.3 million. The repayment of all of the Company's existing Indebtedness under the Existing Credit Facility resulted in an extraordinary loss, net of taxes, in the six months ended December 31, 1996 of approximately $2.0 million.

NOTES

(a) Represents (i) the historical consolidated statement of income of the Company, (ii) the historical results of operations of Chex$Cashed for the period from July 1, 1995 to September 18, 1995 (date of acquisition) and
    (iii) the historical consolidated statements of income of AnyKind, ABC, Money Mart, Cash-N-Dash and C&C, respectively, for the twelve months ended June 30, 1996. The historical results of operations of the Company for the year ended June 30, 1996 include a pretax charge of approximately $4,400,000 associated with the sale and closure of 19 store locations purchased in February 1995. The charge includes $3,300,00 for the write-off of the goodwill associated with the original acquisition of these stores, $600,000 for the write-off of store fixtures and equipment, $350,000 for the early termination of store leases, and $150,000 for the accrual for other costs related to closing these store locations. Included in the accompanying historical results of operations of the Company are revenues of $1,470,000, store expenses of $2,352,000, and amortization expense of $56,000 related to these stores.

(b) Represents (i) the historical consolidated statement of income of the Company for the six months ended December 31, 1996, (ii) the historical results of operations of AnyKind for the period from July 1, 1996 to August 8, 1996 (date of acquisition), (iii) the historical results of operations of ABC for the period from July 1, 1996 to August 28, 1996 (date of acquisition) and (iv) the historical results of operations of Money Mart and Cash-N-Dash for the period from July 1, 1996 to November 15, 1996 (date of acquisitions) and (v) the historical results of operations of C&C for the period from July 1, 1996 to November 21, 1996 (date of acquisition).

(c) Pro forma financial information of non-guarantor subsidiary;

  As discussed in this Prospectus, the Company's payment obligations under the Notes and the New Revolving Credit Facility are jointly and severally guaranteed by each of the Company's current and future domestic subsidiaries. The accompanying unaudited condensed combined pro forma financial statements include the pro forma statements of income and balance sheet for Money Mart, a non-guarantor Canadian subsidiary.

  The following represents condensed pro forma results of operations for Money Mart, a non-guarantor subsidiary (dollars in thousands):

                                  YEAR ENDED   SIX MONTHS ENDED
                                 JUNE 30, 1996 DECEMBER 31, 1996
                                 ------------- -----------------
         Revenues..............     $9,400          $5,100
         Store and regional
          expenses.............      5,500           2,800
         Corporate and other
          expenses.............      2,300           1,100
                                    ------          ------
         Pre-tax income........     $1,600          $1,200
                                    ======          ======

  As of December 31, 1996, total assets for Money Mart were $23.7 million, which include $17.0 million of intangible assets (goodwill).

  The pro forma corporate and other expense amounts of Money Mart of $2.3 million and $1.1 million for the year ended June 30, 1996 and the six months ended December 31, 1996, respectively, include a reduction in the historical corporate and other expense amounts for consulting and management fees paid to former shareholders of Money Mart of $1.9 million and $1.0 million, respectively, plus additional amortization expense of $600,000 and $300,000 for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively, associated with the amortization of goodwill of approximately $17.0 million on a straight-line basis over thirty years, as a result of the acquisition of Money Mart by the Company.

  The assets and liabilities of Money Mart are translated into U.S. dollars using the year-end exchange rate and all income statement accounts have been translated using the average exchange rate during the applicable period. . For purposes of translating Money Mart's operating results for the year ended June 30, 1996, an average exchange rate of $1.00 = C$1.364 has been used. For purposes of translating Money

  Mart's operating results for the period from July 1, 1996 to November 15, 1996, an average exchange rate of $1.00 = C$1.361 has been used.

(d) Corporate expenses were reduced by (dollars in thousands):

                                  YEAR ENDED   SIX MONTHS ENDED
                                 JUNE 30, 1996 DECEMBER 31, 1996
                                 ------------- -----------------
         Consulting and
          management fees paid
          to former
          shareholders of
           AnyKind.............     $4,154          $1,301
           Money Mart..........      1,946           1,046
           ABC.................        422              53
           Chex$Cashed.........        171             --
         Compensation and
          benefits paid to
          certain former
          executives of
           AnyKind.............     $  646          $  419
           ABC.................        281              58
           C&C.................        682             428
           Cash-N-Dash.........        127              87
                                    ------          ------
                                    $8,429          $3,392
                                    ======          ======

  Pursuant to the respective purchase agreements, these shareholders' and executives' consulting and/or employment agreements were cancelled or revised at the time of acquisition. The Company believes that the inclusion in the unaudited condensed combined pro forma income statements of the full amounts paid under these agreements would be inappropriate since they represent expenses incurred which the Company would not have recognized during the period had the Company acquired the companies at the beginning of the period.

(e) Reflects an increase in amortization expense in excess of historical amounts as a result of the following factors: (i) aggregate excess of the purchase price over the fair value of identifiable net assets, or goodwill, of approximately $62.5 million, amortized using the straight-line method over a useful life of thirty years, resulting in additional amortization of approximately $2.1 million and (ii) other intangible assets of approximately $700,000 (primarily costs assigned to contracts acquired), amortized on a straight-line basis over the remaining contractual lives of the underlying contracts, resulting in additional amortization of approximately $600,000. The total purchase price for each acquisition has been allocated to the assets acquired, including identifiable intangible assets, and liabilities assumed based on estimated fair values.

(f) Reflects an adjustment for interest expense ($11,963,000 and $5,981,000 for the year ended June 30, 1996 and for the six months ended December 31,
    1996) to give effect to the Offering assuming an interest rate of 10 7/8% and gross proceeds of $110 million plus amortization of related deferred financing fees less elimination of interest expense ($4,057,000 and $3,667,000 for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively) as a result of the repayment of all outstanding indebtedness under the Existing Credit Facility and a reduction in principal of revolving Indebtedness under the Existing Credit Facility through the use of the proceeds from the Equity Transaction and the Offering, as if such transactions had occurred at July 1, 1995. This adjustment includes non-cash amortization of deferred financing fees associated with the Offering, of $430,000 and $215,000 for the year ended June 30, 1996 and for the six months ended December 31, 1996, respectively. The adjustment also includes the commitment fee of 3/8% on the estimated unused portion of the New Revolving Credit Facility of $25.0 million ($94,000 and $47,000 for the year ended June 30, 1996 and the six months ended December 31, 1996, respectively).

(g) The 1996 income tax expense includes a benefit of $456,000 due to the change in the Company's valuation allowance. Although realization is not assured, management has determined, based on the Company's history of earnings and its expectation for the future, that taxable income of the Company will more likely than not be sufficient to fully utilize its deferred income tax assets.

(h) Represents the income tax impact of the Acquisitions as if the acquired companies were wholly owned by the Company for the year ended June 30, 1996 and for the six months ended December 31, 1996, based on the Company's estimated tax rate of 34%, after giving effect to the pro forma adjustments including the non-deductible amortization of intangible assets (goodwill). The pro forma adjustment for income taxes is less than the statutory federal rate of 34% due to non deductible amortization of intangible assets and a provision for income taxes on the historical results of operations of certain acquired companies which previously elected to be taxed as "S" corporations as defined in the Internal Revenue Code and for which no federal taxes were provided in their respective historical income statements.

(i) For purposes of the pro forma ratio of earnings to fixed charges, (i) earnings include earnings before income taxes and fixed charges and (ii) fixed charges consist of interest on all Indebtedness, amortization of deferred financing costs and that portion of rental expense (one-third) that the Company believes to be representative of interest. On a pro forma basis, the Company's earnings were insufficient to cover fixed charges by $2.5 million for the year ended June 30, 1996.

(j) The unaudited results of AnyKind for the period July 1, 1996 through August 8, 1996 (the date of the acquisition by the Company) are presented herein. The Company has determined that the salaries and benefits component of AnyKind's store expenses (approximately 20.1% of revenues) for this period immediately preceding the acquisition are abnormally low as compared to AnyKind's historical expense levels (29.7% of revenues for the twelve months ended June 30, 1996.) For the period August 8, 1996 through December 31, 1996, the salaries and benefits expenses of the acquired stores as a percentage of revenues was approximately 33.2%. Furthermore, the Company's consolidated store salaries and benefits expenses for the six months ended December 31, 1996 as a percentage of revenues were 34.0%.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion is based upon and should be read in conjunction with "Selected Historical Financial Data" and the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

GENERAL

  The Company has historically derived its revenues primarily from providing check cashing services and distributing public assistance benefits and food coupons. In addition, the Company provides other consumer financial products and services including money orders, money transfers, loans, insurance and bill payment. For the year ended June 30, 1996 and for the six months ended December 31, 1996, on a historical basis, check cashing revenues as a percentage of total revenues approximated 48.0% and 59.9%, respectively. On a pro forma basis for the year ended June 30, 1996 and for the six months ended December 31, 1996, the Company's check cashing revenues would have accounted for 60.0% and 60.3% of the Company's total pro forma revenues, respectively. The Company expects that revenues from government services will continue to decrease as a percentage of total revenues in the future.

  The check cashing industry in the United States is highly fragmented, and has experienced considerable growth as store locations have increased from approximately 1,350 in 1986 to approximately 5,400 as of July 1996. The Company believes it is one of only four domestic check cashing store networks with more than 100 locations. The industry is comprised of mostly local chains and single-unit operators. The Company believes that industry growth has been fueled by several demographic and socioeconomic trends, including a decline in the number of households with bank deposit accounts, an increase in low-paying service sector jobs and an overall increase in the lower-income population.

  On June 30, 1994, the Company changed its fiscal year end from December 31 to June 30. Accordingly, the following discussion of results of operations compares the six months ended December 31, 1996 with the six months ended December 31, 1995, the full fiscal year ended June 30, 1996 with the fiscal year ended June 30, 1995, and the six-month transition period ended June 30, 1994 with the six months ended June 30, 1993.

  All of the Company's acquisitions have been accounted for under the purchase method of accounting. Therefore, the historical consolidated results of operations include the revenues and expenses of all of the acquired companies since their respective dates of acquisition. The comparability of the historical financial data is significantly impacted by the timing of the Company's acquisitions. The following table sets forth information with respect to recent acquisitions completed by the Company during the periods discussed below:

                                          NUMBER
      COMPANY                            OF STORES MONTH ACQUIRED PURCHASE PRICE
      -------                            --------- -------------- --------------
   Check Mart, Inc......................     24    September 1994  $7.8 million
   ARI, Inc.............................     19    February 1995    4.3 million
   Pacific Check Exchange, Inc..........      2      June 1995      0.4 million
   Chex$Cashed..........................     19    September 1995   7.4 million
   Southland kiosks--Texas..............     11       May 1996      0.5 million
   AnyKind..............................     63     August 1996    31.0 million
   ABC..................................     15     August 1996     6.0 million
   Money Mart...........................    143(1) November 1996   17.7 million
   Cash-N-Dash..........................     32    November 1996    7.3 million
   C&C..................................     22    November 1996    3.8 million

--------
(1)Includes 107 franchised stores.

  The aforementioned purchase price amounts do not reflect borrowings to provide for the working capital needs of the acquired entities. The purchase prices including working capital were as follows: $9.7 million for Check Mart, Inc., $5.1 million for ARI, Inc., $448,000 for Pacific Check Exchange, Inc., $9.1 million for Chex$Cashed; $37.0 million for AnyKind and $7.5 million for ABC. The aforementioned purchase prices for Cash-N-Dash and C&C include estimated contingent payments to the sellers of $750,000 for Cash-N-Dash (payable over four years) and $300,000 for C&C (payable over three years) based on future revenues.

  The Management's Discussion and Analysis of Financial Condition and Results of Operations solely reflects the historical results of the Company. The repayment of substantially all of the Company's existing Indebtedness resulted in an extraordinary loss, net of taxes, in the second quarter of fiscal year 1997 of approximately $2.0 million. This loss resulted from the write-off of the deferred financing costs associated with the Existing Credit Facility. Due to the rapid growth of the Company, period-to-period comparisons of financial data are not necessarily indicative of the results for subsequent periods and should not be relied upon as an indicator of the future performance of the Company. See "Risk Factors--Seasonality."

 Results of Operations

  The following table sets forth the Company's results of operations as a percentage of revenues for the indicated periods:

                                                                  SIX MONTHS
                          SIX MONTHS ENDED                           ENDED
                              JUNE 30,      YEAR ENDED JUNE 30,  DECEMBER 31,
                          ----------------- -------------------  --------------
                            1993     1994     1995      1996      1995    1996
                          -------- -------- --------- ---------  ------  ------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
  Revenues from check
   cashing..............     30.2%    30.6%     39.5%     47.8%   46.1%   59.9%
  Revenues from
   government services..     57.5%    58.2%     48.7%     37.6%   39.3%   23.0%
  Other revenues........     12.3%    11.2%     11.8%     14.6%   14.6%   17.1%
                          -------- -------- --------- ---------  ------  ------
  Total revenues........    100.0%   100.0%    100.0%    100.0%  100.0%  100.0%
Store and regional
 expenses:
  Salaries and
   benefits.............     29.5%    29.1%     31.7%     32.9%   33.0%   34.0%
  Occupancy.............      9.2%     8.9%      9.0%      9.5%    9.8%   10.1%
  Depreciation..........      4.0%     3.3%      2.6%      2.1%    2.4%    1.7%
  Other.................     27.8%    28.2%     27.5%     27.6%   28.4%   26.0%
                          -------- -------- --------- ---------  ------  ------
Total store and regional
 expenses...............     70.5%    69.5%     70.8%     72.1%   73.6%   71.8%
Corporate expenses......     16.4%    15.8%     12.6%     12.6%   12.7%    9.2%
Loss (gain) on store
 closings and sales.....      0.0%     0.2%      0.3%     10.6%   21.7%    0.0%
Other depreciation and
 amortization...........      5.2%     2.2%      4.7%      4.4%    4.6%    4.8%
Interest expense........      5.9%     4.9%      7.1%      8.0%    8.2%   11.3%
                          -------- -------- --------- ---------  ------  ------
Income (loss) before
 taxes and extraordinary
 item...................      2.0%     7.4%      4.5%     (7.7%) (20.8%)   2.9%
Income tax provision
 (benefit)..............      0.5%     1.2%      2.9%     (2.9%)  (8.0%)   1.9%
                          -------- -------- --------- ---------  ------  ------
Income (loss) before
 extraordinary item.....      1.5%     6.2%      1.6%     (4.8%) (12.8%)   1.0%
Extraordinary loss on
 debt extinguishment
 (net income tax
 benefit)...............       --       --        --        --      --    (6.1%)
                          -------- -------- --------- ---------  ------  ------
Net income (loss).......      1.5%     6.2%      1.6%     (4.8%) (12.8%)  (5.1%)
                          ======== ======== ========= =========  ======  ======

SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 1995

  Total revenues were $32.9 million for the six months ended December 31, 1996 as compared to $20.5 million for the six months ended December 31, 1995, an increase of $12.4 million, or 60.5%. Of this increase, $13.9 million resulted from the inclusion of the results of operations of the entities comprising the Acquisitions. The increase was offset in part by revenues related to the 19 stores acquired from ARI, Inc., which were closed in December 1995 and which generated $968,000 in revenue for the six months ended December 31, 1995. See "--Year Ended June 30, 1996 Compared to Year Ended June 30, 1995." For stores that were opened and owned by the Company during the entire period from July 1, 1995 through December 31, 1996, revenues increased by 0.1%. This increase resulted from an increase in other revenues of 18.1% and an increase in revenues from check cashing of 0.2%, offset in part by a decrease in revenues from government services of 7.5%. Government services revenues accounted for 23.0% of total revenues for the six months ended December 31, 1996, a decrease from 39.3% of total revenues for the three months ended December 31, 1995. The decrease in revenues from government services resulted from the reduction in the number of individuals receiving benefits under government programs. The Company receives revenue on its government contracts based primarily on the number of transactions it executes. The Company expects that the number of benefits recipients will continue to decrease, which would result in a continuing decline in the Company's government services revenue.

  Store and regional expenses were $23.6 million for the six months ended December 31, 1996 as compared to $15.1 million for the six months ended December 31, 1995, an increase of $8.5 million, or 56.3%. The Acquisitions resulted in an increase in store and regional expenses of $10.3 million, while the 19 stores closed in December 1995 resulted in a decrease in store expenses of approximately $1.8 million. Store and regional expenses as a percentage of revenues decreased from 73.6% in the six months ended December 31, 1995 to 71.8% in the six months ended December 31, 1996. This decrease was due to operating losses of the stores acquired from ARI, Inc. in February 1995. During December 1995, the Company decided to close or sell all of the stores acquired from ARI, Inc. and recognized a pre-tax charge of approximately $4.4 million relating thereto. Excluding the results of operations of the ARI, Inc. stores, store and regional expenses as a percentage of revenues were 69.6% and 71.8% for the six months ended December 31, 1995 and 1996, respectively.

  Salaries and benefits were $11.2 million for the six months ended December 31, 1996 as compared to $6.8 million for the six months ended December 31, 1995, an increase of $4.4 million, or 65.3%. The Acquisitions accounted for an increase in salaries and benefits of $5.1 million while the 19 stores closed in December 1995 resulted in a decrease in salaries and benefits of $500,000. The Company does not expect the recently enacted increase in the minimum wage to have any significant impact on the Company's future results of operations.

  Occupancy expense was $3.3 million for the six months ended December 31, 1996 as compared to $2.0 million for the six months ended December 31, 1995, an increase of $1.3 million, or 65.8%. The Acquisitions accounted for an increase of $1.5 million, while the 19 stores closed in December 1995 resulted in a decrease of $200,000. Occupancy expense as a percentage of revenues increased from 9.8% for the six months ended December 31, 1995 to 10.1% for the six months ended December 31, 1996.

  Depreciation expense remained relatively unchanged for the six months ended December 31, 1996 as compared to the six months ended December 31, 1995. Any increases in depreciation expense resulting from the Acquisitions were offset by decreases in depreciation resulting from store equipment in the Company's existing store base becoming fully depreciated.

  Other store and regional expenses were $8.5 million for the six months ended December 31, 1996 as compared to $5.8 million for the six months ended December 31, 1995, an increase of $2.7 million, or 46.9%. The Acquisitions accounted for an increase in other store and regional expenses of $3.5 million, while the 19 stores closed in December 1995 resulted in a decrease in other store and regional expenses of $700,000. Other store and regional expenses consist of bank charges, armored security costs, net returned checks, cash and food stamp shortages, insurance and other costs incurred by the stores.

  Corporate expenses were $3.0 million for the six months ended December 31, 1996 as compared to $2.6 million for the six months ended December 31, 1995, an increase of $400,000, or 16.4%. This increase resulted from the additional corporate costs, primarily salaries and benefits, associated with the acquisitions completed during fiscal 1995 and fiscal 1996. Corporate expenses as a percentage of revenues decreased from 12.7% for the six months ended December 31, 1995 to 9.2% for the six months ended December 31, 1996.

  Loss on store closings and sales were $7,000 for the six months ended December 31, 1996 as compared to $4.5 million for the six months ended December 31, 1995, a decrease of $4.5 million, or 99.8%, due primarily to the 19 stores acquired from ARI, Inc., which were closed or sold in fiscal year 1996.

  Other depreciation and amortization expenses were $1.6 million for the six months ended December 31, 1996 as compared to $933,000 for the six months ended December 31, 1995, an increase of $657,000, or 70.4%. This increase resulted primarily from the amortization expense associated with the goodwill and other intangibles recognized as part of the Acquisitions.

  Interest expense was $3.7 million for the six months ended December 31, 1996 as compared to $1.7 million for the six months ended December 31, 1995, an increase of $2.0 million, or 121.5%. This increase was primarily attributable to increased average outstanding indebtedness to finance the Acquisitions.

YEAR ENDED JUNE 30, 1996 COMPARED TO THE YEAR ENDED JUNE 30, 1995

  Total revenues were $42.4 million for the year ended June 30, 1996 as compared to $34.8 million for the year ended June 30, 1995, an increase of $7.6 million, or 21.8%. Of this increase, $4.6 million resulted from the inclusion of the results of operations of the entities conducting business as Chex$Cashed, which were acquired in September 1995, and $2.5 million from a full year of operations of Check Mart, Inc., acquired in September 1994. The remaining increase resulted from the other acquisitions completed during fiscal 1995 and 1996. For stores that were opened and owned by the Company in all twelve months of each fiscal year, revenues decreased by 0.9%. This decrease resulted from a decrease in revenues from government services of 6.1%, offset by an increase in revenues from check cashing of 3.5%. The decrease in revenues from government services resulted from the reduction in the number of individuals receiving benefits under government programs during fiscal year 1996.

  Store expenses were $30.6 million for the year ended June 30, 1996 as compared to $24.6 million for the year ended June 30, 1995, an increase of $6.0 million, or 24.4%. Of this increase, $2.9 million was due to the acquisition of Chex$Cashed and $1.6 million was due to the acquisition of Check Mart, Inc. The remaining increase resulted from the other acquisitions completed during fiscal 1995 and 1996. Store expenses as a percentage of revenues increased from 70.8% in fiscal 1995 to 72.1% in fiscal 1996 due to operating losses of stores acquired from ARI, Inc. in February 1995. During fiscal year 1996, the Company decided to close or sell all of the stores acquired from ARI, Inc. and recognized a pre-tax charge of approximately $4.4 million relating thereto. Excluding the results of operations of the ARI, Inc. stores, store expenses as a percentage of revenues were 69.2% and 69.1% for the years ending June 30, 1995 and 1996, respectively.

  Salaries and benefits were $14.0 million for the year ended June 30, 1996 as compared to $11.0 million for the year ended June 30, 1995, an increase of $3.0 million, or 27.3%. Of this increase, $1.5 million resulted from the acquisition of Chex$Cashed and $800,000 resulted from the acquisition of Check Mart, Inc. The remaining increase resulted from other acquisitions completed during fiscal 1995 and 1996.

  Occupancy expense was $4.0 million for the year ended June 30, 1996 as compared to $3.1 million for the year ended June 30, 1995, an increase of $900,000, or 29.0%. Of this increase, $500,000 resulted from the acquisition of Chex$Cashed and $200,000 resulted from the acquisition of Check Mart, Inc. Occupancy expense as a percentage of revenues increased from 9.0% for the year ended June 30, 1995 to 9.5% for the year ended June 30, 1996 due to the impact of the performance of the ARI, Inc. stores acquired in February 1995, which were subsequently sold or closed.

  Depreciation expense remained relatively unchanged for the fiscal year ended June 30, 1996 as compared to the year ended June 30, 1995. Any increases in depreciation expense resulting from the Chex$Cashed and Check

Mart acquisitions were offset by decreases from much of the store equipment in the Company's existing store base becoming fully depreciated during fiscal 1995 and fiscal 1996.

  Other store and regional expenses were $11.7 million for the year ended June 30, 1996 as compared to $9.6 million for the year ended June 30, 1995, an increase of $2.1 million, or 21.9%. Of this increase, $900,000 resulted from the acquisition of Chex$Cashed and $600,000 resulted from the acquisition of Check Mart, Inc. The remaining increase resulted primarily from the other acquisitions completed during fiscal 1995 and fiscal 1996.

  Corporate expenses were $5.4 million for the year ending June 30, 1996 as compared to $4.4 million for the year ended June 30, 1995, an increase of $1.0 million, or 22.7%. This increase resulted from the additional corporate costs, primarily salaries and benefits, associated with the acquisitions completed during fiscal 1995 and fiscal 1996. Corporate expenses as a percentage of revenues decreased slightly from 12.7% during fiscal 1995 to 12.6% during fiscal 1996.

  During fiscal year 1996, the Company decided to sell or close the 19 stores purchased from ARI, Inc. in February 1995. The stores were generating operating losses at the time of the acquisition. As the Company began operating the stores, management concluded that significant time and operating losses would be required before the stores would become profitable. The Company believed that alternative investments were available which would provide higher long-term returns and more immediate paybacks. The decision resulted in a pre-tax charge of approximately $4.4 million, which included $3.3 million for the write-off of the goodwill associated with the original acquisition of these stores, $600,000 for the write-off of store fixtures and equipment, $350,000 for the early termination of store leases, and $150,000 for the accrual of other costs related to closing these stores. As of June 30, 1996, accrued expenses included approximately $450,000 related to future costs associated with these stores, of which $220,000 is expected to be paid in 1997, $94,000 in 1998, $86,000 in 1999 and $50,000 in 2000. Included in the
statements of income for fiscal 1996 and fiscal 1995 are revenues of $1.5 million and $564,000, respectively, store expenses of $2.4 million and $931,000, respectively, and amortization expense of $56,000 and $30,000, respectively, related to these 19 stores. The Company is seeking to restructure its obligations under the original subordinated note issued to the seller as part of the acquisition, and has ceased making principal and interest payments thereon. As a result, the seller has filed a complaint against the Company alleging, among other things, breach of contract, and is seeking payment of the balance of the note of $2.6 million, plus accrued interest, punitive damages and legal fees. As the outcome of this matter cannot be determined at present, no reduction in the note payable to the seller or any additional costs to the Company have been recorded. See "Business--Legal Proceedings."

  The Company also incurs losses on unprofitable stores which it closes in the normal course of business. During fiscal 1996 and fiscal 1995, the Company recorded expenses of $101,000 and $93,000, respectively, which consisted primarily of the write-off of leasehold improvements associated with closed locations. In addition, the Company closed seven stores in each of fiscal 1996 and fiscal 1995, in addition to the 19 stores purchased from ARI, Inc. discussed in the preceding paragraph.

  Other depreciation and amortization expenses were $1.9 million for the year ended June 30, 1996 as compared to $1.6 million for the year ended June 30, 1995, an increase of $300,000, or 18.8%. This increase resulted primarily from the amortization expense associated with the goodwill recognized as part of the acquisition of Chex$Cashed, and a full year's amortization of goodwill associated with the acquisition of Check Mart, Inc.

  Interest expense was $3.4 million for the year ended June 30, 1996 as compared to $2.5 million for the year ended June 30, 1995, an increase of $900,000, or 36.0%. This increase was primarily attributable to increased average outstanding Indebtedness to finance acquisitions, from $29.6 million for fiscal 1995 to $38.5 million for fiscal 1996, and partially offset by a decrease in the weighted average interest rate from 8.7% for fiscal 1995 to 8.5% for fiscal 1996.

SIX-MONTH PERIOD ENDED JUNE 30, 1994 COMPARED TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1993 (PREDECESSOR COMPANY)

  Total revenues were $14.7 million for the six months ended June 30, 1994 as compared to $14.4 million for the six months ended June 30, 1993, an increase of $300,000, or 2.1%. This revenue growth resulted from an increase in same store revenue growth in both check cashing revenues and government contract revenues, offset in part by a decrease in other revenues.

  Store and regional expenses were $10.2 million for the six months ended June 30, 1994 as compared to $10.1 million for the six months ended June 30, 1993, an increase of $100,000, or 1.0%. Store and regional expenses as a percentage of total revenues were 69.5% for the six months ended June 30, 1994 as compared to 70.5% for the six months ended June 30, 1993. The decrease resulted from management's continued emphasis on cost control at the store level.

  Salaries and benefits were $4.3 million for the six months ended June 30, 1994 as compared to $4.2 million for the six months ended June 30, 1993, an increase of $100,000, or 2.4%. This increase was due primarily to the addition of one store during the 1994 six-month period.

  Occupancy expense remained stable at $1.3 million for both six-month periods ended June 30, 1994 and 1993. While the total number of stores in operation increased by one store during the period, one store was closed in Pittsburgh, while two additional stores were opened in Cleveland, which in the aggregate resulted in no additional occupancy costs.

  Depreciation expense was $500,000 for the six months ended June 30, 1994 as compared to $600,000 for the six months ended June 30, 1993, a decrease of $100,000, or 16.7%. This decrease was due to certain store equipment becoming fully depreciated during 1993.

  Other store and regional expenses were $4.1 million for the six months ended June 30, 1994 as compared to $4.0 million for the six months ended June 30, 1993, an increase of $100,000, or 2.5%. This increase was due to the net addition of only one store during the 1994 period.

  Corporate expenses were $2.3 million for the six months ended June 30, 1994 as compared to $2.4 million for the six months ended June 30, 1993, a decrease of $100,000, or 4.2%. Corporate expenses as a percentage of revenues were 15.8% for the six months ended June 30, 1994 as compared to 16.4% for the six months ended June 30, 1993, due to stable corporate expenses on a rising revenue base.

  Other depreciation and amortization expenses were $300,000 for the six months ended June 30, 1994 as compared to $800,000 for the six months ended June 30, 1993, a decrease of $500,000, or 62.5%. This decrease resulted primarily from the full amortization of the Company's non-compete contract with the predecessor majority shareholder during 1993.

  Interest expense was $700,000 for the six months ended June 30, 1994 as compared to $800,000 during the six months ended June 30, 1993, a decrease of $100,000, or 12.5%. This decrease was primarily attributable to a reduction in outstanding indebtedness resulting from scheduled principal payments on the Company's term loan under the Existing Credit Facility.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of cash are from operations, borrowings under its credit facilities and sales of Holdings Common Stock. The Company anticipates its principal uses of cash will be to provide working capital, finance capital expenditures, meet debt service requirements and finance acquisitions. For the six months ended December 31, 1996 and 1995, the Company had net cash provided by operating activities of $6.7 million and $2.7 million, respectively, for purchases of property and equipment related to existing stores, recently acquired stores, investments in technology, and acquisitions. The acquisitions were financed through borrowings provided under issuance of Holdings Common Stock and issuance of the Notes. The Company's total budgeted capital expenditures, excluding acquisitions, are currently anticipated to aggregate approximately $1.0 million during its fiscal year ending June 30, 1997, consisting of $400,000 for relocating and remodeling costs for certain existing stores and approximately $600,000 to open up to 19 new kiosk stores in 7-Eleven locations pursuant to the Company's contractual agreements with The Southland Corporation. The actual amount of capital expenditures will depend in part on the number of new stores acquired and the number of stores remodeled. In addition, the Company intends to spend up to $2.0 million over the next two years to purchase the equipment necessary to implement a point-of-sale system.

  The Company has historically financed its acquisitions and other capital requirements through bank debt, seller subordinated debt and proceeds from the sale of Holdings Common Stock.

  The Offering generated gross proceeds of $110.0 million which was used to repay all of the Company's existing indebtedness under the Existing Credit Facility, to fund the Money Mart, Cash-N-Dash and C&C acquisitions, and to pay related fees and expenses. Of the $7.3 million Cash-N-Dash purchase price, $5.1 million was accrued and paid on January 2, 1997. The Company intends to use the remaining proceeds of approximately $5.1 million for general corporate purposes, including potential future acquisitions. The repayment of substantially all of the Company's existing indebtedness resulted in an extraordinary loss, net of taxes, in the three months ended December 31, 1996 of approximately $2.0 million. This loss results from the write-offs of the deferred financing costs associated with the Company's Existing Credit Facility.

  On December 31, 1996, the Notes, seller subordinated notes and other Indebtedness aggregating $113.0 million were outstanding. The Company's Indebtedness includes a seller subordinated note of $2.6 million from the acquisition of ARI, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year Ended June 30, 1996 Compared to the Year Ended June 30, 1995" and "Dollar Financial Group, Inc.-- Notes to Consolidated Financial Statements--Loss on Store Closings and Sales." Depending on the outcome of the complaint filed by the seller, the Company could be required to pay the balance of the note. See "Business--Legal Proceedings." The Company does not believe this would have a material impact on its liquidity. Excess operating cash payments were due under the Existing Credit Facility after the end of each fiscal year. Such excess operating cash payments reduce future quarterly principal payments on a pro-rata basis.

  As of June 30, 1996, the Company did not meet its Net Worth, EBITDA, Interest Coverage Ratio, Leverage Ratio and Fixed Charge Coverage Ratio financial condition covenants under its then existing Credit Agreement. Noncompliance with these covenants was directly related to the sale or closure and related loss of 19 store locations purchased in February 1995, as discussed in Note 13 to the consolidated financial statements. All noncompliance with financial condition covenants was waived through June 30, 1996. Pursuant to the Amended and Restated Credit Agreement, as discussed in
Note 14 to the consolidated financial statements, the financial condition covenants have been amended to reflect the Company's financial condition after giving effect to the acquisitions of AnyKind and ABC.

  If future events of default occur, the commitments of the lenders under the Amended and Restated Credit Agreement may be automatically terminated and the outstanding principal amount of all outstanding loans and obligations are immediately due and payable, without notice or demand.

  On August 8, 1996, the Company acquired all of the outstanding stock of AnyKind for $31.0 million, consisting of $29.0 million in cash and the issuance of shares of Holdings Common Stock. On August 28, 1996, the Company acquired the assets associated with the operations of ABC for $6.0 million in cash. The Company also funded the working capital requirements of AnyKind and ABC, which amounted to $6.0 million and $1.5 million, respectively.

  In order to finance these acquisitions, Holdings issued shares of Holdings Common Stock for net proceeds of $21.7 million, which were contributed to the Company. In addition, the Company amended and restated its Existing Credit Facility to provide for $35.0 million additional borrowing availability. The Company used a portion of the proceeds from the Equity Transaction to fund the acquisitions of AnyKind and ABC and to pay related fees and expenses. The Company intends to use the remaining proceeds for general corporate purposes, including potential future acquisitions.

  Simultaneously with the consummation of the Offering, the Company entered into a New Revolving Credit Facility, which the Company expects to use primarily for working capital needs. The New Revolving Credit Facility allows borrowings in an amount not to exceed the lesser of $25.0 million or a borrowing base as set forth in the New Revolving Credit Facility. Amounts outstanding under the New Revolving Credit Facility bear interest at the Company's option of either (i) 0.50% plus the agent's alternative reference rate or (ii) 1.75% plus the agent's reserve adjusted Eurodollar rate and are secured by a first lien on substantially all of the cash and accounts receivable of the Company and each of its domestic subsidiaries, as well as on all of the capital stock of the Company's domestic subsidiaries and on 65% of the capital stock of the Company's Canadian subsidiaries. The Company had $25.0 million of unborrowed availability under the New Revolving Credit Facility at December 31, 1996.

  As described more fully under "Business--Strategy," the Company is currently in discussions with the largest Money Mart franchisee to acquire 43 Money Mart check cashing stores in Canada which generated approximately $10.8 million of revenue in the twelve-month period ended May 31, 1996. If this transaction is consummated, the Company intends to finance this acquisition with the remaining proceeds of the Offering, cash from operations, and, if necessary, borrowings under the New Revolving Credit Facility.

  The Company is highly leveraged, and borrowings under the New Revolving Credit Facility will increase the Company's debt service requirements. Management believes that, based on current levels of operations and anticipated improvements in operating results, cash flows from operations and borrowings available under the New Revolving Credit Facility will enable the Company to fund its liquidity and capital expenditure requirements for the foreseeable future, including scheduled payments of interest on the Notes and payment of interest and principal on the Company's other Indebtedness. See "Risk Factors--Substantial Leverage; Ability to Service Outstanding Indebtedness." The Company's belief that it will be able to fund its liquidity and capital expenditure requirements for the foreseeable future, including with respect to the operations acquired in the Acquisitions, is based upon the historical growth rate of the Company and the anticipated benefits resulting from operating efficiencies due to the Acquisitions. Additional revenue growth is expected to be generated by increased check cashing revenues (consistent with historical growth), an increase in the number of operating units as a result of the Southland Agreement and an expansion of the Cash 'Til Payday Loan Program. The Company also expects operating expenses to increase, although the rate of increase is expected to be less than the rate of revenue growth. Furthermore, the Company does not believe that additional acquisitions or expansion are necessary in order for it to be able to cover its fixed expenses, including debt service. As a result of the foregoing assumptions, which the Company believes to be reasonable, the Company expects to be able to fund its liquidity and capital expenditure requirements for the foreseeable future, including scheduled payments on the Notes and payments of interest and principal on other Indebtedness. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the New Revolving Credit Facility in an amount sufficient to enable the Company to service its Indebtedness, including the Notes, or to make anticipated capital expenditures. It may be necessary for the Company to refinance all or a portion of the principal of the Notes on or prior to maturity, under certain circumstances, but there can be no assurance that the Company will be able to effect such refinancing on commercially reasonable terms or at all.

INCOME TAXES

  The Company's effective tax rates for fiscal 1996 and 1995 were (37.0)% and 64.6%, respectively. The effective rate differs from the federal statutory rate of 34% due to state taxes and non-deductible goodwill amortization which resulted from the June 30, 1994 acquisition of the Company. The fiscal 1996 effective tax benefit rate is less than the fiscal 1995 tax rate due to the reversal of the valuation allowance on the Company's gross deferred tax asset during fiscal 1996. The Company had no valuation allowance recorded against deferred tax assets at June 30, 1996. Realization of the gross deferred tax asset is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards. Although realization is not assured, management has determined, based on the Company's history of earnings and its expectation for the future, that taxable income of the Company will more likely than not be sufficient to fully utilize its deferred income tax assets. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

  The Company's effective tax rates for the six months ended December 31, 1996 and 1995 were significantly greater than the federal statutory rate of 34% due to non-deductible goodwill amortization and state taxes. The effective rate for the six months ended December 31, 1996 was less than the effective rate for the six months ended December 31, 1995, due to an increase in taxable income from a loss of $4.2 million for the six months ended December 31, 1995 to income of $965,000 for the six months ended December 31, 1996.

  The Company's effective tax rates for the six months ended June 30, 1994 and 1993 were 16.0% and 28.1%, respectively. The effective rate differs from the federal statutory rate of 34% due to state taxes, non-deductible goodwill amortization and the utilization of the Company's net operating loss carryforward. The effective tax rate for the six months ended June 30, 1994 was less than for the six months ended June 30, 1993 due to state taxes.

SEASONALITY AND QUARTERLY FLUCTUATIONS

  The Company's business is seasonal due to the impact of several tax-related services including cashing tax refund checks. Historically, the Company has generally experienced its highest revenues and earnings during its third fiscal quarter ending March 31 when revenues from these tax-related services peak. Due to the seasonality of the Company's business, results of operations for any fiscal quarter are not necessarily indicative of the results of operations that may be achieved for the full fiscal year. In addition, quarterly results of operations depend significantly upon the timing and amount of revenues and expenses associated with the addition of new stores.

IMPACT OF INFLATION

  The Company believes that the results of its operations are not dependent upon the levels of inflation.

RECENT ACCOUNTING PRONOUNCEMENTS

  The Company adopted the provisions of Statements of Financial Accounting Standards ("SFAS") 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of" for the fiscal year ending June 30, 1997. The adoption of this standard has not had a material impact on the Company's financial statements.

                                   BUSINESS

GENERAL

  The Company is a consumer financial services company operating the second largest check cashing store network in the United States and the largest such network in Canada. The Company provides a diverse range of consumer financial products and services primarily consisting of check cashing, money orders, money transfers, consumer loans, insurance and bill payment. Certain stores also serve as distribution centers for public assistance benefits and food stamps under government contracts. As of December 31, 1996, the Company has a total network of 427 stores in 14 states, the District of Columbia and Canada, including 321 Company-owned stores with revenues for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996 of $91.7 million and $44.3 million, respectively, and with earnings before interest, taxes, depreciation and amortization, and loss on store closings and sales ("Adjusted EBITDA") for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996 of $21.4 million and $10.0 million, respectively.

  The Company's primary customers are working, lower-income individuals and families who require basic consumer financial services and are under-served by traditional retail banking networks. The increased expense and decreased availability of traditional retail banking services have left an increasing number of individuals and families (estimated at 20% of the adult population) without banking relationships. Management believes that growth in the lower-income segment of the population combined with the decline of traditional retail banking services provides the Company with significant growth opportunities.

  The Company's stores currently operate under the following locally established brand names: ABC Check Cashing, Almost-A-Banc, AnyKind Check Cashing Centers, C&C Check Cashing, Cash-N-Dash, Check Mart, Chex$Cashed, Financial Exchange, Money Mart, Quikcash, QwiCash and The Service Centers.

INDUSTRY OVERVIEW

 United States

  The check cashing industry in the United States is highly fragmented, consisting of approximately 5,400 stores as of July 1996, an increase from the approximately 1,350 national listings in 1986 according to American Business Information, Inc. In contrast to the domestic market, the Canadian check cashing industry is less fragmented. Money Mart is the largest check cashing store network in Canada accounting for 55% of the total number of check cashing stores. The Company believes it is one of only four U.S. check cashing store networks that have more than 100 locations, the remaining being local store networks and single-unit operators. The Company believes that industry growth has been fueled by several demographic and socioeconomic trends, including a decline in the number of households with bank deposit accounts, an increase in the number of low-paying service sector jobs and an overall increase in the lower-income population.

  The number of families and individuals that hold bank, thrift or savings and loan deposit accounts has declined dramatically over the past fifteen years. In a recent study, a leading consumer magazine estimated that approximately 20% of the adult population does not maintain a banking relationship. The study attributes this decline to a number of factors, including the inability of many families and individuals to maintain the minimum account balance required by many banks and thrifts, an increase in fees on deposit accounts with small balances and an increase in bank branch closings in lower-income population areas.

  The increase in the fees charged by banks on deposit accounts over time has contributed to the decline in the number of families and individuals holding such accounts. The U.S. Public Interest Research Group has conducted a national study which shows that, from 1993 to 1995, the annual cost to maintain a regular checking account grew by 10% to $202, monthly maintenance fees increased 22% to $7.11, average monthly balance requirements to avoid regular checking fees rose 30% to $1,242, and the minimum opening balance required for accounts rose 37% to $69. The report states that these increased costs keep accounts out of reach of many fixed and lower income consumers. In general, the findings indicate that banks have increased their fees significantly on a real and inflation-adjusted basis.

  Many banks have elected over time to close their less profitable or lower traffic locations. These closings have tended to occur in lower-income, urban and minority neighborhoods. As banks continue this trend, wage earners in these lower-income areas will have fewer, if any, convenient alternatives other than local check cashing stores to perform basic financial transactions.

  Lower-income individuals represent a large and rapidly growing segment of the U.S. population. The 1993 Bureau of Labor Statistics Consumer Expenditure Survey revealed that 30% of U.S. four-person households reported to have earned annual before-tax income of less than $15,000. This low-wage population, from which the Company draws most of its customers, is the fastest growing segment of the workforce. As the low-wage population continues to grow, the Company believes that this population will increasingly rely on the check cashing industry as the primary source for their consumer financial products and services.

 Canada

  In contrast to the domestic market, the Canadian check cashing market is significantly less fragmented, with Money Mart's 143 owned and franchised stores accounting for 55% of the total number of check cashing stores in Canada. A survey conducted for Money Mart shows that a significant number of Money Mart customers choose to patronize Money Mart's locations because of the convenient operating hours, fast and courteous service and broad product offerings.

 Growth and Consolidation

  Management believes that significant opportunities for growth exist in the check cashing industry as a result of (i) the growth of the lower-income population sector, (ii) the failure of commercial banks and other traditional financial service providers to address the needs of lower-income individuals and (iii) the trend toward consolidation in the check cashing industry. Management believes that as the lower-income population segment increases, and as trends within the retail banking industry create a less accessible environment for these members of society, the check cashing industry will realize a significant increase in demand for its products and services. However, despite these growth dynamics, the Company believes that the industry is entering a period of consolidation. The Company believes that this consolidation trend has resulted from a number of factors, including (i) the economies of scale available to larger operators, (ii) the use of technology as a means to better serve customers and control large store networks, (iii) the inability of smaller operators to form the alliances necessary to deliver new products and (iv) increased licensing and regulatory burdens. This trend toward consolidation should provide the Company, as one of the largest store networks, with opportunities for continued growth through selective acquisitions.

COMPETITIVE STRENGTHS

  The Company believes that it has the following competitive strengths:

  Store locations in favorable demographic areas. The Company has carefully chosen states and metropolitan areas within those states with growing low-income populations. Within the markets served by the Company, the Company's stores are located in desirable locations near its targeted customer base. Management adheres to a strict set of market survey and location guidelines when selecting acquisition targets and new store sites. The Company's store base is a mix of urban sites, which are located in high-traffic shopping areas, and suburban sites, which are located in strip malls near multi-family housing complexes. In the future, the Company plans to emphasize suburban strip mall locations, particularly in the southeastern and western parts of the United States.

  High-quality customer service. As part of its retail and customer-driven strategy, the Company focuses on providing friendly customer service in a clean and attractive environment. Operating hours vary by location, but are typically extended and designed to cater to those customers who, due to work schedules, cannot make use of "normal" banking hours. As part of its employee training program, the Company's employees are encouraged and instructed to treat customers in a friendly and courteous manner, which management believes results in repeat business.

  Broad offering of products and services. All Company stores offer a wide range of products and services to meet the demands of their locale, including check cashing, money orders, money transfers, consumer loans, insurance and bill payment. The Company also offers a variety of ancillary products, including Cash 'Til Payday loans, photo ID, lottery tickets, electronic tax filing, photocopy service, long-distance cards and fax services.

  Economies of scale. As the second largest check cashing store network in the United States, the Company has reached a size that enables it to benefit from economies of scale and to negotiate more favorable contracts with its suppliers. In addition, the Company's market position enables it to enter into favorable relationships with strategic partners like Western Union and The Southland Corporation. Management believes that the Company's size also allows it to gain greater access to capital.

  Management expertise. In addition to the Company's senior management, the regional managers of the Company have extensive experience and expertise in the check cashing industry, which provides the Company with a competitive advantage. Furthermore, the Company has been largely successful in retaining the operational managers employed by the companies acquired in the Acquisitions.

  Well diversified credit risk. On a pro forma basis, for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996, the Company cashed 7.2 million checks and 3.7 million checks, respectively with an average face value of $262 and $277, respectively. As a result, management believes that the risk that the Company will sustain a material credit loss related to a single transaction or series of transactions is minimal.

  Although the Company believes that these competitive strengths will enable it to achieve its strategic objectives, the Company may not be able to capitalize on them. Changing demographics in areas surrounding the Company's stores could negatively impact the quality of the store base. Regulatory and technological changes could affect the products offered or the prices charged for such products. As the Company continues to grow, an inability to attract, train and recruit talented field personnel and corporate management could negatively impact Company performance.

STRATEGY

  The Company's business strategy is to capitalize on its competitive strengths by increasing the revenues and profitability of its existing operations and by growing through the acquisition of check cashing store networks and the development of the kiosk store format. Key elements of the Company's business strategy include (in relative order of importance) the following:

  Maintain and instill a customer-driven retail philosophy. The Company has focused on increasing its customer base through a service-oriented approach designed to meet the needs of working, lower-income individuals and families in need of basic consumer financial services. The Company believes it has differentiated itself from its competitors by focusing on customer service. The Company offers extended operating hours in clean, well-lit and convenient store locations to enhance appeal and stimulate store traffic. The Company's research indicates that, although approximately 30% of its customers have bank accounts, its customers prefer immediate access to cash without waiting for check clearance. In addition, the Company believes that many of its customers find great value in their ability to cash a payroll or government check immediately, for a fee, at a location within close proximity to their home or workplace at nearly any time of day. The Company's surveys have indicated that over 90% of its customers are repeat users of its services. The survey also indicated that the widespread availability of ATM machines does not alter a customer's decision to "bank" at Company locations. The Company uses locally-targeted advertising, including television and radio, to promote awareness of its products and its customer service. The Company will continue to develop ways to improve service to its customers.

  Introduce new products and services. The Company has developed a "one-stop" shop concept to offer many consumer financial products and services not otherwise available to its targeted customer base. The Company believes that its customers enjoy the convenience of those services offered by the Company other than check cashing. The Company is currently in the process of a nationwide roll-out of its Cash 'Til Payday loan program and will continue to expand the product and service offerings of its newly acquired check cashing store networks. In addition, the Company intends to seek alliances with other financial institutions and non-financial organizations, like Western Union, to offer additional products to its customers.

  Grow through targeted acquisitions and kiosk openings. The Company has grown significantly since June 1994, primarily through nine acquisitions of an aggregate of 225 stores. Management will continue to seek opportunistic acquisitions of well-managed check cashing store networks located in areas with favorable demographics, including the southeastern and western parts of the United States, as well as profitable check cashing stores in areas that complement the Company's existing geographic markets. The Company has also purchased six existing kiosks in Dallas, Texas and currently operates five existing kiosks in Austin, Texas, in each case pursuant to an agreement with The Southland Corporation. In addition, pursuant to its agreement with The Southland Corporation, the Company plans to open 19 additional consumer financial service kiosks that offer check cashing and other products and services. These kiosks, which will be located in existing 7-Eleven convenience stores, are expected to be opened in the near future.

  Pursuant to its targeted acquisition strategy, the Company is currently in discussions with the largest Money Mart franchisee to acquire 43 Money Mart check cashing stores in Canada which generated approximately $10.8 million of revenue in the twelve-month period ended May 31, 1996. No agreement or agreement in principle has been reached and there has been no agreement between the Company and the franchisee relating to the terms and conditions of the acquisition (including the purchase price and other significant terms). There can be no assurance that the Company and the franchisee will come to an agreement relating to the terms and conditions of the acquisition or that this acquisition will be consummated.

  Capitalize on economies of scale. The Company is well positioned to take advantage of the current trend toward consolidation in the check cashing industry. The Company expects to continue to reduce its per store cost for bad debt collection, security, armored car services, employee training, management information systems, and other operating expenses. The Company will continue to seek cost reductions from its current service suppliers as its check cashing market share increases through store network acquisitions and kiosk openings. Furthermore, the Company expects to be able to capitalize on its market position by developing strategic alliances with other financial institutions and non-financial organizations.

  Manage credit risk. The Company's check cashing service consists of high volumes of small individual transactions requiring credit risk decisions on individual checks. On a pro forma basis, for the fiscal year ended June 30, 1996, the Company cashed 7.2 million checks with an average face amount of $262. The Company actively manages its customer risk profile in order to maximize check cashing revenues while maintaining net write-offs within a targeted range. As a result, management believes that the risk that the Company will sustain a material credit loss related to a single transaction or a series of transactions is minimal. On a pro forma basis, for the fiscal year ended June 30, 1996, net write-offs as a percentage of face amount of checks cashed were 0.16%.

  Maintain existing base of government contracts. The Company intends to continue to distribute public assistance benefits pursuant to its existing contracts with various state and local governments. In this type of contract, the Company provides continuous, uninterrupted operation of a benefits transfer system during normal business hours in various locations, including its check cashing stores, so as to distribute public assistance benefits. The Company is not, however, planning to further expand this part of its business and expects government revenue as a percentage of total revenue to decline in the future.

CUSTOMERS

  Based upon a consumer survey conducted in select markets for DFG in 1995 and the Company's operating experience, the Company believes that its core customer group is comprised of individuals who are between the ages of 18 and 49, rent their home, are employed and have annual household incomes of under $35,000. The consumer survey indicated that over 90% of the Company's customers in the surveyed markets were repeat customers and that over 50% had used the Company's services more than ten times. Of those customers surveyed, 85% were employed. The Company believes that consumers value attention to customer service, and their choice of check cashing stores is influenced by the Company's convenient locations and extended operating hours.

  Based on a customer survey performed for Money Mart in 1995, the Company believes that the demographics of Money Mart customers are similar to those of the Company's existing U.S. customers. The survey found that approximately 80% of Money Mart's customers have annual incomes below $30,000 and 75% are under the age of 35. Although 65% of the surveyed customers have a bank account, these consumers continue to use Money Mart due to the fast and courteous service and the stores' extended operating hours.

  DFG believes that many of its customers are unskilled workers or independent contractors who receive payment on an irregular basis and generally in the form of a check. The Company's core customer group lacks sufficient income to accumulate assets or to build savings. These customers rely on their current income to cover immediate living expenses and cannot afford the delays inherent in waiting for checks to clear through the commercial banking system. Furthermore, the Company believes that many of its customers use its check cashing services in order to gain immediate access to cash without having to maintain a minimum balance in a checking account and incur the cost of maintaining a checking account. In addition, although research conducted for the Company indicates that approximately 30% of its customers do have bank accounts, these customers use check cashing stores because they find the locations and extended operating business hours of the Company's stores more convenient than those of banks and value the ability to receive cash immediately, without waiting for a check to clear.

PRODUCTS AND SERVICES

  The Company's Retail Stores Division is responsible for DFG's check cashing store networks; the Merchant Services Division manages electronic benefits distribution networks in New York State and Pennsylvania.

 RETAIL STORES DIVISION

  DFG's check cashing stores provide a broad range of consumer financial products and services to its customers at convenient locations with extended operating hours. Customers typically use DFG's stores to cash checks (payroll, government and personal), receive government benefits and utilize one or more of the additional financial services available at most locations.

  Check Cashing

  Customers may cash all types of checks at any DFG location, including payroll checks (approximately 50% of all checks cashed), government checks (26%) and personal checks (24%). In exchange for a verified check, DFG customers receive cash immediately, for a fee, and are not required to wait several days for the check to clear. Both the customer's identification and the validity of the check are verified by multiple sources pursuant to the Company's standard verification procedures before any cash is distributed. Customers are charged a fee for this service (typically a small percentage of the face value of the check) which varies depending upon the type of check cashed and whether or not the customer has a previous record of cashing checks at that location. For the twelve months ended June 30, 1996, check cashing fees averaged approximately 2.8% of check face value, and on a pro forma basis for the Acquisitions, check cashing fees averaged approximately 2.9% of check face value.

  Check cashing fees are typically based on the risk profile of both the customer and the type of check. Government checks are considered to be the most secure. The Company, therefore, charges only a small fee of approximately 1.0% of the face amount to cash these checks. Cashing payroll checks involves more risk, primarily due to the higher incidence of stolen checks with forged endorsements, stop payments and insufficient funds. Fees for payroll checks range from 1.0% to 2.5% of the face amount. Personal checks generally carry the highest level of risk. Therefore, before cashing a personal check, the teller is required to perform several identification cross checks. Fees on personal checks range generally from 1.0% to 6.0% of the face amount.

  The following chart presents a summary of check cashing data for the periods indicated below:

                           CHECK CASHING FEE SUMMARY

                                                                    SIX MONTHS
                                YEAR ENDED  DECEMBER 31,              ENDED
                         ----------------------------------------    JUNE 30,
                             1991          1992          1993          1994
                         ------------  ------------  ------------  ------------
Face amount of checks
 cashed................. $231,173,000  $267,009,000  $307,523,000  $160,681,000
Number of checks
 cashed.................      933,610     1,202,454     1,307,768       662,855
Average face amount per
 check.................. $     247.61  $     222.05  $     235.15  $     242.41
Average fee per check... $       6.27  $       6.59  $       6.53  $       6.78
Average fees as a % of
 face amount............         2.53%         2.97%         2.78%         2.80%

                                                                                SIX MONTHS  ENDED
                                   YEAR ENDED JUNE 30,                             DECEMBER 31,
                         ------------------------------------------  ------------------------------------------
                                                       PRO FORMA                                   PRO FORMA
                             1995          1996           1996           1995          1996           1996
                         ------------  ------------  --------------  ------------  ------------  --------------
Face amount of checks
 cashed................. $510,771,000  $728,123,000  $1,893,885,000  $366,000,000  $764,000,000  $1,013,736,979
Number of checks
 cashed.................    2,132,006     3,051,037       7,236,000     1,523,000     2,721,000       3,658,000
Average face amount per
 check.................. $     239.57  $     238.65  $       261.73  $     240.32  $     280.78  $       277.16
Average fee per check... $       6.45  $       6.65  $         7.65  $       6.22  $       7.24  $         7.31
Average fees as a % of
 face amount............         2.69%         2.79%           2.93%         2.59%         2.58%           2.64%

  Historically, the Company has used price promotions to increase the number and average face amount of the checks it cashes. Management believes that the volume gains from selective price promotions more than offset any unit price declines. For example, in 1993, the average fee fell from 3.0% to 2.8% of the face amount of the check, but the average face amount of checks cashed increased 5.9%, which translated into an increase in check cashing fee revenue. In fiscal 1996, check cashing activities increased, pushing up the average fee per check to $6.65, or 2.8% of the face amount.

  If a check cashed by the Company is not paid for any reason, the full face value of the check is recorded as a loss in the period during which the check was returned. The check is then sent to the store for collection and, if after 30 days it still remains uncollected, then it is sent to the Company's internal collections department, which contacts the maker and/or payee of each returned check and, if necessary, commences legal action. The collections department currently employs eight people who work full-time collecting returned items. During fiscal 1996, approximately 69.0% of the face value of checks returned during that year was ultimately collected by the Company and, on a pro forma basis, approximately 74.3% of the face value of checks returned during that year was ultimately collected.

  The following chart presents a summary of the Company's returned check experience for the periods indicated below:

                           RETURNED CHECK EXPERIENCE

                                                                     SIX MONTHS
                                       YEAR ENDED DECEMBER 31,         ENDED
                                     ------------------------------   JUNE 30,
                                       1991      1992       1993        1994
                                     --------  --------  ----------  ----------
Face amount of returned checks.....  $695,000  $540,000  $1,085,000   $621,000
Collections on returned checks.....   373,000   195,000     723,000    365,000
Net write-offs of returned checks..   322,000   345,000     362,000    256,000
Collections as a percentage of
 returned checks...................      53.7%     36.0%       66.7%      58.8%
Net write-offs as a percentage of
 check cashing revenues............       5.5%      4.4%        4.2%       5.7%
Net write-offs as a percentage of
 face amount of checks cashed......      0.14%     0.13%       0.12%      0.16%

                                                                SIX MONTHS  ENDED
                                YEAR ENDED JUNE 30,               DECEMBER 31,
                         -----------------------------------  ----------------------
                                                  PRO FORMA
                            1995        1996        1996         1995        1996
                         ----------  ----------  -----------  ----------  ----------
Face amount of returned
 checks................. $2,006,000  $3,763,000  $11,915,000  $1,841,000  $4,008,000
Collections on returned
 checks.................  1,203,000   2,598,000    8,852,000   1,165,000   2,610,000
Net write-offs of
 returned checks........    803,000   1,165,000    3,063,000     676,000   1,398,000
Collections as a
 percentage of returned
 checks.................       60.0%       69.0%        74.3%       63.3%       65.1%
Net write-offs as a
 percentage of check
 cashing revenues.......        5.8%        5.7%         5.5%        7.1%        7.1%
Net write-offs as a
 percentage of face
 amount of checks
 cashed.................       0.16%       0.16%        0.16%       0.18%       0.18%

  Other Services and Product Extensions

  In addition to check cashing, DFG customers are able to choose from a variety of products and services when conducting business at the Company's check cashing locations. These services include lottery ticket sales, electronic tax filing (primarily used by customers to secure a "refund anticipation loan" from the Company), phone cards, transportation passes and utility bill payment services. A survey of the Company's customers by an independent third party revealed that over 50% of customers use other services in addition to check cashing. Management believes that providing these services helps to implement the Company's customer-driven strategy by creating a "one-stop shop" atmosphere for its customers.

  Among the products and services other than check cashing offered by the Company are the following:

  . Money Orders--DFG's check cashing stores exchange money orders for cash and/or checks for a minimal fee, with an average fee and face amount of $0.41 and $97, respectively, for the fiscal year ended June 30, 1996. Money orders are typically used as a means of payment of rent and utility bills for customers who do not have checking accounts. For the twelve months ended June 30, 1996, DFG's check cashing stores sold a total of 2.8 million money orders, generating total money order revenues of $1.1 million. By March 31, 1997, the Company plans to exclusively offer Western Union money orders at all of its check cashing stores.

  . Money Transfers--At DFG's check cashing stores, customers can transfer funds to any location providing Western Union money transfer services. Western Union currently has 23,000 agents in more than 130 countries throughout the world. DFG receives a percentage of the fee charged by Western Union for the transfer as its commission. For the twelve months ended June 30, 1996, the Company's check cashing stores executed 284,000 wire transfers and generated total wire transfer fees of $1.5 million.

  The Company has recently begun offering the following financial products as part of its focus on becoming a full service provider of consumer financial products and services, in addition to its existing basket of products and services:

  . Cash 'Til Payday Loan Program--DFG acts as an agent to offer unsecured short-term loans to customers with established bank accounts and verifiable employment. Loan sizes are up to $200, with terms of no longer than 30 days.

  . Personal Lines of Insurance--DFG has been conducting pilot marketing programs with several insurance underwriters to provide life, accidental death and dismemberment, and renters or "contents" insurance to its customers. Under certain programs, the first of which began in February 1996, DFG acts as a remittance agent for non-qualifying life, accidental death, and disability insurance. In other areas, licensed agents from the carriers sell policies in the Company's stores. Customers can pay for the policy in full or in periodic installments which may be made at the Company's stores. DFG receives a percentage of the premium from the underwriter for acting as remittance agent.

  Kiosks

  The Company operates 80 to 100 square-foot kiosks within pre-existing convenience stores. These kiosks will eventually offer the same services as stand-alone Company stores. DFG's management considers the key advantages of the kiosk format to include: shared overhead costs, pooled advertising and signage costs, and access to high-traffic areas and a potentially expanded market.

  On April 30, 1996, DFG signed an agreement with The Southland Corporation (the "Southland Agreement") to purchase and operate kiosks within The Southland Corporation's 7-Eleven stores. Pursuant to the Southland Agreement,
(i) DFG purchased six existing kiosks in Dallas, Texas and operates five existing kiosks in Austin, Texas and (ii) DFG agreed to develop, construct and operate an additional 19 kiosks in 7-Eleven stores located in the Dallas/Fort Worth area. Under certain circumstances, the Company will be able to open an additional 100 kiosks within existing 7-Eleven stores on the same or similar terms as those that govern its existing kiosks.

  Government Benefits Distribution

  In addition to the other consumer financial products and services offered by the Company, DFG stores in Philadelphia, Pittsburgh, Detroit, Southern California, Washington and Ohio provide for the distribution of public assistance benefits and food coupons. The Company believes that many state and local governments have elected to employ this method of distribution as a means of reducing administrative overhead and fraud which is often prevalent when benefits are issued through the mail. DFG's government contracts require the Company to provide continuous, uninterrupted operation of a benefits transfer system during normal business hours in its check cashing locations. The Company is paid on a per transaction basis by the contracting governmental agency. The initial terms of these contracts range from one to five years and, in some cases, provide the government agencies the opportunity to extend the contract for additional periods. With only one exception, each government contract to provide these types of services has been extended at every renewal date since 1981.

  The following chart outlines the terms and performance of DFG's existing government contracts:

                  DFG'S EXISTING GOVERNMENT CONTRACT BUSINESS
                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1996
                            (DOLLARS IN THOUSANDS)

                          NUMBER OF   1996 GOVT.     1996     GOVERNMENT
                         STORES UNDER  CONTRACT  TOTAL MARKET PERCENTAGE CONTRACT  CONTRACT
   MARKET                  CONTRACT    REVENUE     REVENUES    OF TOTAL   SINCE   EXPIRES(1)
   ------                ------------ ---------- ------------ ---------- -------- ----------
Philadelphia, PA........      20        $6,192     $ 9,226       67.1%     1979      1998
Michigan(2).............      14         1,461       2,070       70.6%     1985      1999
Ohio(3).................      16           836       2,936       28.5%     1983      1997
California(2)...........      13           711      10,103        7.0%     1984      1997
Pittsburgh, PA..........      11           662       2,536       26.1%     1990      1998
Washington(4)...........       9           345       2,844       12.1%     1989       --

--------
(1) As indicated above, although the current contracts expire on the date indicated, it has been the Company's experience that such contracts are typically renewed prior to their expiration. Certain of the contracts, however, have no remaining option periods.
(2) In Michigan and California, the Company has contracts with two individual counties. The expiration date in the chart indicates the earlier expiration date of the two contracts.
(3) In Ohio, the Company has contracts with four individual counties. The expiration date in the chart indicates the earliest expiration date of the four contracts.
(4) The Washington contract continues until terminated by either party as provided in the contract.

  Although the Company believes that government contracts will comprise a lower percentage of the Company's future revenues, it still plans to devote resources to bidding for the renewal of its existing government contracts. The Company has a very successful track record with respect to retaining government contracts. With one exception, the Company has retained every government contract on which it has rebid. Since past rebid proposals are publicly available, the Company analyzes prior biddings and uses the information to competitively rebid the current proposal. The Company believes that these efforts, combined with its track record, will enable it to retain its existing government contracts. However, there can be no assurance that the Company will in fact be able to retain its existing government contracts.

  DFG believes that, over the next few years, a number of state and local government agencies will install electronic benefits transfer systems designed to disburse public assistance benefits directly to individuals (sometimes referred to as "EBT" systems). DFG already provides support and operating services for the distribution of public assistance benefits pursuant to contracts with state agencies in both New York State (through a subcontract) and Pennsylvania. See "--Products and Services--Merchant Services Division." Given its experience in providing such services, the Company may seek to provide similar services for newly-installed EBT systems. However, the installation of EBT systems may enable recipients of public assistance benefits to receive such funds without cashing a government check. Therefore, there can be no assurance that the installation of such systems will not have a material adverse effect on the Company's results of operations or financial condition.

 MERCHANT SERVICES DIVISION

  The Company's Merchant Services Division provides support and operating services for the distribution of public assistance benefits through contracts with state agencies in both New York State and Pennsylvania. EBT systems equip participating merchants with point-of-sale ("POS") devices that are on-line with the contracting agency's recipient database. In New York, DFG acts as a subcontractor to Citibank, N.A. ("Citibank") to maintain and service Citibank's network of electronic government benefits distribution to several hundred merchants throughout the state. In Pennsylvania, DFG owns, operates, and maintains the system which electronically distributes public assistance benefits through fourteen of the Company's check cashing stores in the city of Philadelphia.

  New York

  In 1988, the State of New York began issuing food stamp benefits through its Electronic Benefits Issuance and Control System to 330,000 recipients on a monthly basis through grocery stores and other merchants in 57 counties outside of New York City. This package of benefits is currently distributed electronically through POS devices located in over 1,300 grocery, convenience and check cashing stores. These devices are directly connected to the state's welfare recipient database and operate in a manner similar to ATM machines by providing immediate verification when a recipient's magnetically encoded card is scanned through the system.

  Although Citibank provides the POS devices to the merchants, it has little direct follow-up contact with either the distribution points or the benefits recipients. DFG operates as a subcontractor to Citibank and is responsible for monitoring and maintaining the network. The Company employs field agents and administrative personnel headquartered in Albany, New York to train merchants in the use of Citibank's POS terminals, monitor merchants for security compliance and quality control and maintain accounting procedures to reconcile benefit transactions at each site. The Company is paid on a fee-per-transaction basis for its services.

  Pennsylvania

  In Pennsylvania, the Company owns the PenNet System, an EBT system that was acquired from the Planning Resource Corporation in January 1993. The PenNet system is operated in conjunction with some of the Company's Philadelphia-based check cashing stores and certain grocery stores in other parts of the state in order to assist in the distribution of food coupons and other public benefits in Pennsylvania.

  Within the PenNet system, recipient eligibility is determined at the state welfare office where magnetic cards are generated and issued to recipients. Recipient data is initially entered into the PenNet system at the county assistance offices and is then updated daily at the PenNet data center in Philadelphia. Recipients visit DFG's check cashing stores and other benefits issuance sites throughout Philadelphia to receive their benefits, and must present their magnetic cards to a teller who passes the card through a scanning device. DFG is paid a monthly fee to operate and support this system.

STORE OPERATIONS

  Locations

  The following chart sets forth the number of stores in operation as of the dates indicated:

                                       DECEMBER 31,     JUNE 30,    DECEMBER 31,
                                      -------------- -------------- ------------
               MARKETS                1991 1992 1993 1994 1995 1996     1996
               -------                ---- ---- ---- ---- ---- ---- ------------
CA
Southern.............................  16   20   20   20   19   27       50
Northern.............................   0    0    0    0   13   13       77
PA
Philadelphia.........................  21   22   22   22   41   20       26
Pittsburgh...........................  12   13   13   12   14   11       11
OH
Cleveland............................  17   13   13   13   11   11       26
Other Ohio Cities(1).................   5    5    6    8    8    9        8
Phoenix, AZ..........................   0    0    0    0    0    8       17
TX
Dallas...............................   0    0    0    0    0    6       11
Austin...............................   0    0    0    0    0    5        5
Detroit, MI(2).......................  14   15   15   15   14   13       13
Norfolk, VA..........................   0   19   19   19   14   14       14
Seattle, WA..........................   0    0    0    0    9    9        9
Salt Lake City, UT...................   0    0    0    0    4    4        4
MD/DC................................   0    0    0    0    0    0        4
Albuquerque, NM......................   0    0    0    0    3    3        3
New Orleans, LA......................   0    0    0    0    0    0        3
HI...................................   0    0    0    0    0    0        3
WI...................................   0    0    0    0    0    1        1
CANADA
Company..............................   0    0    0    0    0    0       36
Franchised...........................   0    0    0    0    0    0      106
                                      ---  ---  ---  ---  ---  ---      ---
Total Stores.........................  85  107  108  109  150  154      427

--------
(1) These other cities include Akron, Canton, Youngstown and Cincinnati, Ohio.
(2) Includes a single store located in Kalamazoo, Michigan.

  Management adheres to a strict set of market survey and location guidelines when selecting acquisition targets and new store sites. The Company's store base is a mix of urban sites, which are located in high-traffic shopping areas, and suburban locations, which are in strip malls near multi-family housing complexes. In the future, the Company plans to emphasize suburban strip mall locations, particularly in the southeastern and western parts of the United States.

  Layout and Facilities

  As part of its retail and customer-driven strategy, the Company presents a clean and attractive environment and an appealing format for its check cashing stores. DFG's check cashing stores are generally free standing with visible signage on the storefront. Size varies by location, but the stores are generally 1,000 to 1,400 square feet with approximately half of that space allocated to the teller and back office areas. There are typically three to five teller lanes available for customer transactions.

  Operating hours vary by location, but are typically extended and designed to cater to those customers who, due to work schedules, cannot make use of "normal" banking hours. A typical store operates from 8:00 A.M. to 8:00 P.M. during weekdays and Saturdays, and 10:00 A.M. to 5:00 P.M. on Sundays. In certain locations, the Company operates stores on a 24-hour, seven-days-per-week basis.

  All of the Company's individual stores are leased, generally under leases providing for an initial multi-year term and renewal terms from one to five years. The Company generally assumes the responsibility for required leasehold improvements, including signage, teller partitions, alarm systems, computers, time-delayed safes and other office equipment. The leases relating to stores that provide government benefits distribution typically allow for the termination of a store's lease in the event of the loss of a material government contract.

  Technology

  The Company currently has an enterprise-wide transaction processing computer network. The Company believes that this system has improved customer service by reducing transaction time and enabling the Company to better manage returned check losses and comply with regulatory record-keeping and reporting requirements.

  The Company is currently developing and testing a POS transaction processing system comprised of a networked hardware and software package with integrated database and reporting capabilities. Management believes that the POS system will provide its stores with instantaneous customer information, thereby reducing transaction time and improving the efficiency of the Company's credit verification process. When implemented, the POS system is expected to enhance the Company's ability to offer new products and services and to improve its customer service. The Company believes that it will begin outfitting its stores with the POS system in fiscal 1997 and intends to spend up to $2.0 million over the next two years to purchase the necessary equipment and implement the POS system.

  Security

  All check cashing operations are exposed to two major classes of theft: robbery and internal theft. DFG management has implemented extensive security systems, dedicated security personnel and management information systems which address both areas of potential loss. Management believes that its systems are among the most effective in the industry. Total net security losses represented less than 0.5% of both total revenues and total check volume for the twelve months ended June 30, 1996.

  All store employees operate behind bullet-resistant glass and steel partitions and the back office, safe and computer areas are locked and closed to customers. Each store's security measures include safes, electronic alarm systems monitored by third parties, control over entry to teller areas, detection of entry through perimeter openings, walls, and ceilings and the tracking of all employee movement in and out of secured areas. In addition, as security contracts expire and as new stores are opened, the Company is centralizing its security measures to strengthen and improve its control over the secured areas. This centralized system includes the following security measures in addition to those mentioned above: identical alarm systems in all stores, remote control over alarm systems, arming/disarming and changing user codes, and mechanically and electronically controlled time-delay safes.

  Due to the high volumes of cash, food stamps, and negotiable instruments handled at the Company's locations, daily monitoring, unannounced audits and immediate response to irregularities are critical in combating theft and fraud. The Company has retained the accounting firm of Ernst & Young LLP for an internal auditing program which includes unannounced store audits at every store.

ADVERTISING AND MARKETING

  The Company is continually surveying and researching its customer trends and purchasing patterns in order to place the most effective advertising for each market. The Company's corporate marketing department's promotions typically include point-of-sale materials, advertising support, and store personnel instructions on the use of the materials. The Company also arranges cooperative advertising for its products and services. For example, the Company does significant cooperative advertising with Western Union. Store managers are also provided with local store marketing training that sets standards for promotions and marketing their store on a local level. A national yellow page company is utilized to place all yellow page advertising as effectively and prominently as possible. The Company does research into directory selection to assure effective communication to its target customers.

COMPETITION

  The check cashing industry in the United States is highly competitive and will become even more so as the industry consolidates. American Business Information, Inc. has reported that as of July 1996, a total of approximately 5,400 check cashing stores were operating in the United States.

  DFG, with 426 stores, is the second largest check cashing store network in the United States. ACE Cash Express, Inc. operates the largest check cashing store network in the United States, operating 680 stores in 29 states as of September 6, 1996. The ten largest chains control less than 30% of the total stores which reflects the fragmented nature of the check cashing industry.

  In addition to other check cashing stores in the U.S. and Canada, DFG competes with banks and other financial services entities, and retail businesses, such as grocery and liquor stores, which will cash checks for their customers. Some competitors, primarily grocery stores, do not charge a fee to cash a check. However, these merchants provide this service to a limited number of customers with superior credit ratings, and will typically only cash "first party" checks, or those written on the customer's account and made payable to the store.

REGULATION

  The Company is subject to regulation in several of the jurisdictions in which it operates, including jurisdictions that regulate check cashing fees, require prompt remittance of money order proceeds to money order suppliers or require the registration of check cashing companies. In addition, the Company is subject to federal and state regulation which requires the reporting and recording of certain currency transactions and certain of the Company's operations are also subject to federal and state regulations governing consumer protection and lending practices.

  State Regulation

  To date, the regulation of check cashing fees has been restricted to the state level. The Company is currently subject to fee regulation in two states, Ohio and California, where regulations set maximum fees for various types of checks in an attempt to prevent usurious pricing practices. However, the Company's fees are well below the ceilings currently established in such states.

  The following chart presents a summary of current state fee regulations for check cashing operations in those states where the Company's check cashing stores are currently located:

                     CURRENT CHECK CASHING FEE REGULATIONS

   California:Maximum of 3.0% fee for government and payroll checks (3.5%
              without specified identification) or $3.00, whichever is greater. Permits one-time $10.00 fee to issue identification. Ceiling fees set in 1992.

   Ohio: Maximum of 3.0% fee for government checks. Ceiling fees set in 1993.

  The Company operates a total of 129 stores in California and Maryland. These states are among those that have so-called "prompt remittance" statutes. Such statutes specify a maximum time for the payment of proceeds from the sale of money orders to the issuer of such money orders thereby limiting the number of days or "float" which the Company has use of the money from the sale of such money orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In addition, certain states, including California, Ohio, Arizona and Louisiana, have enacted licensing requirements for check cashing stores. Other states, including Ohio, require the conspicuous posting of the fees charged by each store. A number of states, including Ohio, also have imposed record keeping requirements while others require check cashing stores to file fee schedules with the state.

  In Canada, the federal government does not directly regulate the check cashing industry nor do provincial governments impose any regulations specific to the industry. The exception is in the Province of Quebec where check cashing stores are not permitted to charge a fee to cash government checks.

  The adoption of check cashing fee regulations and prompt remittance statutes in additional jurisdictions or the reduction of maximum allowable fees in the jurisdictions currently regulating check cashing could have an adverse effect on the Company's business and could restrict the ability of the Company to expand its operations into certain states. As the Company develops new products and services in the insurance and consumer finance areas, it may become subject to additional federal and state regulations governing those areas.

  In addition to fee regulations and prompt remittance statutes, certain jurisdictions have also (i) placed limitations on the commingling of money order proceeds and (ii) established minimum bonding or capital requirements. The Company's consumer lending activities are subject to certain state and federal regulations, including, but not limited to, regulations governing lending practices and terms, such as truth in lending and usury laws.

  There can be no assurance that the Company will not be materially adversely affected by legislation or regulations enacted in the future or that existing regulations will not restrict the ability of the Company to continue its current methods of operations or to expand its operations.

  Federal Regulation

  Pursuant to regulations promulgated under the Bank Secrecy Act by the U.S. Treasury Department, transactions involving currency in an amount greater than $10,000 or the purchase of monetary instruments for cash in amounts from $3,000 to $10,000 must be recorded. In general, every financial institution, including the Company, must report each deposit, withdrawal, exchange of currency or other payment or transfer, whether by, through or to the financial institution that involves currency in an amount greater than $10,000. In addition, multiple currency transactions must be treated as single transactions if the financial institution has knowledge that the transactions are by, or on behalf of, any one person and result in either cash-in or cash-out totaling more than $10,000 during any one business day. Management believes that the Company's POS system and employee training programs are essential to the Company's compliance with these regulatory requirements.

  From time to time, legislation is introduced at the state or federal level which could have a broad impact on the Company's business. During 1995, a bill was introduced in the U.S. House of Representatives which would, in part, require states to license check cashers. In the opinion of management, the passage of this bill in its current form would not materially impact the Company's operations.

  In 1994, Congress passed a bill which suggests, but does not require, that check cashers disclose their fees to both customers and state regulators and suggests that the states establish uniform laws for licensing and regulating check cashers. In addition, the bill requires check cashers to register with the U.S. Treasury Department. Specific regulations governing these registration requirements have not yet been issued. The provisions of the bill have not materially impacted the Company's operations.

PROPRIETARY RIGHTS

  The Company has the rights to a variety of service marks relating to products or services it provides in its stores. In addition, the Company has trademarks relating to the various names under which the Company's stores operate. The Company does not believe that any of its service marks or trademarks are material to its business.

INSURANCE COVERAGE

  The Company is required to maintain insurance coverage against loss, including theft, pursuant to its contracts with several state agencies. In addition, the Company maintains insurance coverage against criminal acts, which coverage has a $25,000 deductible.

EMPLOYEES

  As of December 31, 1996, the Company employed approximately 1,680 persons, comprised of: (i) 70 persons employed in the Company's accounting, MIS, legal and administrative departments, (ii) 1,570 persons employed by the Retail Stores Division, including tellers, store managers, regional supervisors, operations directors and administrative personnel and (iii) 40 persons employed by the Merchant Services Division who oversee operations, coordinate the activities of field personnel and manage the benefits distribution systems in New York State and Pennsylvania.

  None of the Company's employees is represented by labor unions, and management believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  In May 1996, a complaint was filed against the Company and one of its subsidiaries (in the case styled Adrian Rubin v. Monetary Management Corp., Monetary Management Corporation, Monetary Management Holdings, Inc., Jeffrey
A. Weiss and Donald F. Gayhardt, Phila. Co. CCP, May Term, 1996, Civil Action No. 888) relating to the acquisition in February 1995 of the assets of 19 check cashing stores from ARI, Inc. for consideration consisting, in part, of a $2.7 million note issued by such subsidiary (which note is not guaranteed by the Company). The seller has sued for breach of contract, breach of oral guaranty, fraudulent inducement, negligent misrepresentation and fraudulent misrepresentation, for which he contends he is entitled to in excess of $2.7 million, plus punitive damages and attorney's fees. The Company intends to actively contest each of the causes of action asserted in the complaint.

  The Company is not a party to any other material litigation and is not aware of any pending or threatened litigation, other than routine litigation and administrative proceedings arising in the ordinary course of business, that would have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  The directors and officers of Holdings as of the date of this Prospectus and their respective ages and positions with Holdings are set forth below:

    NAME                      AGE                     POSITION
    ----                      ---                     --------
Jeffrey Weiss................  52 Chairman of the Board of Directors, President
                                  and Chief Executive Officer
Donald Gayhardt..............  32 Executive Vice President, Chief Financial
                                  Officer, Secretary, Treasurer and Director
Nora Kerppola................  31 Director
Wesley Lang, Jr..............  39 Director
Paul Gelburd.................  39 Director
Joshua Brain.................  41 Director

  The directors and officers of DFG as of the date of this Prospectus and their respective ages and positions with DFG are set forth below:

    NAME                         AGE                     POSITION
    ----                         ---                     --------
Jeffrey Weiss...................  52 Chairman of the Board of Directors,
                                     President and Chief Executive Officer
Donald Gayhardt.................  32 Executive Vice President, Chief Financial
                                     Officer, Secretary, Treasurer and Director
Peter Sokolowski................  35 Vice President--Finance
Bernard Flaherty................  46 Vice President--Store Operations
Michael Marcus..................  35 Vice President--Information Systems

  Jeffrey Weiss has served as the Chairman, President and Chief Executive Officer of DFG and Holdings since the Company's acquisition by an affiliate of Bear Stearns in May 1990. Until June 1992, Mr. Weiss was also a Managing Director at Bear Stearns & Co. Inc. ("Bear Stearns") with primary responsibility for the firm's investments in small to mid-sized companies, in addition to serving as Chairman and Chief Executive Officer for several of these companies. Mr. Weiss is the author of several popular financial guides.

  Donald Gayhardt joined DFG as a full-time employee in October 1992 and currently has responsibility for business development, finance, treasury and general administrative functions. Mr. Gayhardt has also served on the Board of Directors of Holdings since 1990, and on the Board of Directors of DFG since 1993. Prior to joining the company, Mr. Gayhardt was employed by Bear Stearns from 1988 to 1993, most recently as an Associate Director in the Principal Activities Group, where he had oversight responsibility for the financial and accounting functions at a number of manufacturing, distribution and retailing firms, including DFG. Prior to joining Bear Stearns, Mr. Gayhardt held positions in the mergers and acquisitions advisory and accounting fields.

  Peter Sokolowski has been Vice President--Finance of DFG since June 1991 and has overall responsibility for the Company's accounting systems and controls, as well as financial management. Prior to joining the Company, Mr. Sokolowski worked in various financial positions in the commercial banking industry.

  Bernard Flaherty joined DFG in May 1995 as Vice President--Store Operations. Mr. Flaherty's 22 years of multi-unit retail experience includes both operations and marketing responsibilities. Prior to joining the Company, Mr. Flaherty served as Vice President of Sales/Marketing for Coastal Mart, Inc. for two years. Prior to that, Mr. Flaherty had an extensive 20-year career with The Southland Corporation.

  Michael Marcus has been Vice President--Information Systems of DFG since 1992. Mr. Marcus is responsible for the data processing and information technology functions and has developed an enterprise-wide store management system which includes financial reporting and inventory control. Prior to joining DFG, Mr. Marcus was employed in artificial intelligence programming with E.I. du Pont de Nemours and Company.

  Nora Kerppola has been a director of Holdings since January 1995. She is a General Partner of WPG Private Equity Partners, L.P., the general partner of WPG Corporate Development Associates IV, L.P., a shareholder of Holdings. Prior to joining WPG in 1994, she worked as a private equity investor for four years with Investor International (U.S.), a subsidiary of Sweden's Wallenberg Group. Ms. Kerppola began her career at CS First Boston Corporation, where she was an Associate in the Investment Banking Department.

  Wesley Lang, Jr. has been a director of Holdings since June 1994. He has been a principal of WPG since 1987, and was elected to that firm's Executive Committee in 1994. Mr. Lang is currently a Managing General Partner of WPG Private Equity Partners, L.P., the general partner of WPG Corporate Development Associates IV, L.P. Prior to joining WPG in 1985, he specialized in acquisition financing at Manufacturers Hanover Trust Company. He also serves as a director of Durakon Industries, Inc. and Chyron Corporation.

  Paul Gelburd is a Senior Vice President in the Equity Capital Group of GECC specializing in strategic investments. Mr. Gelburd has been a director of Holdings since August 1996. He joined GECC in 1995 from Columbia Financial Partners, a private equity investment firm, where he was a partner since 1992. Prior to Columbia Financial Partners, Mr. Gelburd was a partner at Putnam, Lovell & Co., a boutique investment advisory firm specializing in the money management industry. From 1984 to 1990, Mr. Gelburd was a member of the Mergers and Acquisitions group at Morgan Stanley, where he specialized in financial institutions. Prior to Morgan Stanley, Mr. Gelburd was a member of the energy and technology practice at Booz, Allen & Hamilton.

  Joshua Brain has been a director of Holdings since September 1996, the month in which he joined Pegasus Financial LLC as a principal. Prior to joining Pegasus Financial LLC, Mr. Brain was a Managing Director and a member of the management committee at Financial Security Assurance Inc., a New York monoline financial guaranty company which he joined in 1989. From 1983 to 1989, Mr. Brain practiced law with Cleary, Gottlieb, Steen & Hamilton in New York.

COMPENSATION OF DIRECTORS

  Directors are not provided with any compensation for their services other than the reimbursement of expenses associated with attending meetings of the Boards of Directors or any committee thereof.

COMMITTEES

  There are currently no committees of the Boards of Directors.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the compensation of the Chief Executive Officer and each of the other executive officers of the Company who had annual compensation in fiscal year 1996 in excess of $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                              COMPENSATION
                                    ANNUAL COMPENSATION          AWARDS
                               ------------------------------ -------------
                                                 OTHER ANNUAL  SECURITIES
   NAME AND PRINCIPAL                              COMPEN-     UNDERLYING    ALL OTHER
        POSITION          YEAR  SALARY   BONUS    SATION(1)   OPTIONS(#)(3) COMPENSATION
   ------------------     ---- -------- -------- ------------ ------------- ------------
Jeffrey Weiss...........  1996 $350,000 $231,272                               $4,750
 Chairman, President and  1995  350,000  189,000   $67,364                      6,246
 Chief Executive Officer  1994  261,384  242,500                  3,750         4,620
Donald Gayhardt.........
 Executive Vice           1996  140,000   67,760                                4,135
 President and Chief      1995  140,000   75,600                                6,008
 Financial Officer        1994  130,000   59,500                  1,250         5,064
Bernard Flaherty(2).....  1996  105,000   10,000                                1,987
 Vice President--Store    1995   13,125        0                                  214
 Operations

--------
(1) Includes $18,582 paid for Mr. Weiss in 1995 for a Company leased vehicle and $26,453 paid for life insurance premiums on policies where the Company was not the named beneficiary. Perquisites and other personal benefits provided to each other Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such Named Executive Officer.
(2) Mr. Flaherty joined the Company in May 1995.
(3) The amounts shown in this column represent stock options with respect to shares of Holdings Common Stock which were issued in each fiscal year. No options to purchase Holdings Common Stock or SARs were granted in fiscal 1996 or 1995 to the Named Executive Officers.

  The following table sets forth information concerning options to purchase Holdings Common Stock held by each of the Named Executive Officers as of the fiscal year ended June 30, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION VALUES(1)

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                            OPTIONS AT FISCAL YEAR END    FISCAL YEAR END(2)
NAME                        -------------------------- -------------------------
----                        EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
Jeffrey Weiss..............        1,750/2,000            $1,050,000/$525,000
Donald Gayhardt............          583/667                349,800/175,200

--------
(1) No options were exercised and no SARs were granted in the last fiscal year.
(2) An assumed fair market value of $1,600 per share was used to calculate the value of the options. As the shares are not traded in an established public market, the value assigned is based on the price received in the Equity Transaction.

EMPLOYMENT AGREEMENTS

  Jeffrey Weiss

  Mr. Weiss, Chairman, President and Chief Executive Officer of Holdings and DFG, is employed pursuant to an Employment Agreement (the "Weiss Agreement") dated as of August 8, 1996, between Mr. Weiss, DFG and Holdings (DFG and Holdings being collectively referred to herein as the "Employer"). The Weiss Agreement provides for an annual base salary of $400,000, to be adjusted upward annually at the discretion of the Board of Directors of Holdings. In addition, Mr. Weiss is eligible to receive an annual bonus in an amount equal to 60% of his base salary, contingent upon the Employer achieving 100% of its targeted results (with certain adjustments to the extent the Employer achieves results short of or in excess of its targeted results). Under certain circumstances, Mr. Weiss is entitled to the payment of a severance benefit equal to the sum of two years' base salary and the cash bonus received for the most recently completed two fiscal years.

  The Weiss Agreement also provides for a three year term, terminating on the later of August 8, 1999 and the first anniversary of the date on which the Employer gives Mr. Weiss written notice of termination, unless the Weiss Agreement is otherwise terminated pursuant to its terms. Pursuant to the Weiss Agreement, Mr. Weiss was granted non-qualified options to acquire up to 2,625 shares of Holdings Common Stock. See "Principal Shareholders." Mr. Weiss is eligible to participate in all fringe benefit programs of the Employer offered from time to time to its senior management employees.

  Pursuant to the Weiss Agreement, Mr. Weiss has agreed that effective upon termination, and in consideration for the payment of a severance benefit, he will not compete with the Employer within the United States for a period of two years.

  Donald Gayhardt

  Mr. Gayhardt, Executive Vice President and Chief Financial Officer of Holdings and DFG, is employed pursuant to an Employment Agreement (the "Gayhardt Agreement") dated as of August 8, 1996, between Mr. Gayhardt and the Employer. The Gayhardt Agreement provides for an annual base salary of $160,000, to be adjusted upward annually at the discretion of the Board of Directors of Holdings. In addition, Mr. Gayhardt is eligible to receive an annual bonus in an amount equal to 60% of his base salary, contingent upon the Employer achieving 100% of its targeted results (with certain adjustments to the extent the Employer achieves results short of or in excess of its targeted results). Under certain circumstances, Mr. Gayhardt is entitled to the payment of a severance benefit equal to the sum of one year's base salary and the cash bonus received for the most recently completed calendar year.

  The Gayhardt Agreement also provides for a three year term, terminating on the later of August 8, 1999 and the first anniversary of the date on which the Employer gives Mr. Gayhardt written notice of termination, unless the Gayhardt Agreement is otherwise terminated pursuant to its terms. Pursuant to the Gayhardt Agreement, Mr. Gayhardt was granted non-qualified options to acquire up to 875 shares of Holdings Common Stock. See "Principal Shareholders." Mr. Gayhardt is eligible to participate in all fringe benefit programs of the Employer offered from time to time to its senior management employees.

  Pursuant to the Gayhardt Agreement, Mr. Gayhardt has agreed that effective upon termination, and in consideration for the payment of a severance benefit, he will not compete with the Employer within the United States for a period of one year.

                            PRINCIPAL SHAREHOLDERS

  All of the issued and outstanding shares of capital stock of the Company are owned by Holdings.

  The following table sets forth as of December 31, 1996 the number of shares of Holdings Common Stock owned beneficially by (a) each person that is the beneficial owner of more than 5% of Holdings Common Stock, (b) all directors and nominees, (c) the Named Executive Officers and (d) all directors and executive officers as a group. The address of each officer and director is c/o the Company unless otherwise indicated. As of such date, there were a total of 30,691.78 shares of Holdings Common Stock outstanding.

        BENEFICIAL OWNER                                       NUMBER   PERCENT
        ----------------                                      --------- -------
WPG Corporate Development Associates IV, L.P. and
 WPG Corporate Development Associates IV (Overseas), L.P. ... 17,877.74  58.25%
 One New York Plaza
 New York, New York 10004
PAG Dollar Investors LLC and Pegasus Partners, L.P...........  6,250.00  20.36%
 591 West Putnam Avenue
 Greenwich, Connecticut 06831
General Electric Capital Corporation.........................  4,375.00  14.25%
 260 Long Ridge Road
 Stamford, Connecticut 06927
Jeffrey Weiss(1).............................................  2,524.98   7.63%
Donald Gayhardt(2)...........................................    841.66   2.67%
Wesley W. Lang, Jr.(3).......................................     24.73   0.08%
 c/o Weiss, Peck & Greer
 One New York Plaza
 New York, New York 10004
Nora Kerppola (4)............................................     14.84   0.05%
 c/o Weiss, Peck & Greer
 One New York Plaza
 New York, New York 10004
All directors and officers as a group (9 persons)(5).........  3,424.21  10.10%

--------
(1) Includes options to purchase an aggregate of 2,406.25 shares of Holdings Common Stock which are currently exercisable or which can be exercised within 60 days. Jeffrey Weiss holds options to purchase an aggregate of 5,325 shares of Holdings Common Stock, consisting of: (i) options to purchase 2,625 shares of Holdings Common Stock at a price of $1,000 per share (such options vest in equal monthly increments over three years, commencing in July 1994 (and all become immediately vested upon the occurrence of certain circumstances), and have a term of ten years from June 30, 1994); (ii) options to purchase 1,125 shares of Holdings Common Stock with an initial exercise price of $1,000 per share on June 30, 1994, with the exercise price increasing by 40% on each of June 30, 1995, 1996, 1997, 1998 and 1999, in each case over the exercise price of the prior year, with an exercise price of $5,000 per share from and after June 30, 1999 (such options are fully vested but are exercisable only in the event of a change of control of Holdings or an initial public offering of Holdings Common Stock); and (iii) options to purchase 1,575 shares of Holdings Common Stock at an exercise price of $1,600 per share (such options are exercisable only in the event that, at the time of exercise, WPG has realized an internal rate of return of 35% or more on its equity investment in Holdings made in August 1996).
(2) Includes options to purchase an aggregate of 802.08 shares of Holdings Common Stock which are currently exercisable or which can be exercised within 60 days. Donald Gayhardt holds options to purchase an aggregate of 1,775 shares of Holdings Common Stock, consisting of: (i) options to purchase 875 shares of Holdings Common Stock at a price of $1,000 per share (such options vest in equal monthly increments over three years, commencing in July 1994 (and all become immediately vested upon the occurrence of certain circumstances), and have a term of ten years from June 30, 1994); (ii) options to purchase 375 shares of Holdings Common Stock with an initial exercise price of $1,000 per share on June 30, 1994, with the exercise price increasing by 40% on each of June 30, 1995, 1996, 1997, 1998 and 1999, in each case over the exercise price of the prior year, with an exercise price of $5,000 per share from and after June 30, 1999 (such options are fully vested but are exercisable only in the event of a change of control of Holdings or an initial public offering of Holdings Common Stock); and (iii) options to purchase 525 shares of Holdings Common Stock at an exercise price of $1,600 per share (such options are exercisable only in the event that, at the time of exercise, WPG has realized an internal rate of return of 35% or more on its equity investment in Holdings made in August 1996).
(3) Mr. Lang, Jr. serves as a Managing General Partner of the general partner of WPG Corporate Development Associates IV, L.P. and as a Managing General Partner and director of the domestic and overseas General Partners, respectively, of WPG Corporate Development Associates IV (Overseas), L.P. Mr. Lang, Jr. disclaims beneficial ownership of Holdings Common Stock owned by those entities.
(4) Ms. Kerppola serves as a general partner of the general partner of WPG Corporate Development Associates IV, L.P. and of the domestic general partner of WPG Corporate Development Associates IV (Overseas), L.P. Ms. Kerppola disclaims beneficial ownership of Holdings Common Stock owned by those entities.
(5) Includes 3,208.33 shares subject to currently exercisable options or options exercisable within 60 days.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS AGREEMENT

  Holdings entered into an Amended and Restated Shareholders Agreement dated August 8, 1996 (the "Shareholders Agreement") with certain shareholders signatory thereto (the "Shareholders "), including GECC, WPG Corporate Development Associates IV, L.P. ("CDA IV Domestic"), WPG Corporate Development Associates IV (Overseas), L.P. (together with CDA IV Domestic, the "CDA Funds"), Pegasus, PAG Dollar Investors LLC (together with CDA Funds, GECC and Pegasus, the "Investors"), Jeffrey Weiss and Donald Gayhardt (together with Jeffrey Weiss, each a "Management Shareholder"). The Shareholders Agreement will remain in effect until (1) Holdings Common Stock has been sold in public offerings registered under the Securities Act with gross proceeds of not less than $35.0 million, (2) Holdings Common Stock is listed on a national securities exchange and (3) the number of registered or beneficial holders of Holdings Common Stock exceeds 500.

 Transfer Restrictions

  The Shareholders Agreement provides, among other things, for certain restrictions on the disposition of Holdings Common Stock. Unless a transfer of Holdings Common Stock which is subject to the Shareholders Agreement is made in accordance with the terms of such agreement, such transfer will be void and of no force or effect. Subject to certain exceptions described below, Holdings Common Stock may not be transferred prior to June 30, 1999 or otherwise pledged, assigned or delivered as security for indebtedness.

  Holdings Common Stock may not be transferred unless the transferring Shareholder first provides notice to Holdings and each of the remaining Shareholders. Upon such notice, each Shareholder will have the right to offer to purchase all, but not less than all, of the shares being offered by the transferring Shareholder. Such offer may then be accepted or rejected by the transferor. Any shares of Holdings Common Stock which are subsequently transferred to a non-Shareholder transferee will remain subject to the terms and conditions of the Shareholders Agreement.

 Repurchase of Shares

  Upon the termination of employment of a Management Shareholder by reason of his death or permanent disability, or upon the death of a Management Shareholder following termination of his employment, Holdings must purchase all of the shares of Holdings Common Stock then owned by such Management Shareholder. Upon the termination of employment of a Management Shareholder under any other circumstances, Holdings will have the option to purchase all or any portion of the shares owned by such Management Shareholder. Upon notice from Holdings, the remaining Management Shareholder will have the right to purchase all or any portion of the shares which were not purchased by Holdings. The purchase price of shares purchased pursuant to both mandatory and optional repurchases will be the fair market value of such shares as determined pursuant to the Shareholders Agreement. Holdings will not be obligated to make any repurchase, nor will it have the right to do so, to the extent any such repurchase would result in a violation of applicable law or any contract to which Holdings is a party.

 Registration Rights

  The Shareholders Agreement also provides for demand and incidental (or "piggyback") registration rights. Each of the CDA Funds, Pegasus and GECC have demand registration rights pursuant to which, at any time after 90 days after the first registration of shares of Holdings Common Stock under the Securities Act (other than pursuant to an employee benefit plan), each may make a written request of Holdings to register all or part of such Shareholder's Holdings Common Stock. Each remaining Shareholder may then elect to include its shares of Holdings Common Stock in the demand registration. The CDA Funds, Pegasus and GECC are entitled to two demand registrations until such time that Holdings is eligible to register its securities pursuant to a Registration Statement on Form S-3, after which such Shareholders will be entitled to an unlimited number of demand registrations. All demand registrations are subject to the condition that they not adversely affect a pending underwritten offering or other significant business transaction.

  Until August 8, 2006, whenever Holdings proposes to register any equity securities under the Securities Act (other than pursuant to an employee benefit plan or in connection with an acquisition or similar transaction), it must include in such registration all shares of Holdings Common Stock which the Shareholders request to have registered, subject to the condition that not all of such shares may be registered if only a reduced number can be sold without having a material adverse effect on the offering.

  Pursuant to the Shareholders Agreement, Holdings has agreed not to grant any other demand or piggyback registration rights with respect to Holdings Common Stock, other than piggyback registration rights that are not inconsistent with the terms of the Shareholders Agreement.

 Co-Sale and Preemptive Rights

  Pursuant to the Shareholders Agreement, no Investor may accept one or more third-party offers to transfer in excess of one-third of the aggregate number of shares of Holdings Common Stock owned by such Investor as of August 8, 1996 unless each Shareholder has been offered an equal opportunity to participate in such transaction.

  In addition, each Shareholder has the preemptive right to subscribe for its proportional share of any class of securities which Holdings proposes to issue or sell, other than shares issued pursuant to the exercise of options or warrants or in connection with the acquisition of any business.

 Additional Shareholder Rights

  In addition to its other rights and obligations as a Shareholder, GECC has the right to offer to purchase certain equity securities of Holdings in the event Holdings raises capital through the issuance of equity securities not involving a public offering. This right of GECC will apply only to the first $3.0 million of equity securities which Holdings may issue, and Holdings will have no obligation to accept an offer from GECC if Holdings proposes to issue shares at a price which is less than $1,600 per share. GECC's offer is subject to certain other limitations and may be rejected by Holdings. Furthermore, GECC has certain preemptive rights with respect to certain transactions involving a change in control of Holdings or the sale of all or substantially all of Holdings' and its subsidiaries' assets.

  In the event that the CDA Funds and either Pegasus or GECC desire to transfer all or substantially all of their Holdings Common Stock in a single or series of related transactions, such Shareholders have the right to require all of the Shareholders to transfer to the purchaser an equal proportion of their shares at the same price and on the same terms and conditions.

 Grant of Proxy

  Certain shareholders of Holdings have granted to CDA IV Domestic their proxy to vote all of their shares, which proxy is irrevocable and binding on all transferees. In addition, the Shareholders have agreed to vote their shares so that (1) the number of members of the Board of Directors remains at six, (2) the Shareholders elect (a) two nominees selected by the CDA Funds, (b) one nominee designated by Pegasus, (c) one nominee designated by GECC and (d) two nominees designated by the Management Shareholders, (3) the nominating Shareholders have the right to remove their nominees from the Board of Directors for or without cause and replace them upon such removal and (4) the nominating Shareholders have the right to designate replacement directors to fill any vacancies created by their nominees ceasing to serve as directors during such directors' terms of office.

 Supermajority

  The Shareholders Agreement also provides for certain supermajority requirements. These provisions require the approval by certain Shareholders' nominees of certain actions contemplated by Holdings or any of its subsidiaries. In addition, if after August 8, 1999 any of the directors selected by the Investors desire that Holdings make an initial public offering of its securities, and if the other Investors are unwilling to approve such offering, the Investors will take such actions as are reasonably necessary to effect a sale of Holdings and its subsidiaries as a going concern.

LOAN TO AN OFFICER/DIRECTOR

  Jeffrey Weiss received a loan on June 30, 1994 from the Company in the amount of $200,000. Interest accrues on the unpaid principal balance at a fixed rate of 9.25%. The loan is payable on the first to occur of (i) June 30, 1997, (ii) 90 days following his voluntary resignation or the termination of his employment for cause, and (iii) one year following the termination of his employment relationship with the Company for any other reason.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT

  The Old Notes were issued under an Indenture, dated as of November 15, 1996, which requires that the Company file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of such registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by the holder without registration under the Securities Act. Upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate, except as provided below. A copy of the Indenture and the Registration Rights Agreement delivered in connection therewith have been filed as exhibits to the Registration Statement of which this Prospectus is a part. As a result of the filing and the effectiveness of the Registration Statement, certain prospective increases in the interest rate on the Old Notes provided for in the Registration Rights Agreement will not occur. Following the completion of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights, except as provided below, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third-parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder represents to the Company that (i) such New Notes are acquired in the ordinary course of business of such holder, (ii) such holder is not engaging in and does not intend to engage in a distribution of such New Notes and (iii) such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. See "Plan of Distribution."

  In the event that any holder of Old Notes would not receive freely tradeable New Notes in the Exchange Offer or is not eligible to participate in the Exchange Offer, such holder can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act.

  In the event that the Company is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for a period of three years or such shorter period that will terminate when all of the Old Notes covered by such registration statement have been sold pursuant thereto. Other than as set forth in this paragraph, no holder will have the right to require the Company to register such holder's Notes under the Securities Act. See "Procedures for Tendering Old Notes."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 P.M.,
New York City time, on     , 1997; provided, however, that if the Company, in
its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $110,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about     , 1997, to all Holders of Old
Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $ 1,000 or any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Fleet National Bank (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either
(i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal Rights"), as the case may be, must be guaranteed (see "--Guaranteed Delivery Procedures") unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guaranties must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the Old Notes with the signature thereon guarantied by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) may not rely on the applicable interpretation of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive as set forth below under "Description of the Notes--Book-Entry, Delivery and Form" a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from November 15, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 P.M., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered

Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution in which case such guarantee will not be required. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

    (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

    (ii) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff of the SEC.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the SEC or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

  The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

  Fleet National Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      Fleet National Bank, Exchange Agent

                                   By Mail:
                                777 Main Street
                          Hartford, Connecticut 06115

                   Attention: Corporate Trust Administration

                                 By Facsimile:
                                (860) 986-7920

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

  The Exchange Agent also acts as trustee under the Indenture.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $200,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Exchange Offer; Registration Rights." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course or such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer."

                             DESCRIPTION OF NOTES

GENERAL

  The Old Notes were issued under an Indenture, dated as of November 15, 1996 (the "Indenture"), between the Company and Fleet National Bank, as Trustee (the "Trustee"). The New Notes also will be issued under the Indenture and the terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions relating to the Old Notes. The Old Notes and New Notes will be treated as a single class of securities under the Indenture. Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept the Old Notes in exchange for the New Notes. See "The Exchange Offer."

  The following is a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Certain terms used herein are defined below under "--Certain Definitions." The term "Notes" means the Old Notes and the New Notes, treated as a single class.

  The Old Notes are, and the New Notes will be, general unsecured obligations of the Company, rank senior in right of payment to all subordinated Indebtedness of the Company and rank pari passu in right of payment with all senior borrowings, including all borrowings under the Credit Agreement. At December 31, 1996, the aggregate principal amount of Indebtedness (excluding trade payables, other accrued liabilities and the Notes) of the Company and its Subsidiaries was approximately $3.0 million of Indebtedness, none of which would have ranked effectively senior to the Notes. The Indenture limits the ability of the Company and its Subsidiaries to incur additional Indebtedness. However, under certain circumstances, the Company and its Subsidiaries will be permitted to incur secured Indebtedness, including Indebtedness under the Credit Agreement, with respect to which the Notes would be effectively subordinated to the extent of the assets securing such Indebtedness.

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. Except to the extent of the Subsidiary Guarantees, the Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. The Company's foreign Subsidiaries are not, and will not be, Guarantors of the Notes. See "--Subsidiary Guarantees."

PRINCIPAL, MATURITY AND INTEREST

  The Notes are in an aggregate principal amount of $110.0 million and will mature on November 15, 2006. Interest on the Notes will accrue at the rate of 10 7/8% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 1997, to holders of record on the immediately preceding May 1 and November 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof.

Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

  Because of time-zone differences, the securities accounts of Euroclear or Cedel Bank participants (each, a "Member Organization") purchasing an interest in a Global Note from a Depositary Participant that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the Depositary settlement date. Transactions in interests in a Global Note settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Note by or through a Member Organization to a Depositary Participant that is not a Member Organization will be received with value on the Depositary settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement at the Depositary.

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Old Notes are, and under the New Notes will be, jointly and severally Guaranteed on a senior basis (the "Subsidiary Guarantees") by the Guarantors. The Subsidiary Guarantees rank pari passu in right of payment with all existing and future senior Indebtedness of the Guarantors, including the obligations of the Guarantors under the Credit Agreement and any successor credit facility. All of the Company's current and future domestic Subsidiaries will be Guarantors. Due to possible adverse tax consequences, the Company's foreign subsidiaries will not guarantee the Company's payment obligations under the Notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance; Possible Invalidity of Subsidiary Guarantees."

  The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity (other than the Company or another Guarantor), unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Notes and the Indenture pursuant to a supplemental indenture, in form and substance reasonably satisfactory to the Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Indenture provides that, in the event of (i) a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, (ii) a sale or other disposition of all of the capital stock of any Guarantor or (iii) a distribution of all of the capital stock of any Guarantor to stockholders of the Company in a transaction that complies with the covenant described below under "--Restricted Payments," such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation, distribution or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

  The Notes will not be redeemable at the Company's option prior to November 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

        YEAR                                              PERCENTAGE
        ----                                              ----------
        2001.............................................  105.438%
        2002.............................................  103.625%
        2003.............................................  101.813%
        2004 and thereafter..............................  100.000%

  Notwithstanding the foregoing, at any time and from time to time prior to November 15, 1999, the Company may redeem up to 30% of the originally issued principal amount of Notes at a redemption price of 110 7/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net proceeds of an initial public offering of common stock of the Company or of Holdings (to the extent that the proceeds thereof are contributed to the Company as common equity); provided that at least 70% of the originally issued principal amount of Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that notice of such redemption shall be given within 30 days of the date of the closing of such public offering of common stock of the Company.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 25 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control, and the Company will not be in violation of the Indenture by reason of any act required by such rule or other applicable law.

  On a date that is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the "Change of Control Payment Date"), the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The Company's ability to repurchase Notes upon a Change of Control may be limited by, among other factors, the financial resources of the Company at the time of repurchase. The Credit Agreement will prohibit the Company from purchasing any Notes prior to their stated maturity and also will provide that certain Change of Control events would constitute a default thereunder. In addition, any future credit or other borrowing agreements may contain similar restrictions. See "Risk Factors--Change of Control." If a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lender(s) to such purchase or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to any arrangement releasing the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds (a) to permanently reduce pari passu Indebtedness (and to correspondingly reduce commitments with respect thereto) or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit Indebtedness under the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than Equity Interests of a Subsidiary of the Company);
(iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee thereof, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

    (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

  The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (C)(2) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (C)(2) of the preceding paragraph; (iv) the payment of any distribution or dividend to Holdings to enable Holdings to repurchase, redeem or otherwise acquire or retire for value of any Equity Interests of Holdings, the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (v) payments in an aggregate amount not to exceed $3.0 million since the date of the Indenture in respect of the purchase, retirement or redemption of Existing Indebtedness for an amount less than the face amount thereof.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant entitled "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt), and the Guarantors may guarantee such Indebtedness, and the Company may issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The foregoing provisions do not apply to: (i) the incurrence by the Company (and Guarantees thereof by the Guarantors) of Indebtedness for working capital purposes and letters of credit pursuant to the Credit Agreement (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) in an aggregate principal amount not to exceed as of any date of incurrence the greater of (A) $25.0 million and (B) the amount of the Borrowing Base; (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness; (iii) the incurrence by the Company and its Subsidiaries of the Indebtedness represented by the Notes and the Subsidiary Guarantees; (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding; (v) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred; (vi) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be; (vii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding; (viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million; and (ix) the incurrence by the Company or any of its Subsidiaries of Earn-out Obligations in an aggregate amount not to exceed $5.0 million at any time outstanding.

  For purposes of determining compliance with the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock," in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (ix) of the immediately preceding paragraph, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to the first paragraph of this covenant. Accrual of interest, accretion of accreted value and issuance of securities paid-in-kind shall not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, other than Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the

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ability of any Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the Indenture, (ii) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture, (iii) the Indenture and the Notes, (iv) applicable law, (v) by reason of customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, or (vii) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested

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

members of the Board of Directors and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) the payment of Earn-out Obligations pursuant to agreements entered into at such time as the recipient of such payments was not an Affiliate of the Company or such Subsidiary, (x) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Subsidiaries and (z) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under "-- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.


 Sale and Leaseback Transactions

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (a) the Company could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

 Limitation on Issuances and Sales of Capital Stock of Wholly Owned
Subsidiaries

  The Indenture provides that the Company (a) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and
(ii) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," provided that this clause (a) shall not apply to any pledge of Capital Stock of any Subsidiary of the Company securing Indebtedness under the Credit Agreement, and (b) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

 Additional Subsidiary Guarantees

  The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create another domestic Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture; provided that the foregoing provision shall not apply to any Subsidiary to the extent that (i) in the opinion of counsel to the Company, such Subsidiary is unable to execute a Subsidiary Guarantee by reason of any legal or regulatory prohibition or restriction and (ii) such Subsidiary is not, directly or indirectly, an obligor under the Credit Agreement or any other bank facility.

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the holders of Notes (a) commencing for the fiscal quarter ending December 31, 1996, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (b) commencing for the fiscal quarter ending December 31, 1996, all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "-- Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;
(vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in

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

the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below,
(ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and

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

interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided below, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change

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

the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

  Without the consent of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the captions "--Change of Control" and "--Asset Sales" that adversely affect the rights of any holder of Notes.

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

  The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions described under the caption "--Asset Sales"), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (A) that have a fair market value in excess of $1.0 million or (B) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, (i) a transfer of assets by the Company to a Wholly Owned Subsidiary that is a Guarantor, or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Guarantor, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Guarantor, and (iii) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Restricted Payments" will not be deemed to be Asset Sales.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Borrowing Base" means the sum of the following: (i) 100% of cash held overnight in store safes; (ii) 100% of balances held in store accounts; (iii) 100% of checks held in store safes; (iv) 100% of clearing house transfers initiated on the previous day and transfers of same-day funds to be credited to store accounts; (v) 100% of cash held overnight by armored car carriers,
(vi) 100% of eligible government receivables in respect of government contracts and (vii) 100% of cash balances held in demand deposit accounts and/or investment accounts. The Borrowing Base shall be determined by the Company upon each incurrence of Indebtedness, and such determination shall be conclusive so long as it is made in good faith.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and (vi) money market funds registered with the Commission and meeting the requirements of
Section 2(a)(7) of the Investment Company Act of 1940, as amended, and, in each case, maturing within six months after the date of acquisition.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the voting stock of Holdings or the Company, (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Holdings ceases to own 100% of the outstanding Equity Interests of the Company or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness by such Person or its Subsidiaries (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing consolidated revenues in determining such Consolidated Net Income for such period, minus (vi) the amount of Earn-out Obligations paid during such period (to the extent not already reflected as an expense in Consolidated Net Income), in each case, on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of the date of the Indenture, by and among the Company, the Guarantors, Bank of America NT&SA, as administrative agent, and the lenders party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

  "Earn-out Obligations" means contingent payment obligations of the Company or any of its Subsidiaries incurred in connection with the acquisition of assets or businesses, which obligations are payable based on the performance of the assets or businesses so acquired; provided that the amount of such obligations shall not exceed 25% of the total consideration paid for such assets or businesses; and provided, further, that the amount of such obligations outstanding at any time shall be measured by the maximum amount potentially payable thereunder without regard to performance criteria, the passage of time or other conditions.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means (i) $5.1 million of Indebtedness incurred in connection with the acquisition of Cash-N-Dash Check Cashing, Inc. and (ii) up to $3.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement or any predecessor bank credit facility) in existence on the date of the Indenture, in each case, until such amounts are repaid.

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

  "Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and
(iv) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (x) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and
(y) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company) and without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantors" means each of (i) Albuquerque Investments, Inc., Any Kind Check Cashing Centers, Inc., Check Mart of Louisiana, Inc., Check Mart of New Mexico, Inc., Check Mart of New Jersey, Inc., Check Mart of Pennsylvania, Inc., Check Mart of Texas, Inc., Check Mart of Washington, D.C., Inc., Check Mart of Wisconsin, Inc., DFG Warehousing Co., Inc., Dollar Financial Insurance Corp., Dollar Insurance Administration Corp., Financial Exchange Company of Michigan, Inc., Financial Exchange Company of Ohio, Inc., Financial Exchange Company of Pennsylvania, Inc., Financial Exchange Company of Pittsburgh, Inc., Financial Exchange Company of Virginia, Inc., L.M.S. Development Corporation, Monetary Management Corp., Monetary Management Corporation of Pennsylvania, Monetary Management of California, Inc., Monetary Management of Maryland, Inc., Monetary Management of New York, Inc., Pacific Ring Enterprises, Inc., QTV Holdings, Inc. and U.S. Check Exchange Limited Partnership, and (ii) any other domestic Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Holdings" means DFG Holdings, Inc., a Delaware corporation and the 100% owner of the Company.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (ii) representing Capital Lease Obligations, (iii) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or (iv) representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness under the Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture; (b) any Investment in Cash Equivalents or the Notes; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";
(e) other Investments in any Person (other than Holdings or an Affiliate of Holdings that is not also a Subsidiary of the Company) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed $3.0 million; and (f) any loan by the Company to a Wholly Owned Subsidiary of the Company that is not a Guarantor and any other Investment in a Wholly Owned Subsidiary of the Company that is not a Guarantor to the extent necessary to preserve the full deductibility of interest relating to Indebtedness of such Subsidiary.

  "Permitted Liens" means (i) Liens securing Indebtedness under the Credit Agreement that was permitted by the terms of the Indenture to be incurred;
(ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; and (x) Liens securing Permitted Refinancing Debt, provided that the Company was permitted to incur Liens with respect to the Indebtedness so refinanced.

  "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Principals" means Weiss, Peck & Greer, General Electric Capital Corporation, Pegasus Partners, L.P., or any person that is a general partner of either Weiss, Peck & Greer or Pegasus Partners, L.P. as of the date of the Indenture.

  "Related Party" with respect to any Principal means any Subsidiary of such Principal.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

NEW REVOLVING CREDIT FACILITY

  The Company, Bank of America NT&SA, Bank of America Illinois and Lehman Commercial Paper, Inc. have entered into the New Revolving Credit Facility.

  The New Revolving Credit Facility will mature on December 31, 2000 and provides for an aggregate commitment of up to $25.0 million, subject to a borrowing base limitation (the "Borrowing Base") based on the aggregate of certain percentages of the cash and checks held by the Company's stores, or for their account, and eligible government receivables.

  Amounts outstanding under the New Revolving Credit Facility bear interest at either (i) 0.50% plus the higher of (a) the federal funds rate plus 0.50% per annum and (b) the rate publicly announced by Bank of America NT&SA, as its "reference rate" or (ii) the Eurodollar Rate (as defined therein) plus 1.75%, determined at the Company's option. Amounts outstanding under the New Revolving Credit Facility are secured by a first priority lien on substantially all properties and assets of the Company and its current and future domestic subsidiaries (including all of the capital stock of the Company's domestic subsidiaries and 65% of the capital stock of the Company's Canadian subsidiaries). The Company's obligations under the New Revolving Credit Facility are guaranteed by Holdings and each of the Company's direct and indirect domestic subsidiaries. The New Notes will rank pari passu in right of payment with all senior borrowings of the Company, including all borrowings under the New Revolving Credit Facility.

  The New Revolving Credit Facility contains covenants and provisions that restrict, among other things, the Company's ability to: (i) merge or consolidate with another entity, (ii) incur additional indebtedness, including guarantees and excepting, among other things, (a) indebtedness under the New Revolving Credit Facility, (b) the Notes, (c) $1.0 million in purchase money indebtedness, (d) indebtedness incurred in the ordinary course of the Company's business, (e) certain inter-company indebtedness, (f) indebtedness in respect of hedging agreements, (g) indebtedness incurred in connection with an overdraft facility with CoreStates Bank, N.A., and (h) indebtedness of the Company's subsidiary, National Money Mart, Inc., to Bank of Montreal in connection with certain services provided by Bank of Montreal, (iii) incur liens on its property, other than liens previously disclosed, purchase money security interests, certain tax liens, certain liens incurred in the ordinary course of the Company's business, judgment liens in existence less than 15 business days or with respect to which execution has been stayed or the payment of which is covered in full by insurance, and liens on assets of foreign Subsidiaries securing indebtedness not exceeding $3.5 million, (iv) engage in certain asset sales or other dispositions, excepting, among other things, such sales which are in the ordinary course of the Company's business and such sales which are made for fair market value and which do not exceed $3.0 million in the aggregate, (v) pay dividends, make distributions or redeem, prepay or repurchase the Notes and (vi) amend the Indenture or the Registration Rights Agreement unless such amendment is not adverse in any respect to the lenders under the New Revolving Credit Facility or is not reasonably likely to have a material adverse effect on the business, operations, assets, revenues, properties or prospects of the Company. The New Revolving Credit Facility also contains covenants (i) requiring the Company to maintain net worth of not less than the sum of (x) $33.0 million plus (y) 50% of its cumulative net income; (ii) requiring the Company to maintain an interest coverage ratio on a rolling four-quarter basis equal to not less than 1.50:1 in fiscal 1997, 1.75:1 in fiscal 1998, and 2.00:1 in fiscal 1999 and
2000; (iii) requiring the Company to maintain a ratio of total debt to cash flow of 5.25:1 in fiscal 1997, 4.50:1 in fiscal 1998 and 4.00:1 in fiscal 1999 and 2000; and (iv) limiting the Company's capital expenditures to $3.5 million in fiscal 1997, $5.0 million in fiscal 1998, $3.25 million in fiscal 1999 and $2.0 million in fiscal 2000. The Company is, subject to certain conditions, allowed to make acquisitions with an aggregate purchase price of up to $17.0 million, which acquisitions have to be completed by June 30, 1999, provided, however, that acquisitions totalling no more than $15.0 million may be made in any consecutive four quarters. The New Revolving Credit Facility also contains covenants that (i) provide that the Company will not engage in any business activity except the check cashing business and activities incidental thereto,
(ii) restrict the

Company from entering into any arrangement for the purchase of materials or services if such arrangement requires that payment be made regardless of whether such materials or services are delivered or furnished, (iii) restrict the Company and its Subsidiaries from entering into transactions with affiliates except on terms that are fair and equitable and are of the kind a prudent person would enter into, (iv) restrict the Company from entering into agreements that restrict the ability of any of the Company's Subsidiaries to make payments to the Company and (v) restrict the Company from guaranteeing the indebtedness of others.

  Events of default under the New Revolving Credit Facility include, among other things: (i) any failure of the Company to pay principal, interest or fees thereunder when due, (ii) default under other Indebtedness,
(iii) noncompliance with or breach of covenants contained in the New Revolving Credit Facility and certain related documents, (iv) inaccuracy of any representation or warranty when made by the Company in the New Revolving Credit Facility and certain related documents, (v) certain events of bankruptcy or insolvency, (vi) imposition of certain judgment or ERISA liens,
(vii) a Change of Control (as defined in the New Revolving Credit Facility) and (viii) payment by the Company of more than $350,000 in liquidated damages under the Registration Rights Agreement. If a bankruptcy event of default occurs under the New Revolving Credit Facility, the commitments of the lenders are automatically terminated and the outstanding principal amount of all outstanding loans and obligations thereunder are immediately due and payable, without notice or demand. If any other event of default under the New Revolving Credit Facility occurs and is continuing, the administrative agent, upon the direction of the lenders holding 66 2/3% of the commitments under the New Revolving Credit Facility, may declare all or any portion of the outstanding principal amount of the loans and obligations thereunder due and payable and/or terminate the commitments of the lenders.

SELLER SUBORDINATED NOTES

  In connection with the acquisitions of the 19 stores from ARI, Inc. in February 1995 and the entities conducting business as Check Mart, Inc. in September 1994, one of the Company's subsidiaries issued subordinated notes to the sellers in the principal amounts of $2.7 million having a term of five years ending on February 15, 1999, and $720,000 having a term of three years ending on September 29, 1997, respectively, of which $2.6 million and $240,000 respectively remained outstanding at December 31, 1996. The subordinated notes bear interest at a reference rate plus 1% (9.25% at December 31, 1996). The notes are subordinated to all present and future obligations of the Company and will rank junior in right of payment to the New Notes. See "Business-- Legal Proceedings" for discussion of litigation concerning subordinated seller note in connection with the acquisition of the stores from ARI, Inc.

OTHER DEBT

  In connection with the acquisition of the companies conducting business as "Chex$Cashed", the Company issued notes for non-competition agreements with the former shareholders of the companies. The notes have a term of four years, ending on September 1, 1999, and bear interest at the prime rate, as defined, plus 1%. As of December 31, 1996 the aggregate outstanding balance of these notes was $53,000. The Company has also financed its insurance premiums, which financing aggregates $71,000 at December 31, 1996.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following discussion represents the opinion of Weil, Gotshal & Manges LLP, counsel to the Company, as to the federal income tax consequences of the consummation of the Exchange Offer to the holders of the Old Notes and as to the purchase, ownership and disposition of the New Notes. This discussion does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the New Notes by a prospective investor in light of such investor's personal circumstances. This discussion only addresses the U.S. federal income tax consequences of ownership of New Notes held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the New Notes as part of a "straddle", a "hedge" against currency risk or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion is generally limited to the tax consequences to initial holders. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

  This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

  PROSPECTIVE HOLDERS OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

                                 U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is (i) a citizen or resident (as defined in Section 7701(b) (1) of the Code) of the United States,
(ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

EXCHANGE OFFER

  It is more likely than not that the exchange of the Old Notes for New Notes pursuant to the Exchange Offer will not be a taxable exchange for U.S. federal income tax purposes. As a result, it is more likely than not that there will be no federal income tax consequences to U.S. Holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer.

STATED INTEREST

  Interest on a New Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes.

MARKET DISCOUNT

  If a New Note is acquired at a "market discount", some or all of any gain realized upon a sale, other disposition or payment at maturity (or earlier), or some or all of the proceeds of a partial principal payment, of such Note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the stated redemption price at maturity over the purchase price, subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include the market discount in income as it accrues, any gain realized on any subsequent disposition of such a Note (other than in connection with certain nonrecognition transactions) or payment at maturity (or earlier), or some or all of the proceeds of a partial principal payment with respect to such Note, will be treated as ordinary income to the extent of the market discount accrued during the period such Note was held.

  The amount of market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the New Note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the New Note up to and including the date of its maturity or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any New Note but, once made, such election is irrevocable.

  In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a New Note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all Notes and other obligations held by the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the New Note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

  Unless a U.S. Holder who acquires a New Note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such Notes in an amount not exceeding the deferred income until such income is realized.

BOND PREMIUM

  If a U.S. Holder purchases a New Note and immediately after the purchase the adjusted basis of the New Note exceeds the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest), the New Note has "bond premium." A U.S. Holder may elect to amortize such bond premium over the remaining term of such Note (or, in certain circumstances, until an earlier call date).

  If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the New Note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such Holder's gain or loss upon the sale or other disposition or payment of the principal amount of the New Note.

  An election to amortize premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or are thereafter acquired, and may be revoked only with the consent of the IRS.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

  Upon the disposition of a New Note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between
(i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the New Note. A U.S. Holder's tax basis in a New Note generally will equal the cost of the Note (net of accrued interest) to the U.S. Holder increased by amounts includible in income as market discount (if the holder elects to include market discount on a current basis) and reduced by any amortized bond premium.

  Provided the New Note is held as a capital asset, such gain or loss (except as otherwise provided by the market discount rules) will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such New Note for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under the Code, a U.S. Holder of a New Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of New Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                               NON-U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is not (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "Non-U.S. Holder").

  This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the New Notes by any particular Non-U.S. Holder in light of such Holder's personal circumstances, including holding the New Notes through a partnership, trust or estate. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax or income and gain from the New Notes, even though the entity is not so subject.

  For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the New Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

STATED INTEREST

  Generally, any interest paid to a Non-U.S. Holder of a New Note that is not U.S. trade or business income will not be subject to United States tax if the interest qualifies as "portfolio interest." Generally, interest on the New Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, (ii) the Non-U.S. Holder is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (iii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address.

  The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% withholding rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under proposed regulations, the Forms 1001 and 4224 will be replaced by Form W-8. Also under proposed regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the proposed regulations for payments through qualified intermediaries.

SALE, EXCHANGE OR REDEMPTION OF NOTES

  Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a New Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the New Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

FEDERAL ESTATE TAX

  New Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the Notes was not U.S. trade or business income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides (or is otherwise subject to tax).

  The regulations provide that backup withholding and information reporting will not apply to payments of principal on the New Notes by the Company to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

  The payment of the proceeds from the disposition of New Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

  In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or Supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed, pursuant to the Registration Rights Agreement, to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for all the holders of the Notes as a single class) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby will be passed upon for the Company and certain of the Guarantors by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Dollar Financial Group, Inc., at June 30, 1996 and 1995 and for each of the two years in the period then ended, for the six months ended June 30, 1994 and for the year ended December 31, 1993, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Any Kind Check Cashing Centers, Inc. as of December 31, 1995 and 1994 and for the three years then ended, appearing in this Prospectus and elsewhere in the Registration Statement, have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined balance sheets of L.M.S. Development Corporation, Pacific Ring Enterprises, Inc. and NCCI Corporation, collectively doing business as Chex$Cashed as of December 31, 1994 and 1993 and the related combined statements of operations and of cash flows for the years ended December 31, 1994 and 1993 and the period from January 1, 1995 through September 18, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of National Money Mart Inc. as of December 31, 1995 and for each of the two years then ended, appearing in this Prospectus and elsewhere in the Registration Statement, have been audited by Ernst & Young, Chartered Accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Cash-N-Dash Check Cashing, Inc. as of December 31, 1995 and 1994 and for the three years then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of ABC Check Cashing, Inc. as of December 31, 1995 and 1994 and for the three years then ended, appearing in this Prospectus and elsewhere in the Registration Statement, have been audited by William Proper & Company, independent certified public accountants, as stated in their report appearing herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
DOLLAR FINANCIAL GROUP, INC.
  Consolidated balance sheets of Dollar Financial Group, Inc. as of
   December 31, 1996 (unaudited), June 30, 1996 and 1995, and the related consolidated statements of operations, shareholder's equity, and cash flows for the six months ended December 31, 1996 and 1995 (unaudited), for the years ended June 30, 1996 and 1995 (collectively, the financial statements of the "Successor" company), for the six-month transition period ended June 30, 1994 and for the year ended December 31, 1993
   (collectively, the financial statements of the "Predecessor" company)
   with accompanying notes and Report of Independent Auditors thereon.....  F-2
ANY KIND CHECK CASHING CENTERS, INC.
  Consolidated balance sheets of Any Kind Check Cashing Centers, Inc. and consolidated partnership as of June 30, 1996 (unaudited), December 31,
   1995 and 1994, and the related consolidated statements of income, retained earnings and minority interest in consolidated partnership, and cash flows for the six months ending June 30, 1996 (unaudited) and for each of the three years in the period ended December 31, 1995 with accompanying notes and Independent Auditor's Report thereon............ F-26
L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC. AND NCCI
 CORPORATION, COLLECTIVELY DOING BUSINESS AS CHEX$CASHED
  Combined balance sheets of L.M.S. Development Corporation, Pacific Ring
   Enterprises, Inc. and NCCI Corporation, collectively doing business as
   Chex$Cashed, as of December 31, 1994 and 1993 and the related combined statements of income, shareholders' equity and cash flows for the period from January 1, 1995 through September 18, 1995 and for each of the two years in the period ended December 31, 1994 with accompanying notes and Report of Independent Auditors thereon....................... F-36
NATIONAL MONEY MART INC.
  Consolidated balance sheets of National Money Mart Inc. as of September
   30, 1996 (unaudited), December 31, 1995 and 1994 and the related consolidated statements of income and retained earnings and cash flows for the nine months ended September 30, 1996 and 1995 (unaudited) and for each of the two years in the period ended December 31, 1995 with accompanying notes and the Auditor's Report thereon.................... F-45
CASH-N-DASH CHECK CASHING, INC.
  Balance sheets of Cash-N-Dash Check Cashing, Inc. as of September 30,
   1996 (unaudited), December 31, 1995 and 1994 and the related statements of income, shareholders' equity and cash flows for the nine months ended September 30, 1996 and 1995 (unaudited) and for each of the three years in the period ended December 31, 1995 with accompanying notes and
   Report of Independent Auditors thereon................................. F-52
ABC CHECK CASHING, INC.
  Balance sheets of ABC Check Cashing, Inc. as of June 30, 1996
   (unaudited), December 31, 1995 and 1994 and the related statements of earnings and retained earnings and cash flows for the six months ended
   June 30, 1996 and 1995 (unaudited) and for each of the three years in the period ended December 31, 1995 with accompanying notes and Report of Independent Certified Public Accountants thereon.................... F-61

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
DFG Holdings, Inc.

  We have audited the accompanying consolidated balance sheets of Dollar Financial Group, Inc. as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the two years in the period ended June 30, 1996 and for the six months ended June 30, 1994 and for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dollar Financial Group, Inc. at June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 1996 and for the six months ended June 30, 1994 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 8, 1996, except for the
 second paragraph of Note 14, as to
 which the date is August 28, 1996,
 and Note 16, as to which the date
is February 10, 1997

                          DOLLAR FINANCIAL GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                     JUNE 30,
                                                  ---------------  DECEMBER 31,
                                                   1995    1996        1996
                                                  ------- -------  ------------
                                                                   (UNAUDITED)
ASSETS
Cash and cash equivalents........................ $19,778 $22,545    $ 61,911
Accounts receivable..............................   3,745   4,441       7,892
Prepaid expenses.................................   1,468   1,790       2,519
Deferred income taxes............................      70   1,861       2,586
Note receivable--officer.........................     200     200         200
Properties and equipment, net of accumulated
 depreciation of $1,061, $1,926 and $2,637.......   3,903   3,345       6,868
Cost assigned to contracts acquired, net of
 accumulated amortization of $360, $660 and
 $800............................................     440     140         692
Cost in excess of net assets acquired, less
 accumulated amortization of $880, $1,964 and
 $3,257..........................................  29,996  31,989      93,336
Debt issuance costs, less accumulated
 amortization of $223, $394 and $2...............     687     717       4,900
Other............................................     400     416         984
                                                  ------- -------    --------
                                                  $60,687 $67,444    $181,888
                                                  ======= =======    ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts payable................................. $ 5,761 $ 6,844    $ 14,514
Advance from money transfer agent................     --      --        3,000
Due to seller of acquired company................     --      --        5,101
Accrued expenses.................................   3,655   4,363       9,644
10 7/8% Senior Notes due 2006....................     --      --      110,000
Revolving credit facility........................   6,208   7,738         --
Long-term debt and subordinated notes payable....  29,288  34,792       3,006
Shareholder's equity:
  Common stock, $1 par value: 20,000 shares
   authorized; 100 shares issued and outstanding
   at June 30, 1995 and 1996, and at December 31,
   1996..........................................     --      --          --
  Foreign currency translation...................     --      --          (82)
  Additional paid-in capital.....................  15,215  15,215      39,888
  Retained earnings (accumulated deficit)........     560  (1,508)     (3,183)
                                                  ------- -------    --------
Total shareholder's equity.......................  15,775  13,707      36,623
                                                  ------- -------    --------
                                                  $60,687 $67,444    $181,888
                                                  ======= =======    ========


                            See accompanying notes.

                          DOLLAR FINANCIAL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                          SIX MONTHS ENDED
                           YEAR ENDED   SIX MONTHS   YEAR ENDED JUNE 30,    DECEMBER 31,
                          DECEMBER 31,     ENDED     ------------------- -------------------
                              1993     JUNE 30, 1994   1995      1996      1995      1996
                          ------------ ------------- --------- --------- --------- ---------
                                                                             (UNAUDITED)
                          PREDECESSOR   PREDECESSOR  SUCCESSOR SUCCESSOR SUCCESSOR SUCCESSOR
Revenues................    $28,734       $14,676     $34,834   $42,430   $20,503   $32,900
Store and regional
 expenses:
  Salaries and
   benefits.............      8,354         4,266      11,042    13,975     6,758    11,174
  Occupancy.............      2,578         1,313       3,122     4,031     2,001     3,317
  Depreciation..........      1,102           483         894       893       490       570
  Other.................      8,139         4,132       9,577    11,709     5,816     8,542
                            -------       -------     -------   -------   -------   -------
Total store and regional
 expenses...............     20,173        10,194      24,635    30,608    15,065    23,603
Corporate expenses......      4,414         2,321       4,414     5,360     2,598     3,023
Loss on store closings
 and sales..............        110            36          93     4,501     4,455         7
Other depreciation and
 amortization...........      1,183           319       1,630     1,858       933     1,590
Interest expense........      1,597           721       2,480     3,385     1,676     3,712
                            -------       -------     -------   -------   -------   -------
Income (loss) before
 taxes and extraordinary
 item...................      1,257         1,085       1,582    (3,282)   (4,224)      965
Income tax provision
 (benefit) .............        205           174       1,022    (1,214)   (1,650)      617
                            -------       -------     -------   -------   -------   -------
Income (loss) before
 extraordinary item.....      1,052           911         560    (2,068)   (2,574)      348
Extraordinary loss on
 debt extinguishment
 (net of income tax
 benefit of $1,042).....        --            --          --        --        --     (2,023)
                            -------       -------     -------   -------   -------   -------
    Net income (loss)...    $ 1,052       $   911     $   560   $(2,068)  $(2,574)  $(1,675)
                            =======       =======     =======   =======   =======   =======


                            See accompanying notes.

                          DOLLAR FINANCIAL GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     RETAINED                             FOREIGN
                          COMMON STOCK  ADDITIONAL   EARNINGS                            CURRENCY       TOTAL
                          -------------  PAID-IN   (ACCUMULATED   NOTES      UNEARNED   TRANSLATION SHAREHOLDER'S
                          SHARES AMOUNT  CAPITAL     DEFICIT)   RECEIVABLE COMPENSATION ADJUSTMENT     EQUITY
                          ------ ------ ---------- ------------ ---------- ------------ ----------- -------------

                                                            PREDECESSOR COMPANY
                                                            -------------------
Balance, December 31,
 1992...................   100    --     $12,399     $(6,050)     $(313)      $ (62)       $--         $ 5,974
 Earned compensation....                                                         62                         62
 Dividends paid to
  parent................                              (1,500)                                           (1,500)
 Payment of notes
  receivable............                                            120                                    120
 Net income for the year
  ended December 31,
  1993..................                               1,052                                             1,052
                           ---    ---    -------     -------      -----       -----        ----        -------
Balance, December 31,
 1993...................   100    --      12,399      (6,498)      (193)        --          --           5,708
 Dividends paid to
  parent................                                (310)                                             (310)
 Net income for the six
  months ended June 30,
  1994..................                                 911                                               911
                           ---    ---    -------     -------      -----       -----        ----        -------
Balance, June 30, 1994..   100    --     $12,399     $(5,897)     $(193)      $ --         $--         $ 6,309
                           ===    ===    =======     =======      =====       =====        ====        =======
                                                             SUCCESSOR COMPANY
                                                             -----------------
Balance, June 30, 1994..   100    --     $15,160     $   --       $ --        $ --         $--         $15,160
 Capital contribution
  from parent...........                      55                                                            55
 Net income for the year
  ended
  June 30, 1995.........                                 560                                               560
                           ---    ---    -------     -------      -----       -----        ----        -------
Balance, June 30, 1995..   100    --      15,215         560        --          --          --          15,775
 Net loss for the year
  ended
  June 30, 1996.........                              (2,068)                                           (2,068)
                           ---    ---    -------     -------      -----       -----        ----        -------
Balance, June 30, 1996..   100    --      15,215      (1,508)       --          --          --          13,707
 Capital contribution
  from parent, net of
  issuance costs
  (unaudited)...........                  24,673                                                        24,673
 Translation adjustment
  for
  the six months ended
  December 31, 1996
  (unaudited)...........                                                                    (82)           (82)
 Net loss for the six
  months ended December
  31, 1996 (unaudited)..                              (1,675)                                           (1,675)
                           ---    ---    -------     -------      -----       -----        ----        -------
Balance, December 31,
 1996 (unaudited).......   100    --     $39,888     $(3,183)     $ --        $ --         $(82)       $36,623
                           ===    ===    =======     =======      =====       =====        ====        =======


                            See accompanying notes.

                          DOLLAR FINANCIAL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        SIX MONTHS
                              YEAR     SIX MONTHS    YEAR ENDED            ENDED
                             ENDED       ENDED        JUNE 30,         DECEMBER 31,
                          DECEMBER 31,  JUNE 30,  -----------------  ------------------
                              1993        1994     1995      1996      1995      1996
                          ------------ ---------- -------  --------  --------  --------
                                                                        (UNAUDITED)
                                PREDECESSOR          SUCCESSOR           SUCCESSOR
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss).......    $ 1,052     $   911   $   560  $ (2,068) $ (2,574) $ (1,675)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
  Depreciation and
   amortization.........      2,677         926     2,524     2,751     1,433     2,291
  Losses (gains) on
   store closings and
   sales................        110          36        93     4,501     4,455         7
  Write-off of debt
   issuance cost........        --          --        --        --        --      2,023
  Deferred tax provision
   (benefit)............        --          --        406    (1,282)   (1,259)     (725)
  Change in assets and
   liabilities (net of
   effect of
   acquisitions):
    (Increase) decrease
     in accounts
     receivable.........     (1,681)        800       960      (696)   (1,194)   (1,751)
    (Increase) decrease
     in prepaid expenses
     and other assets...       (130)        117      (753)     (661)     (267)     (750)
    Increase (decrease)
     in accounts payable
     and accrued
     expenses...........        589      (1,178)      560     1,124     2,120     7,311
                            -------     -------   -------  --------  --------  --------
Net cash provided by
 operating activities...      2,617       1,612     4,350     3,669     2,714     6,731
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Acquisitions, net of
 cash acquired..........       (264)        --     (8,147)   (7,269)   (6,855)  (54,297)
Deferred startup costs..        (49)        --        --        --        --        --
Additions to properties
 and equipment..........       (309)       (756)   (1,468)     (877)     (416)     (525)
                            -------     -------   -------  --------  --------  --------
Net cash used in
 investing activities...       (622)       (756)   (9,615)   (8,146)   (7,271)  (54,822)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Payments on long-term
 debt...................     (1,000)       (701)     (919)   (3,336)   (1,420)  (66,788)
Proceeds from advance
 from money transfer
 agent..................        --          --        --        --        --      3,000
Payments on subordinated
 notes payable..........        (20)       (106)     (153)     (342)     (204)     (165)
Net increase (decrease)
 in revolving credit
 facility...............        --          --      2,208     1,530     3,691    (7,738)
Dividends paid to
 parent.................       (628)        --        --        --        --        --
Proceeds from long-term
 debt...................        247         --      9,940     9,182     9,102   145,000
Payments of debt
 issuance costs.........        --          --        --        --       (200)   (7,407)
Proceeds from equity
 contribution from
 parent.................        --          --          5       210       210    21,652
                            -------     -------   -------  --------  --------  --------
Net cash (used in)
 provided by financing
 activities.............     (1,401)       (807)   11,081     7,244    11,179    87,554
Effect of exchange rate
 changes on cash........        --          --        --        --        --        (97)
                            -------     -------   -------  --------  --------  --------
Net increase in cash and
 cash equivalents.......        594          49     5,816     2,767     6,622    39,366
Cash and cash
 equivalents at
 beginning of period....     10,380      10,974    13,962    19,778    19,778    22,545
                            -------     -------   -------  --------  --------  --------
Cash and cash
 equivalents at end of
 period.................    $10,974     $11,023   $19,778  $ 22,545  $ 26,400  $ 61,911
                            =======     =======   =======  ========  ========  ========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
Interest paid...........    $ 1,720     $   721   $ 2,413  $  3,226  $  1,683  $  1,948
Income taxes............    $   134     $   272   $   730  $     21  $     51  $     15
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES:
Subordinated notes
 payable issued in
 connection with
 acquisitions...........    $   --      $   --    $ 3,420  $    --   $     80  $    --
Capital contribution
 from parent in
 connection with
 acquisition of Any Kind
 Check Cashing Centers,
 Inc....................    $   --      $   --    $   --   $    --   $    --   $  2,000
Capital contribution
 from parent in
 connection with
 acquisition of Cash-N-
 Dash Check Cashing,
 Inc. ..................    $   --      $   --    $   --   $    --   $    --   $    500
Capital contribution
 from parent in
 connection with
 acquisition of National
 Money Mart, Inc. ......    $   --      $   --    $   --   $    --   $    --   $    520
Financing provided for
 insurance premiums.....    $   --      $   --    $   --   $    --   $    --   $    166

                            See accompanying notes.

                          DOLLAR FINANCIAL GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)

                                 JUNE 30, 1996

1. ORGANIZATION AND BUSINESS

  The accompanying consolidated financial statements are those of Dollar Financial Group, Inc. (the "Company," formerly known as Monetary Management Corporation), and its wholly-owned subsidiaries. The Company is a wholly-owned subsidiary of DFG Holdings, Inc. ("Holdings," formerly known as Monetary Management Holdings, Inc.). The activities of Holdings consist primarily of its investment in the Company. Holdings has no employees or operating activities.

  On June 30, 1994 MMH Transit Co. ("MMHT"), a Delaware corporation, was formed principally by two private equity funds sponsored by Weiss, Peck and Greer, through the issuance of 15,000 shares of common stock at $1,010.67 per share. Total consideration was $15,160,000. Pursuant to an Agreement and Plan of Merger dated as of June 30, 1994 among MMHT, Bear Stearns Acquisition XII, Inc. (the predecessor majority shareholder of Holdings), and Holdings, Holdings and MMHT consummated a merger whereby MMHT acquired all of the outstanding common stock and warrants of Holdings for $10,500,000. MMHT was merged with and into Holdings, and the separate corporate existence of MMHT ceased and Holdings is the surviving corporation in the merger. References to the Successor refer to the Company for the periods subsequent to the acquisition on June 30, 1994 and references to the Predecessor refer to the Company for periods prior to the acquisition on June 30, 1994.

  The acquisition of Holdings on June 30, 1994 was accounted for under the purchase method of accounting and, accordingly, the acquisition cost was allocated to the fair value of net assets acquired. The cost of acquiring Holdings was, in turn, allocated to the Company and used to establish a new accounting basis in the Company's financial statements.

  Below is a condensed balance sheet of the Company on June 30, 1994 after giving effect to the purchase method of accounting and after giving effect to an additional $4.6 million capital contribution from Holdings on June 30, 1994 and the refinancing of the Predecessor's existing indebtedness which occurred on June 30, 1994 (in thousands).

ASSETS
Cash........................  $13,962
Accounts receivable.........    4,705
Prepaid expenses and other
 assets.....................      654
Properties and equipment....    2,891
Goodwill....................   20,897
Cost of contracts acquired..      800
Debt issuance costs.........      873
                              -------
TOTAL ASSETS................  $44,782
                              =======

LIABILITIES
Accounts payable and accrued
 expenses..................... $ 8,622
Debt..........................  21,000
                               -------
                                29,622
Shareholder's equity..........  15,160
                               -------
  TOTAL LIABILITIES AND
   SHAREHOLDER'S EQUITY....... $44,782
                               =======

  The Company, through its subsidiaries, provides retail financial and government contractual services to the general public through a network of approximately 155 locations operating as Check Mart(R), Chex$Cashed, QwiCash(R), Almost-A-Banc, and Financial Exchange Company(R) in twelve states. The services provided at the Company's retail locations include check cashing, sale of money orders, money transfer services, issuance of food stamps and other welfare benefits, and various other related services. Additionally, the Company, through its merchant services division, maintains and services the network of electronic government benefits distribution to several hundred merchants throughout the State of New York.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)

2. SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Principles of Consolidation

  The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Fiscal Year

  Prior to the acquisition discussed in Note 1, the Company maintained a December 31 fiscal year. Effective with the acquisition, the Company changed its fiscal year to June 30.

 Property and Equipment

  Office properties and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which vary from five to fifteen years.

 Intangible Assets

  The cost in excess of net assets acquired or goodwill was amortized using the straight-line method over a useful life of forty years by the Predecessor and is being amortized over thirty years by the Successor. The carrying value of goodwill is reviewed annually to determine whether the facts and circumstances suggest that the value may be impaired. If this review indicates that the value will not be recoverable, as determined based on undiscounted cash flows from operations before interest, the carrying value will be reduced to an amount determined on the basis of such undiscounted cash flows. The cost assigned to acquired contracts with various governmental agencies is being amortized over the remaining contractual lives of the contracts which expire on various dates through December 31, 1996.

 Debt Issuance Costs

  Debt issuance costs incurred are amortized over the five-year remaining term of the related debt.

 Store and Regional Expenses

  The direct costs incurred in operating the Company's stores and providing services under the Company's merchant services contracts have been classified as store expenses. Store expenses include salaries and benefits of store and regional employees, rent and other occupancy costs, depreciation of properties and equipment, bank charges, armored security costs, net returned checks, cash and food stamp shortages and other costs incurred by the stores. Excluded from store operations are the corporate expenses of the Company which include salaries and benefits of corporate employees, professional fees, and travel costs.

 Returned Checks

  The Company charges operations for losses on returned checks in the period such checks are returned, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. The net expense for bad checks included in Other Store Expenses in the accompanying consolidated statement of operations was $362,000 for the year ended December 31, 1993, $256,000 for the six months ended June 30, 1994, $803,000 and $1,165,000 for the years ended June 30, 1995 and 1996, respectively, and $676,000 and $1,398,000 for the six months ended December 31, 1995 and 1996, respectively.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


 Income Taxes

  The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes have been determined by applying current tax rates to temporary differences between the amount of assets and liabilities determined for income tax and financial reporting purposes.

  The Company and its subsidiaries file a consolidated federal income tax return with Holdings.

 Employees' Retirement Plan

  Retirement benefits are provided to substantially all full-time employees who have completed 1,000 hours of service through a defined contribution retirement plan. The Company will match 50% of each employee's contribution, up to 4% of the employee's annual salary. In addition, a discretionary contribution may be made if the Company meets its financial objectives. The amount of contributions charged to expense was $88,000 for the year ended December 31, 1993, $47,000 for the six months ended June 30, 1994, $96,000 and $129,000 for the years ended June 30, 1995 and 1996, respectively, and $54,000 and $97,000 for the six months ended December 31, 1995 and 1996, respectively.

 Advertising Costs

  The Company expenses advertising costs as incurred. Advertising costs charged to expense were $437,000 for the year ended December 31, 1993, $172,000 for the six months ended June 30, 1994, $589,000 and $705,000 for the years ended June 30, 1995 and 1996, respectively, and $318,000 and $516,000 for the six months ended December 31, 1995 and 1996, respectively.

 Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long- lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 in 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

 Fair Value of Financial Instruments

  The carrying value of cash approximates its fair value because of its short-term maturities. The carrying values of long-term debt, subordinated notes payable and the revolving credit facility approximate their fair values, as all debt obligations carry a variable interest rate.

 Unaudited Interim Financial Statements

  The Company, in its opinion, has included all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of its financial position at December 31, 1996 and the results of its operations for the six months ended December 31, 1995 and 1996. The results for the six months ended December 31, 1996 are not necessarily indicative of the results for the full year.

3. DFG HOLDINGS, INC.

  As discussed in Note 1, the Company is a wholly-owned subsidiary of DFG Holdings, Inc. ("Holdings"). The activities of Holdings consist primarily of its investment in the Company, and there are no significant differences between the consolidated results of operations of Holdings and those of the Company.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


  The components of Holdings' shareholders' equity are as follows:

 Common Stock

  As part of the Agreement and Plan of Merger dated June 30, 1994 discussed in
Note 1, Holdings issued 15,000 shares for $1,010.67 per share. Of the 20,000 shares authorized, 15,054 shares were issued and outstanding at June 30, 1996 and 1995.

 Dividends

  Under the terms of the Company's Credit Agreement discussed in note 6, the Company is not permitted to declare, pay, or make any cash dividends to Holdings.

 Stock Options

  Holdings has granted nonqualified common stock options (the "options") to certain executives to acquire up to 3,500 shares of common stock at a price of $1,000 per share, the estimated fair market value of the common stock at date of grant. The options have a term of ten years from the date of issuance (June 30, 1994), and vest in equal monthly increments over three years. All options become immediately vested upon the employee's termination without cause, change of control of Holdings, sale of equity securities in a public offering, or death or disability of the executive. The options will terminate if the employee terminates unless the options are exercised within 60 days following the date on which termination occurs. All shares issuable upon the exercise of the options are subject to the shareholders agreement discussed below.

  In addition to the options noted above, these executives have been granted additional options (the "additional options") to acquire up to 1,500 shares of the common stock of Holdings. The initial exercise price of these additional options was $1,000 per share, with the exercise price increasing by 40% over the exercise price for the prior year applicable on each anniversary date. From and after the fifth anniversary date (June 30, 1999), the exercise price will be $5,000 per share. These additional options have a term of ten years provided that Holdings does not have a change of control or an initial public offering of its common stock. The additional options have vested immediately and are exercisable only in the event of a change in control or an initial public offering of its shares of common stock. The shares subject to the additional options are not subject to the shareholders agreement described below. A shareholders agreement exists which provides for the mandatory repurchase at fair value of all shares owned by certain members of executive management in the event of death or termination of the executive.

 Subsequent Events

  As discussed in Note 14, subsequent to June 30, 1996, Holdings increased its authorized shares and issued additional shares of its common stock in order to partially finance two acquisitions. Additionally, Holdings increased the number of shares under option and issued warrants to purchase shares of common stock.

4. ACQUISITIONS

  During 1995 and 1996, the Company acquired the entities described below, which were accounted for by the purchase method of accounting. The results of operations of the acquired companies are included in the Company's statement of earnings for the periods in which they were owned by the Company. The total purchase price for each acquisition has been allocated to assets acquired and liabilities assumed based on estimated fair values.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)

  In September 1994, the Company purchased substantially all of the assets of the check cashing operations conducted under the name "Check Mart, Inc." at 24 locations in Washington, Utah, California, and New Mexico. Total consideration for the purchase was $7,798,000. The acquisition was funded by a $720,000 subordinated note payable to the seller and proceeds from the Company's acquisition loan facility. The excess of purchase price over the fair value of identifiable net assets acquired was $6,700,000.

  In February 1995, the Company purchased substantially all of the assets associated with the check cashing and related business operations of 19 locations within Philadelphia, Pennsylvania from ARI, Inc. Total consideration for this purchase was $4,289,000 and was funded by a $2,700,000 subordinated note payable to the seller and proceeds from the Company's acquisition loan facility. The excess of the purchase price over the fair value of identifiable net assets acquired was $3,400,000. (See Note 13 related to the subsequent closing of these stores.)

  In June 1995, the Company acquired the assets of two stores in California operating as Pacific Check Exchange, Inc. for total consideration of $398,000, funded from the Company's acquisition loan facility. The excess of the purchase price over the fair value of identifiable net assets acquired was $200,000.

  In September 1995, the Company purchased all of the outstanding stock and certain assets of several entities which operate 19 check cashing retail sites located in California, Arizona, Ohio, and Wisconsin and operate under the name "Chex$Cashed." Total consideration for this purchase was $7,356,000 and was funded from the Company's acquisition loan facility. The excess of the purchase price over the fair value of identifiable net assets acquired was $6,660,000.

  In May 1996, the Company acquired the assets of eleven check cashing kiosk operations in Texas. The purchase price of approximately $456,000 was allocated to the fair value of identifiable net assets acquired.

  The following unaudited pro forma information presents the results of operations as if the acquisitions of "Check Mart, Inc." and "Chex$Cashed" had occurred on July 1, 1994. The pro forma operating results include the results of operations for these acquisitions for the indicated periods and reflect the amortization of intangible assets arising from the acquisitions and increased interest expense on acquisition debt. Pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the purchase been made on the date above or the results which may occur in the future.

                                                       SIX MONTHS  ENDED
                                  YEAR ENDED JUNE 30,    DECEMBER 31,
                                      (UNAUDITED)         (UNAUDITED)
                                  -------------------  ----------------- -------
                                    1995      1996           1995
                                  --------- ---------  -----------------
                                         (DOLLARS IN THOUSANDS)
     Total revenues.............. $  42,264 $  43,699       $21,776
     Net income (loss)........... $     906 $  (2,185)      $(2,684)

  The pro forma results of operations for the year ended June 30, 1996 and the three months ended September 30, 1995 include bonus payments of $125,000 to the former owners of Chex$Cashed in conjunction with and immediately preceding the acquisition. The pro forma results of operations do not give effect to the 19 stores in Philadelphia acquired in February 1995, since these stores have since been sold or closed. Additionally, the pro forma results of operations do not give effect to the Pacific Check Exchange acquisition or the acquisition of the check cashing kiosks in Texas since the pro forma results would not be materially different.

                          DOLLAR FINANCIAL GROUP, INC.

             (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


5. PROPERTIES AND EQUIPMENT

  Properties and equipment at June 30, 1995 and 1996 and at December 31, 1996 consist of (in thousands):

                                                        JUNE 30,
                                                      ------------- DECEMBER 31,
                                                       1995   1996      1996
                                                      ------ ------ ------------
     Land............................................ $   55 $   55    $   55
     Buildings.......................................    111    111       111
     Leasehold improvements..........................  2,202  2,136     2,899
     Equipment and furniture.........................  2,596  2,969     6,440
                                                      ------ ------    ------
                                                       4,964  5,271     9,505
     Less accumulated depreciation...................  1,061  1,926     2,637
                                                      ------ ------    ------
       Total properties and equipment................ $3,903 $3,345    $6,868
                                                      ====== ======    ======

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


6. REVOLVING CREDIT, LONG-TERM DEBT, AND SUBORDINATED NOTES PAYABLE

  The Company has debt obligations at June 30, 1995 and 1996 and at December 31, 1996 as follows (in thousands):

                                                      JUNE 30,     DECEMBER 31,
                                                   --------------- ------------
                                                    1995    1996       1996
                                                   ------- ------- ------------
   Revolving credit facility; interest at prime,
    as defined, plus 1.25% at June 30, 1995 and
    1996, amended to prime, as defined, plus
    0.50% at December 31, 1996 (10.25%, 9.50% and
    8.75% at June 30, 1995 and 1996 and at
    December 31, 1996, respectively) of the
    outstanding daily balances payable quarterly;
    principal due in full on December 31, 2000;
    weighted average interest rate of 9.74%,
    9.83% and 9.72% for the years ended June 30,
    1995 and 1996 and for the six months ended
    December 31, 1996, respectively..............  $ 6,208 $ 7,738   $    --
   Term loan payable to bank; interest based on
    Eurodollar rate, as defined, plus 2.50%,
    (8.57% and 7.97% at June 30, 1995 and 1996,
    respectively); interest payable at conversion
    date, but at least quarterly; weighted
    average interest rate of 8.36% and 8.35%, for
    the years ended June 30, 1995 and 1996,
    respectively.................................   16,081  14,226        --
   Acquisition loan facility payable to bank;
    interest payable at conversion date, but at
    least quarterly based on the Eurodollar Rate,
    as defined, plus 2.50% (8.56% and 7.97% at
    June 30, 1995 and 1996, respectively);
    weighted average interest rate of 8.49% and
    8.09%, for the years ended June 30, 1995 and
    1996, respectively...........................    9,940  17,561        --
   10 7/8% Senior notes due November 15, 2006;
    interest payable semi-annually on May 15 and
    November 15, commencing May 15, 1997.........      --      --     110,000
   Subordinated promissory note payable; interest
    at bank's Reference Rate, as defined, plus 1%
    (10.00%, 9.25% and 9.25% at June 30, 1995 and
    1996 and at December 31, 1996, respectively)
    payable quarterly; principal repayments of
    $60,000 made quarterly until September 30,
    1997; weighted average interest rate of
    9.67%, 9.76% and 9.25% for the years ended
    June 30, 1995 and 1996 and for the six months
    ended December 31, 1996, respectively........      600     300        240
   Subordinated promissory note payable; interest
    at bank's Reference Rate, as defined, plus 1%
    (10.00%, 9.25% and 9.25% at June 30, 1995 and
    1996 and at December 31, 1996, respectively)
    subject to a ceiling of 10.50% and a floor of
    8.50% payable monthly; principal repayments
    of $8,333 per month through February 1996;
    $83,333 per month through February 1997, and
    $66,667 per month from March 1997 through
    February 1999; weighted average interest rate
    of 10.02%, 9.78% and 9.25% for the years
    ended June 30, 1995 and 1996 and for the six
    months ended December 31, 1996,
    respectively.................................    2,667   2,642      2,642
   Other.........................................      --       63        124
                                                   ------- -------   --------
                                                   $35,496 $42,530   $113,006
                                                   ======= =======   ========

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


  The revolving credit facility, the term loan, and the acquisition loan facility are provided pursuant to a $47 million credit agreement ("Credit Agreement") dated June 30, 1994. In September 1995, the Company amended its revolving credit facility to provide for borrowings of up to $10 million, with a commitment fee of 1/2 of 1% charged on the unused portion of the commitment.

  The term loan, revolving credit facility, and acquisition loans bear interest at a rate of either the bank's reference rate (defined as the higher of the bank's prime rate or the Federal Funds rate plus 1/4 of 1%) plus 1.25% or the Eurodollar rate plus 2.50%. The rate of interest selected is at the election of the Company provided, among other things, certain conversion notices are delivered to the bank. The interest rates and payments have been subsequently revised pursuant to the Amended and Restated Credit Agreement discussed in Note 14. The term loan and acquisition loan facility, collectively referred to as the "Tranche A term loans," have scheduled principal payments as follows: $5,771,478 for the year ending June 30, 1997, $6,390,004 for the year ending June 30, 1998, $7,132,236 for the year ending June 30, 1999, and $5,720,292 through March 31, 2000, with the final payment of the then-outstanding principal amount due June 30, 2000. Excess operating cash payments as defined, are due after each year end. Such excess operating cash payments will reduce future quarterly principal payments on a pro rata basis.

  As security for the above borrowings under the Credit Agreement, the banks hold a security interest in the bank accounts, accounts receivable, and real property of the Company. These loans contain certain financial and other restrictive covenants, which, among other things, require the Company to maintain minimum amounts of net worth, achieve certain financial ratios, limit capital expenditures, restrict payment of dividends, and require certain approvals in the event the Company wants to increase the borrowings.

  As of June 30, 1996, the Company did not meet its Net Worth, EBITDA, Interest Coverage Ratio, Leverage Ratio and Fixed Charge Coverage Ratio financial condition covenants under its existing Credit Agreement. Noncompliance with these covenants was directly related to the sale or closure and related loss of 19 store locations purchased in February, 1995 as discussed in Note 13. All noncompliance with financial condition covenants were waived through June 30, 1996. Pursuant to the Amended and Restated Credit agreement discussed in Note 14, the financial condition covenants have been amended to reflect the Company's financial condition after giving effect to the acquisition of AnyKind Check Cashing Centers, Inc. and ABC Check Cashing, Inc. (see Note 14). If future events of default occur, the commitments of the lenders under the Amended and Restated Credit Agreement may be automatically terminated and the outstanding principal amount of all outstanding loans and obligations are immediately due and payable, without notice or demand.

  As of June 30, 1996, aggregate annual maturities of long-term debt and notes payable are as follows (in thousands):

         1997........................................... $ 8,673
         1998...........................................   6,470
         1999...........................................   7,152
         2000...........................................   7,630
         2001...........................................  12,605
                                                         -------
                                                         $42,530
                                                         =======

  Interest of $1,720,000 was paid for the year ended December 31, 1993, $721,000 for the six months ended June 30, 1994, $2,413,000 and $3,226,000 for the years ended June 30, 1995 and 1996, respectively, and $1,683,000 and $1,948,000 for the six months ended December 31, 1995 and 1996, respectively.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


7. INCOME TAXES

  The provision (benefit) for income taxes for the year ended December 31, 1993, the six months ended June 30, 1994, the years ended June 30, 1995 and 1996 and the six months ended December 31, 1995 and 1996 consists of the following (in thousands):

                                                                  SIX MONTHS
                                                   YEAR ENDED       ENDED
                       YEAR ENDED   SIX MONTHS      JUNE 30,     DECEMBER 31,
                      DECEMBER 31,     ENDED     --------------  -------------
                          1993     JUNE 30, 1994  1995   1996     1995    1996
                      ------------ ------------- ------ -------  -------  ----
                             PREDECESSOR           SUCCESSOR      SUCCESSOR
   Federal:
     Current.........     $--          $--       $  215 $   --   $   --   $--
     Deferred........      --           --          606  (1,181)  (1,758)  489
                          ----         ----      ------ -------  -------  ----
                           --           --          821  (1,181)  (1,758)  489
   Foreign taxes:
     Current.........      --           --          --      --       --    144
     Deferred........      --           --          --      --       --    --
                          ----         ----      ------ -------  -------  ----
                           --           --          --      --       --    144
   State:
     Current.........      205          174         120      68      --    (16)
     Deferred........      --           --           81    (101)     108   --
                          ----         ----      ------ -------  -------  ----
                           205          174         201     (33)     108   (16)
                          ----         ----      ------ -------  -------  ----
                          $205         $174      $1,022 $(1,214) $(1,650) $617
                          ====         ====      ====== =======  =======  ====

  The significant components of the Company's deferred tax assets and liabilities at June 30, 1995 and 1996 and at December 31, 1996 are as follows (in thousands):

                                                     JUNE 30,
                                                    ----------- DECEMBER 31,
                                                    1995  1996      1996
                                                    ---- ------ ------------ ---
Deferred tax assets:
  Net operating loss carryforward.................. $292 $1,006    $1,763
  Depreciation.....................................  284    315       326
  Accrued compensation.............................  130    157        79
  Reserve for store closings.......................  --     237       175
  Other............................................  112    146       243
                                                    ---- ------    ------
                                                     818  1,861     2,586
  Valuation allowance..............................  748    --        --
                                                    ---- ------    ------
                                                      70  1,861     2,586
Deferred tax liabilities:
  Amortization and other temporary differences.....   70    228       391
                                                    ---- ------    ------
Net deferred tax asset............................. $--  $1,633    $2,195
                                                    ==== ======    ======

  The Company did not record any valuation allowances against deferred tax assets at June 30, 1996 or December 31, 1996. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management has determined, based on the Company's history of earnings and its expectation for the future, that taxable income of the Company will more likely than not be sufficient to fully utilize its deferred income tax assets. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


  A reconciliation of the (benefit) provision for income taxes with amounts determined by applying the federal statutory tax rate to income (loss) before income taxes is as follows (in thousands):

                                                                          SIX MONTHS
                                                          YEAR ENDED        ENDED
                              YEAR ENDED   SIX MONTHS      JUNE 30,      DECEMBER 31,
                             DECEMBER 31,     ENDED     ---------------  -------------
                                 1993     JUNE 30, 1994  1995    1996     1995    1996
                             ------------ ------------- ------  -------  -------  ----
                                    PREDECESSOR                  SUCCESSOR
                             -------------------------- ------------------------------
   Tax (benefit) provision
    at federal statutory
    rate ..................      $427         $369      $  538  $(1,116) $(1,436) $328
   Add (deduct):
     State tax (benefit)
      provision, net of
      federal tax
      (provision) benefit..       119           89         133      (22)      71   (16)
     Amortization of
      nondeductible
      intangible assets....        84           42         353      350      172   324
     Change in valuation
      allowance............       --           --          --      (456)    (456)  --
     Net operating loss
      utilized.............      (420)        (352)        --       --       --    --
     Other permanent
      differences..........        (5)          26          (2)      30       (1)  (19)
                                 ----         ----      ------  -------  -------  ----
   Tax (benefit) provision
    at effective tax rate..      $205         $174      $1,022  $(1,214) $(1,650) $617
                                 ====         ====      ======  =======  =======  ====

  At June 30, 1996, the Company had available for federal income tax purposes and financial statement purposes net operating loss carryforwards of $3,000,000 and $4,800,000, respectively. At December 31, 1996, the Company had available for federal income tax purposes and financial statement purposes net operating loss carryforwards of $5,186,000 and $6,901,000, respectively. These losses begin to expire in 2005. The difference in net operating loss carryforwards for financial reporting and income tax purposes is primarily attributable to depreciation and amortization.

  A greater than 50% change in ownership for purposes of Section 382 of the Internal Revenue Code limits the annual utilization of net operating loss carryforwards. The Company had undergone a greater than 50% change in ownership as a result of the June 30, 1994 transaction discussed in Note 1. As a result, the annual utilization of its pre-June 30, 1994 net operating loss carryforwards is limited to approximately $1,000,000 per year. The allowable deductions not utilized may be carried forward subject to the life of the net operating loss carryforwards. For financial statement purposes, the Company's utilization of its pre-June 30, 1994 net operating losses has resulted in a reduction of goodwill arising from the acquisition.

  Federal and state income taxes of approximately $134,000 were paid during the year ended December 31, 1993, $272,000 for the six months ended June 30, 1994, $730,000 and $21,000 for the years ended June 30, 1995 and 1996, respectively, and $51,000 and $15,000 for the six months ended December 31, 1995 and 1996, respectively.

8. COMMITMENTS

  The Company occupies office and retail space and uses certain equipment under operating lease agreements. Rent expense amounted to $1,881,000 for the year ended December 31, 1993, $958,000 for the six months ended June 30, 1994, $2,335,000 and $2,935,000 for the years ended June 30, 1995 and 1996, respectively, and $1,497,000 and $2,569,000 for the six months ended December 31, 1995 and 1996, respectively. Most leases contain standard renewal clauses.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


  Minimum obligations under noncancelable operating leases for the year ended June 30 are as follows (in thousands):

         YEAR                                             AMOUNT
         ----                                             ------
         1997............................................ $2,716
         1998............................................  2,047
         1999............................................  1,405
         2000............................................    988
         2001............................................    524
         Thereafter......................................    193
                                                          ------
                                                          $7,873
                                                          ======

  The Company has entered into employment agreements with certain key employees which have terms of three years and call for aggregate minimum annual base salaries. The agreements also provide for annual incentive cash bonuses which are primarily based on revenues and earnings from operations.

  Under the terms of an employment contract, an officer received a loan in the amount of $200,000. Interest accrues on the unpaid principal balance at a fixed rate of 9.25%. The advance is payable on the first occurrence of (i) June 30, 1997, (ii) 90 days following the voluntary resignation of the officer or the termination of the officer's employment for cause, or (iii) one year following the termination of the employment relationship between the officer and the Company for any other reason.

9. CONTINGENT LIABILITIES

  In the ordinary course of business, the Company is involved in certain litigation. In the opinion of management, the ultimate resolution of such litigation will not have a material effect on the financial condition of the Company.

10. RELATED PARTY TRANSACTIONS

  The Predecessor Company had five-year consulting agreements with certain shareholders of Holdings under which the shareholders received $200,000 annually. An additional $200,000 was paid on May 1, 1991 pursuant to these consulting agreements and was expensed over the life of the agreements. These shareholders also received various incentive fees when the Predecessor Company's revenues exceeded certain limits. The Predecessor Company charged $182,057 and $0 to expense for the year ended December 31, 1993 and the six months ended June 30, 1994, respectively, for such incentive fees. The Predecessor Company's lender, which was also a shareholder, was paid $150,000 and $42,000, respectively, during 1993 and 1994, for certain credit facility fees.

  The Predecessor Company leased administrative and retail office space at four locations from companies owned by a predecessor shareholder of Holdings. The amounts paid to these companies were $238,000 and $112,000 for 1993 and 1994, respectively.

  The Predecessor Company paid dividends to Holdings to fund Holdings' dividend payments on its Preferred Stock. In addition, all proceeds from sales of common stock of Holdings were immediately invested into the Company as capital contributions by Holdings.

11. CONTRACTUAL AGREEMENTS

  The Company has contracts with various governmental agencies for benefits distribution and retail merchant services which contributed 58% of consolidated gross revenues for the year ended December 31, 1993, 58% for the six months ended June 30, 1994, 49% and 38% for the years ended June 30, 1995 and 1996, respectively, and 39% and 23% for the six months ended December 31, 1995 and 1996, respectively. The Company's

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)

contracts with the Commonwealth of Pennsylvania, which are included in this amount, contributed 29% of the revenues for the year ended December 31, 1993, 30% for the six months ended June 30, 1994, 24% and 18% for the years ended June 30, 1995 and 1996, respectively, and 19% and 11% for the six months ended December 31, 1995 and 1996, respectively. The Company's contract with the State of New York contributed 18% of revenues for the year ended December 31, 1993, 18% for the six months ended June 30, 1994, 15% and 11% for the years ended June 30, 1995 and 1996, respectively, and 12% and 6% for the six months ended December 31, 1995 and 1996, respectively. Accounts receivable at June 30, 1995 and 1996 and at December 31, 1996 include $2,745,000, $3,464,000 and
$4,004,000, respectively, of amounts due from various governmental agencies. The Company does not require any collateral on these receivables nor are these agencies considered a credit risk. The Company's contracts for government benefits distribution and merchant services distribution with state and local governments generally have initial terms of five years and currently expire on various dates generally ranging from December 31, 1998 through December 31, 1999. The contracts provide the governmental agencies the opportunity to extend the contract for additional periods and contain clauses which allow the governmental agencies to cancel the contract at any time, subject to 30 to 60 days written advance notice.

12. CREDIT RISK

  At June 30, 1995 and 1996 and at December 31, 1996, the Company had sixteen, eighteen and twenty-nine bank accounts, respectively, in major financial institutions in the aggregate amount of $6,288,000, $9,821,000 and $46,470,000, which exceeded Federal Deposit Insurance Corporation limits. These financial institutions have strong credit ratings and management believes credit risk relating to these deposits is minimal.

13. LOSS ON STORE CLOSINGS AND SALES

  In December 1995, the Company decided to sell or close 19 store locations purchased in February 1995. The decision resulted in a pretax charge of approximately $4,400,000, which includes $3,300,000 for the write-off of the goodwill associated with the original acquisition of these stores, $600,000 for the write-off of store fixtures and equipment, $350,000 for the early termination of store leases, and $150,000 for the accrual for other costs related to closing these locations. As of June 30, 1996, accrued expenses include approximately $450,000 related to future costs associated with these store locations, of which $220,000 is expected to be paid in 1997, $94,000 in 1998, $86,000 in 1999, and $50,000 in 2000. Included in the accompanying consolidated statements of income for the years ended June 30, 1995 and 1996, are revenues of $564,000 and $1,470,000, respectively, store expenses of $931,000 and $2,352,000, respectively, and amortization expense of $30,000 and $56,000, respectively, related to these stores. The Company is seeking to restructure its obligations under the original subordinated note issued to the seller as part of the acquisition, and has ceased making principal and interest payments. As a result, the seller has filed a complaint against the Company alleging, among other things, breach of contract, and is seeking payment of the balance of the note of $2,642,000, plus accrued interest, punitive damages and legal fees. As the outcome of this matter cannot be determined at present, no reduction in the note payable to the seller or any additional costs to the Company have been recorded.

14. SUBSEQUENT EVENTS

  On August 8, 1996, the Company acquired all of the outstanding stock of AnyKind Check Cashing Centers, Inc. and AnyKind Check Cashing Centers, Inc.'s 51%-owned partnership, U.S. Check Exchange Ltd. (collectively known as "AnyKind") for $31,000,000, consisting of $29,000,000 in cash and the issuance of 1,250 shares of Holdings common stock. A value of $2,000,000 was assigned to the 1,250 shares of Holdings common stock which were issued, based on the price per share of Holdings common stock which was sold to other investors in connection with the acquisition of AnyKind. See further discussion below. AnyKind owned and operated 60 check cashing centers at December 31, 1995 throughout California, Arizona, Louisiana, Maryland, Hawaii, Washington D.C., Texas, and Pennsylvania. The acquisition will be accounted for under the purchase method of accounting. For its latest fiscal year ending December 31, 1995, AnyKind had operating revenues of approximately $21,000,000 and income before income taxes of approximately $2,800,000.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


  On August 28, 1996, the Company acquired the assets associated with the operations of "ABC Check Cashing" ("ABC") for $6,000,000 in cash. ABC operates approximately 15 check cashing centers within the Cleveland, Ohio area. The acquisition will be accounted for under the purchase method of accounting. For its latest fiscal year ending December 31, 1995, ABC had operating revenues of $4,800,000 and income before income taxes of approximately $12,000.

  In order to finance these acquisitions, Holdings issued 13,750 shares of common stock resulting in gross proceeds of $22,000,000 (the "Stock Purchase Agreement"), which were contributed to the Company, and amended and restated its credit agreement discussed in Note 6, which provided the Company with $35,000,000 additional borrowing availability (known as the "Tranche B term note"). The Company used these borrowings and a portion of the proceeds from the stock issuance to fund the acquisitions of AnyKind and ABC and to pay related fees and expenses. The Company intends to use the remaining proceeds for general corporate purposes including potential future acquisitions.

  Holdings also increased the number of authorized common shares to 50,000. The Stock Purchase Agreement also increased the number of shares under option by 2,100 shares, with an exercise price of $1,600, the estimated fair market value of the common stock at date of grant, per share (the "Supplemental Options"). In conjunction with the establishment of the Amended and Restated Credit Agreement, Holdings issued warrants to purchase up to 1,955.53 shares of Holdings' common stock to the lenders in consideration for execution of the financing agreement. Under the terms of the warrant agreements, the exercise price of the warrants is $.01 per share during the exercise period which commences August 8, 1997 and ends August 8, 2006. In addition, the exercise price of the warrants and the number of shares purchasable with each warrant are adjusted whenever common stock is issued at a share price below the current market value. If, prior to August 8, 1997, all amounts outstanding under the Credit Agreement are repaid in full and the Credit Agreement is terminated, then the warrants become void and are canceled. The shareholders agreement discussed in Note 3 was also revised to give effect to the transactions discussed herein.

  The Tranche B term loan bears interest at a rate of either the bank's reference rate plus 2.50% or the Eurodollar rate plus 3.75%. The interest rates on the Company's existing term loan, revolving credit facility, and acquisition loans are also adjusted under the Amended and Restated Credit Agreement whereby the loans bear interest at a rate of either the bank's reference rate plus 2.00% or the Eurodollar rate plus 3.25%. The rate of interest selected is at the election of the Company provided, among other things, certain conversion notices are delivered to the bank. Principal payments of the Tranche B term loan of $78,750 are due quarterly through June 30, 2000, with three balloon payments of $8,435,000 each due on September 30, 2000, December 31, 2000, and March 31, 2001, with the then-outstanding principal amount due on June 30, 2001.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


15. UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS AND CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 1993

  The statements of operations and cash flows for the six-month period ended June 30, 1993 have been derived from the unaudited condensed consolidated financial statements of the Company, and in the opinion of management, include all adjustments (consisting of normal, recurring and other adjustments) necessary for a fair presentation of such information.

CONSOLIDATED STATEMENT OF OPERATIONS

     Revenues.......................................................... $14,373
     Store and regional expenses:
       Salaries and benefits...........................................   4,242
       Occupancy.......................................................   1,317
       Depreciation....................................................     579
       Other...........................................................   4,000
                                                                        -------
     Total store and regional expenses.................................  10,138
     Corporate expenses................................................   2,358
     Other depreciation and amortization...............................     752
     Interest expense..................................................     847
                                                                        -------
     Income before taxes...............................................     278
     Income tax provision..............................................      78
                                                                        -------
     Net income........................................................ $   200
                                                                        =======

CONSOLIDATED STATEMENT OF CASH FLOWS

     CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income........................................................ $  200
     Adjustments to reconcile net income to net cash used in operating activities:
       Depreciation and amortization...................................  1,512
       Change in assets and liabilities (net of effect of acquisi-
        tions):
         Increase in accounts receivable............................... (1,459)
         Decrease in prepaid expenses and other assets.................    218
         Decrease in accounts payable and accrued expenses.............   (900)
                                                                        ------
         Net cash used in operating activities.........................   (429)
     CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition, net of cash acquired.................................   (264)
     Deferred startup costs............................................     (5)
     Additions to properties and equipment.............................   (113)
                                                                        ------
     Net cash used in investing activities.............................   (382)
     CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on long-term debt........................................   (500)
     Net increase in revolving credit facility.........................    157
     Dividends paid to parent..........................................   (310)
                                                                        ------
     Net cash used in financing activities.............................   (653)
                                                                        ------
     Net decrease in cash and cash equivalents......................... (1,464)
     Cash and cash equivalents at beginning of period.................. 10,380
                                                                        ------
     Cash and cash equivalents at end of period........................ $8,916
                                                                        ======

16. SUBSEQUENT EVENT: REFINANCING

  In November 1996 the Company implemented a financing plan which included the issuance of $110.0 million of 10 7/8% senior notes due 2006 in a private placement. The Company is in the process of exchanging

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)

the senior notes for $110.0 million 10 7/8% Series A senior notes due 2006 which are being registered under the Securities Act of 1933, as amended. The payment obligations under the new as well as the old notes are jointly and severally guaranteed, on a full and unconditional basis, by each of the Company's existing and future domestic subsidiaries, all of which are wholly-owned by the Company. As discussed in Note 17, on November 15, 1996 a portion of the proceeds of the notes was used to acquire all of the common stock of National Money Mart, Inc., a non-guarantor Canadian subsidiary. National Money Mart, Inc. is the only direct or indirect subsidiary of the Company which is not a guarantor of the old or new notes.

  The Company is a holding company with no assets, operations or cash flows other than its investments in subsidiaries. There are no restrictions on the Company's and the guarantor subsidiaries' ability to obtain funds from their subsidiaries by dividend or by loan. Separate financial statements of each guarantor subsidiary have not been presented because management has determined that they would not be material to investors. Refer to Note 18 for condensed consolidating financial statements of the parent company, combined guarantor subsidiaries, and non-guarantor subsidiary.


17. SUBSEQUENT EVENTS: REFINANCING AND ACQUISITIONS (UNAUDITED)

  As part of the refinancing, described in Note 16, the Company also established a new revolving credit facility of $25.0 million. Amounts outstanding under the New Revolving Credit Facility are secured by a first priority lien on substantially all properties and assets of the Company and its current and future domestic subsidiaries (including all of the capital stock of the Company' domestic subsidiaries and 65% of the capital stock of the Company's Canadian subsidiaries). The proceeds of the senior notes, described in Note 16, were used to repay all of the Company's existing indebtedness under its credit agreements ($65.2 million) and to fund the November 1996 acquisitions of National Money Mart, Inc., Cash-N-Dash Check Cashing, Inc., and C&C Check Cashing, Inc.

  On November 15, 1996, the Company acquired all of the outstanding capital stock of National Money Mart, Inc. ("Money Mart") for approximately $17.7 million (which includes the issuance of 325 shares of Holdings common stock) plus initial working capital of approximately $900,000. A value of approximately $500,000 was assigned to the 325 shares of Holdings common stock which were issued, based on the price per share of Holdings common stock which was sold to investors in connection with the acquisitions of AnyKind and ABC in August 1996 as discussed in Note 14. Money Mart owns 36 check cashing stores and franchises 107 check cashing stores, all of which operate in Canada under the name of "Money Mart", and had revenues for the twelve month period ended June 30, 1996 of $9.4 million.

  On November 15, 1996, the Company acquired substantially all of the assets of Cash-N-Dash Check Cashing, Inc. ("Cash-N-Dash") for approximately $7.3 million, consisting of $6.0 million in cash (of which $5.1 million will be payable on January 2, 1997), the issuance to the seller of 313 shares of Holdings common stock and a revenue-based earn out of up to $750,000 payable over four years. A value of approximately $500,000 was assigned to the 313 shares of Holdings common stock which were issued, based on the price per share of Holdings common stock which was sold to investors in connection with the acquisitions of AnyKind and ABC in August 1996 as discussed in Note 14. Any amounts paid under the revenue based earn out contingency will be recorded as additional consideration of the acquisition when the contingency is resolved. Cash-N-Dash operates 32 check cashing stores in northern California under the name of "Cash-N-Dash", and had revenues for the twelve month period ended June 30, 1996 of $6.2 million.

                         DOLLAR FINANCIAL GROUP, INC.

            (UNAUDITED WITH RESPECT TO DECEMBER 31, 1995 AND 1996)


  On November 21, 1996, the Company acquired substantially all of the assets of C&C Check Cashing, Inc. ("C&C") pursuant to a stock purchase agreement for approximately $3.8 million, consisting of $3.5 million in cash and a revenue-based earn out of up to $300,000 payable over three years, plus initial working capital of approximately $900,000. Any amounts paid under the revenue based earn out contingency will be recorded as additional consideration of the acquisition when the contingency is resolved. C&C operates 22 check cashing stores in northern California under the name of "C&C Check Cashing"), and had revenues for the twelve month period ended June 30, 1996 of $4.8 million. These acquisitions will be accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of identifiable net assets acquired for the respective acquisition will be recorded as goodwill to be amortized on a straight-line basis over a useful life of thirty years.

  The following unaudited pro forma results of operations for the year ended June 30, 1996 and for the six months ended December 31, 1995 and 1996, have been prepared assuming the acquisitions of Money Mart, Cash-N-Dash and C&C, along with Chex$Cashed, AnyKind and ABC had taken place as of July 1, 1995:

                                                                FOR THE SIX
                                                    FOR THE       MONTHS
                                                  YEAR ENDED  ENDED DECEMBER
                                                   JUNE 30,         31,
                                                  (UNAUDITED)   (UNAUDITED)
                                                  ----------- ----------------
                                                     1996      1995     1996
                                                  ----------- -------  -------
                                                    (DOLLARS IN THOUSANDS)
      Total revenues.............................   $91,730   $45,297  $44,334
      Loss before extraordinary item.............   $(2,270)  $(4,105) $  (139)

  The pro forma information includes adjustments for interest expense on the senior notes, and the amortization of the intangible assets arising from the acquisitions. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

18. SUBSIDIARY GUARANTOR CONDENSED FINANCIAL INFORMATION (UNAUDITED)

  As discussed in note 16, the Company's payment obligations under the new as well as the old notes are jointly and severally guaranteed on a full and unconditional basis by the Company's existing and future domestic subsidiaries (the "Guarantors"). The subsidiaries' guarantees rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors, including the obligations of the Guarantors under the New Revolving Credit Facility and any successor credit facility. Pursuant to the Indenture, every direct and indirect domestic subsidiary of the Company, each of which is wholly-owned, serves as a guarantor of the notes. The Company's Canadian subsidiary, National Money Mart, Inc., which was acquired on November 15, 1996, is the only direct or indirect subsidiary of the Company which is not a guarantor of the old or new notes.

  The Company is a holding Company with no assets, operations or cash flows other than its investment in subsidiaries. There are no restrictions on the Company's and the Guarantors' ability to obtain funds from their subsidiaries by dividend or by loan. Separate financial statements of each Guarantor have not been presented because management has determined that they would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheet at December 31, 1996, and the statements of operations and cash flows for the six-month period ended December 31, 1996 of the Company (on a parent-company basis), combined Guarantors, non-guarantor subsidiary, and the consolidated Company.

                          DOLLAR FINANCIAL GROUP, INC.

                          CONSOLIDATING BALANCE SHEET
                                 (IN THOUSANDS)

  At December 31, 1996:

                            DOLLAR                  NON-
                           FINANCIAL  SUBSIDIARY GUARANTOR
                          GROUP, INC. GUARANTORS SUBSIDIARY ELIMINATIONS CONSOLIDATED
                          ----------- ---------- ---------- ------------ ------------
ASSETS
Cash....................   $  9,474    $ 47,582   $ 4,855    $     --      $ 61,911
Accounts receivable.....      1,528       6,100       502         (238)       7,892
Prepaid expenses........        887       1,535        97          --         2,519
Deferred income taxes...      2,516          70       --           --         2,586
Note receivable--
 Officer................        200         --        --           --           200
Due from affiliates.....     85,875         --        --       (85,875)         --
Properties and
 equipment, net.........        804       4,964     1,100          --         6,868
Costs assigned to
 contracts acquired,
 net....................        --          692       --           --           692
Costs in excess of net
 assets acquired, net...        --       76,307    17,029          --        93,336
Debt issuance costs,
 net....................      4,900         --        --           --         4,900
Investment in
 subsidiary.............     53,776         --        --       (53,776)         --
Other...................        206         639       139          --           984
                           --------    --------   -------    ---------     --------
                           $160,166    $137,889   $23,722    $(139,889)    $181,888
                           ========    ========   =======    =========     ========
LIABILITIES AND
 SHAREHOLDER'S EQUITY
Accounts payable and
 accrued expenses.......   $ 13,150    $ 17,571   $ 1,776    $    (238)    $ 32,259
Due to affiliates.......        --       69,826    16,049      (85,875)         --
Revolving credit
 facility...............        --          --        --           --           --
Long term debt and
 subordinated notes
 payable................    110,311       2,695       --           --       113,006
                           --------    --------   -------    ---------     --------
                           $123,461    $ 90,092   $17,825    $ (86,113)    $145,265
Shareholder's equity:
Common Stock............        --          --        --           --           --
Additional paid-in
 capital................   $ 39,888    $ 46,613   $ 6,042    $ (52,655)    $ 39,888
Foreign currency
 translation............        --          --        (82)         --           (82)
Retained earnings
 (accumulated deficit)..     (3,183)      1,184       (63)      (1,121)      (3,183)
                           --------    --------   -------    ---------     --------
  Total shareholder's
   equity...............     36,705      47,797     5,897      (53,776)      36,623
                           --------    --------   -------    ---------     --------
                           $160,166    $137,889   $23,722    $(139,889)    $181,888
                           ========    ========   =======    =========     ========

                          DOLLAR FINANCIAL GROUP, INC.

                     CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

  SIX MONTHS ENDED DECEMBER 31, 1996:

                            DOLLAR                  NON-
                           FINANCIAL  SUBSIDIARY GUARANTOR
                          GROUP, INC. GUARANTORS SUBSIDIARY ELIMINATIONS CONSOLIDATED
                          ----------- ---------- ---------- ------------ ------------
Revenues................        --     $31,592     $1,308         --       $32,900
Store and regional
 expenses:
 Salaries and benefits..        --      10,831        343         --        11,174
 Occupancy..............        --       3,208        109         --         3,317
 Depreciation...........        --         524         46         --           570
 Other..................        --       8,263        279         --         8,542
                            -------    -------     ------     -------      -------
Total store and regional
 expenses...............        --      22,826        777         --        23,603
Corporate expenses......      2,867        --         156                    3,023
Management fee..........     (2,671)     2,671        --          --           --
Loss on store closings
 and sales..............        --           7        --          --             7
Other depreciation and
 amortization...........        172      1,358         60         --         1,590
Interest expense........      2,040      1,438        234         --         3,712
                            -------    -------     ------     -------      -------
Income before taxes and
 extraordinary item.....     (2,408)     3,292         81         --           965
Income taxes provision
 (benefit)..............       (973)     1,446        144                      617
                            -------    -------     ------     -------      -------
Income (loss) before
 extraordinary item.....     (1,435)     1,846        (63)        --           348
Extraordinary loss on
 debt extinguishment
 (net of income tax
 benefit of $1,042).....     (2,023)       --         --          --        (2,023)
                            -------    -------     ------     -------      -------
Income (loss) before
 equity in net income
 (loss) of
 subsidiaries...........     (3,458)     1,846       (63)         --        (1,675)
Equity in net income
 (loss) of subsidiaries:
Subsidiary Guarantors...      1,846        --         --       (1,846)         --
Non-Guarantor
 Subsidiary.............        (63)       --         --           63          --
                            -------    -------     ------     -------      -------
Net income (loss).......    $(1,675)   $ 1,846     $  (63)    $(1,783)     $(1,675)
                            =======    =======     ======     =======      =======

                          DOLLAR FINANCIAL GROUP, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

  Six Months Ended December 31, 1996:

                            DOLLAR                  NON-
                           FINANCIAL  SUBSIDIARY GUARANTOR
                          GROUP, INC. GUARANTOR  SUBSIDIARY ELIMINATIONS CONSOLIDATED
                          ----------- ---------- ---------- ------------ ------------
Cash flows from
 operating activities:
Net income (loss).......   $ (1,675)   $ 1,846    $   (63)     (1,783)     $ (1,675)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
  Undistributed income
   of subsidiaries......     (1,783)       --         --        1,783           --
  Depreciation and
   amortization.........        302      1,882        107         --          2,291
  Extraordinary loss on
   debt extinguishment..      2,023        --         --          --          2,023
  Losses on store
   closings and sales...        --           7        --          --              7
  Deferred tax benefit..       (725)       --         --          --           (725)
  Change in assets and
   liabilities (net of
   effect of
   acquisitions:
    Increase in accounts
     receivable.........     (1,388)      (581)       (16)        234        (1,751)
    Increase in prepaid
     expenses and other
     assets.............        264     (1,066)        52                      (750)
    Increase (decrease)
     in accounts payable
     and accrued
     expenses...........      3,868      6,822     (3,145)       (234)        7,311
                           --------    -------    -------     -------      --------
Net cash provided by
 operating activities...        886      8,910     (3,065)        --          6,731
Cash flows from
 investing activities:
  Acquisitions, net of
   cash acquired........        --     (40,743)   (13,554)        --        (54,297)
  Capital contribution
   to subsidiaries......     (9,037)       --         --        9,037           --
  Additions to
   properties and
   equipment............        (33)      (492)       --                       (525)
Increase in due from
 affiliates.............    (69,910)       --         --       69,910           --
                           --------    -------    -------     -------      --------
Net cash used in
 investing activities...    (78,980)   (41,235)   (13,554)     78,947       (54,822)
Cash flows from
 financing activities:
  Payments on long term
   debt.................    (66,788)       --         --          --        (66,788)
  Payments on
   subordinated notes
   payable..............       (165)       --         --          --           (165)
  Net increase in
   revolving credit
   facility.............     (7,738)       --         --          --         (7,738)
  Payment of debt
   issuance costs.......     (7,407)       --         --          --         (7,407)
  Proceeds from long
   term debt............    145,000        --         --          --        145,000
  Proceeds from advance
   from money transfer
   agent................      3,000        --         --          --          3,000
  Net increase
   (decrease) in due to
   affiliate............        --      53,861     16,049     (69,910)          --
  Contribution of
   capital..............     21,652      3,515      5,522      (9,037)       21,652
                           --------    -------    -------     -------      --------
Net cash provided by
 financing activities...     87,554     57,376     21,571     (78,947)       87,554
Effect of exchange rate
 on cash................        --         --         (97)        --            (97)
                           --------    -------    -------     -------      --------
Net increase in cash....      9,460     25,051      4,855         --         39,366
Cash at beginning of
 period.................         14     22,531        --          --         22,545
                           --------    -------    -------     -------      --------
Cash at end of period...   $  9,474    $47,582    $ 4,855     $   --       $ 61,911
                           ========    =======    =======     =======      ========

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Any Kind Check Cashing Centers, Inc.
 and Consolidated Partnership
Cerritos, California

  We have audited the accompanying consolidated balance sheets of Any Kind Check Cashing Centers, Inc. and consolidated partnership as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings and minority interest in consolidated partnership and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Any Kind Check Cashing Centers, Inc. and consolidated partnership as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ McGladrey & Pullen, LLP

Anaheim, California
February 23, 1996

                      ANY KIND CHECK CASHING CENTERS, INC.
                          AND CONSOLIDATED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS

                                                      DECEMBER 31,        JUNE 30,
                                                 ----------------------- -----------
                                                    1994        1995        1996
                    ASSETS                       ----------- ----------- -----------
                                                                         (UNAUDITED)
Current assets:
  Cash (Note 2)................................  $15,789,430 $17,625,208 $12,761,932
  Finance and other receivables................      202,634     370,726     275,555
  Prepaid expenses.............................      246,161     237,753     256,687
  Deferred taxes (Note 8)......................          --       91,000      91,000
                                                 ----------- ----------- -----------
    Total current assets.......................   16,238,225  18,324,687  13,385,174
                                                 ----------- ----------- -----------
Equipment and leasehold improvements (Note 7):
  Machinery and equipment......................    1,228,106   1,250,536   1,293,532
  Furniture and fixtures.......................      388,625     426,675     483,811
  Leasehold improvement........................    2,691,585   2,661,460   2,669,997
                                                 ----------- ----------- -----------
                                                   4,308,316   4,338,671   4,447,340
  Less accumulated depreciation................    3,606,383   3,668,809   3,744,391
                                                 ----------- ----------- -----------
                                                     701,933     669,862     702,949
Other assets:
  Notes receivable, affiliates (Note 7)........          --    3,700,000   4,621,435
  Intangibles, net (Note 3)....................      263,335     229,580     212,701
  Other assets.................................      359,494     361,785     349,552
                                                 ----------- ----------- -----------
                                                     622,829   4,291,365   5,183,688
                                                 ----------- ----------- -----------
                                                 $17,562,987 $23,285,914 $19,271,811
                                                 =========== =========== ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Lines of credit (Note 4).....................  $ 3,314,129 $ 6,350,000 $ 1,940,039
  Notes payable, stockholders (Note 4).........      281,842     750,000   9,212,707
  Accounts payable.............................      287,949     268,577     221,882
  Accrued expenses (Note 5)....................    1,101,827   1,167,478   1,074,680
  Money orders and telegraphic payables........    1,854,085   2,342,231   1,928,201
  Income taxes payable.........................       34,259      31,072     656,472
                                                 ----------- ----------- -----------
    Total current liabilities..................    6,874,091  10,909,358  15,033,981
                                                 ----------- ----------- -----------
Long-term debt, stockholders (Note 4)..........    1,141,000   9,212,707         --
                                                 ----------- ----------- -----------
Minority interest in consolidated partnership..      267,690     301,184     358,624
                                                 ----------- ----------- -----------
Commitments and contingencies (Notes 5 and 6)
Stockholders' equity
  Common stock, par value $.25 per share; au-
   thorized 1,000,000 shares; issued and out-
   standing 100,000 shares.....................       25,000      25,000      25,000
  Additional paid-in capital...................      439,154     439,154     439,154
  Retained earnings (Note 4)...................    8,816,052   2,398,511   3,415,052
                                                 ----------- ----------- -----------
                                                   9,280,206   2,862,665   3,879,206
                                                 ----------- ----------- -----------
                                                 $17,562,987 $23,285,914 $19,271,811
                                                 =========== =========== ===========

                See Notes to Consolidated Financial Statements.

                      ANY KIND CHECK CASHING CENTERS, INC.
                          AND CONSOLIDATED PARTNERSHIP

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------  ------------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Revenues:
  Check cashing fees....  $16,544,783  $16,793,252  $17,322,492  $ 8,819,386  $ 9,164,802
  Other ancillary
   financial services
   (Note 7).............    3,734,154    4,121,519    4,528,548    2,091,478    2,406,050
                          -----------  -----------  -----------  -----------  -----------
                           20,278,937   20,914,771   21,851,040   10,910,864   11,570,852
                          -----------  -----------  -----------  -----------  -----------
Expenses:
  Salaries and
   benefits.............    7,521,638    7,596,122    7,618,096    3,479,593    3,631,973
  Other operating,
   general and
   administrative (Note
   6)...................    6,524,267    6,571,622    6,584,141    3,580,431    3,755,535
  Consulting fees to
   related parties (Note
   7)...................    3,239,489    3,045,199    3,652,576      651,045    1,150,275
  Returned checks.......    1,467,279    1,266,346    1,112,467      645,341      632,613
  Interest (Note 4).....      134,845      159,914       81,839       37,066      464,213
                          -----------  -----------  -----------  -----------  -----------
                           18,887,518   18,639,203   19,049,119    8,393,476    9,634,609
                          -----------  -----------  -----------  -----------  -----------
Income before provision
 for income taxes.......    1,391,419    2,275,568    2,801,921    2,517,388    1,936,243
Provision for income
 taxes (benefit) (Note
 8).....................       46,278       66,698       (4,541)      36,000      680,000
                          -----------  -----------  -----------  -----------  -----------
Income before minority
 interest in net income
 of consolidated
 partnership............    1,345,141    2,208,870    2,806,462    2,481,388    1,256,243
Minority interest in net
 income of consolidated
 partnership............     (481,550)    (448,997)    (424,003)    (245,126)    (239,702)
                          -----------  -----------  -----------  -----------  -----------
Net income..............  $   863,591  $ 1,759,873  $ 2,382,459  $ 2,236,262  $ 1,016,541
                          ===========  ===========  ===========  ===========  ===========


                See Notes to Consolidated Financial Statements.

                      ANY KIND CHECK CASHING CENTERS, INC.
                          AND CONSOLIDATED PARTNERSHIP

                CONSOLIDATED STATEMENTS OF RETAINED EARNINGS AND
                 MINORITY INTEREST IN CONSOLIDATED PARTNERSHIP
                YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND
                         SIX MONTHS ENDED JUNE 30, 1996

                                                                     MINORITY
                                                                   INTEREST IN
                                                       RETAINED    CONSOLIDATED
                                                       EARNINGS    PARTNERSHIP
                                                      -----------  ------------
Balances, January 1, 1993............................ $ 6,192,588   $ 423,738
  Capital distributions to minority partners of part-
   nership...........................................         --     (608,217)
  Net income.........................................     863,591     481,550
                                                      -----------   ---------
Balances, January 1, 1994............................   7,056,179     297,071
  Capital distributions to minority partners of part-
   nership...........................................         --     (478,378)
  Net income.........................................   1,759,873     448,997
                                                      -----------   ---------
Balances, December 31, 1994..........................   8,816,052     267,690
  Capital distributions to minority partners of part-
   nership...........................................         --     (390,509)
  Distributions to stockholders--$88.00 per share....  (8,800,000)        --
  Net income.........................................   2,382,459     424,003
                                                      -----------   ---------
Balances, December 31, 1995..........................   2,398,511     301,184
  Capital distributions to minority partners of part-
   nership (unaudited)...............................         --     (182,262)
  Net income (unaudited).............................   1,016,541     239,702
                                                      -----------   ---------
Balances, June 30, 1996 (unaudited).................. $ 3,415,052   $ 358,624
                                                      ===========   =========


                See Notes to Consolidated Financial Statements.

                      ANY KIND CHECK CASHING CENTERS, INC.
                          AND CONSOLIDATED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      YEAR ENDED                    SIX MONTHS ENDED
                                     DECEMBER 31,                       JUNE 30,
                          -------------------------------------  ------------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Cash flows from
 operating activities:
 Net income.............  $   863,591  $ 1,759,873  $ 2,382,459  $ 2,236,262  $ 1,016,541
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation and
  amortization..........      376,028      295,485      218,623       97,518       90,539
 Deferred taxes.........          --           --       (91,000)         --           --
 Minority interest in
  partnership income....      481,550      448,997      424,003      245,126      239,702
 (Gain) loss on sale or
  abandonment of
  equipment and
  leasehold
  improvements..........       34,955        8,584      (19,707)
 Change in assets and
  liabilities:
  (Increase) decrease
   in:
   Accounts receivable..      (76,177)     (45,406)    (168,092)     (16,542)      95,171
   Prepaid expenses.....       (7,234)     (21,029)       8,408        2,131      (31,517)
   Other assets.........      (20,986)      93,718       (2,291)      14,629       11,925
  Increase (decrease)
   in:
   Accounts payable.....       89,731       11,117      (19,372)      (8,585)     (46,696)
   Accrued expenses.....      (28,212)     270,118       65,651     (196,198)     (92,797)
   Income taxes
    payable.............       (6,389)      23,159       (3,187)     (30,899)     625,400
   Money orders and
    telegraphic
    payables............      (86,771)     570,029      488,146   (1,014,346)    (414,030)
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 operating activities...    1,620,086    3,414,645    3,283,641    1,329,096    1,494,238
                          -----------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
 Proceeds from sale of
  equipment.............          --       192,821       84,000          --           --
 Purchase of property,
  equipment and
  leasehold
  improvements..........     (405,676)    (353,718)    (217,090)     (88,825)    (106,748)
 Purchase of intangible
  assets................          --       (78,000)         --           --           --
 Principal payments
  received on notes
  receivable from
  related parties.......       97,075    1,000,000          --           --           --
 Disbursements on notes
  receivable from
  related parties.......          --           --    (3,700,000)     (28,265)    (908,543)
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) investing
 activities.............     (308,601)     761,103   (3,833,090)    (117,090)  (1,015,291)
                          -----------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
 Principal payments on
  borrowings from
  related parties.......      (11,274)  (1,893,809)  (1,141,000)    (998,000)    (750,000)
 Principal payments on
  notes payable.........    1,400,000          --      (281,842)         --           --
 Proceeds from
  borrowings from
  related parties.......          --           --     9,962,707          --           --
 Net (payments)
  borrowings on lines of
  credit................     (500,000)    (185,871)   3,035,871   (1,819,772)  (4,409,961)
 Capital distribution to
  minority partners.....     (608,217)    (478,378)    (390,509)    (144,169)    (182,262)
 Capital distribution to
  stockholders..........          --           --    (8,800,000)         --           --
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) financing
 activities.............      280,509   (2,558,058)   2,385,227   (2,961,941)  (5,342,223)
                          -----------  -----------  -----------  -----------  -----------
Net (decrease) increase
 in cash................    1,591,994    1,617,690    1,835,778   (1,749,935)  (4,863,276)
Cash
 Beginning..............   12,579,746   14,171,740   15,789,430   15,789,430   17,625,208
                          -----------  -----------  -----------  -----------  -----------
 Ending.................  $14,171,740  $15,789,430  $17,625,208  $14,039,495  $12,761,932
                          ===========  ===========  ===========  ===========  ===========
Supplemental disclosures
 of cash flow
 information
 Interest paid..........  $   141,300  $   160,520  $    78,836  $    37,066  $   464,213
                          ===========  ===========  ===========  ===========  ===========
 Income taxes paid......  $    52,667  $    43,540  $    89,646  $    66,899  $    54,600
                          ===========  ===========  ===========  ===========  ===========
Supplemental schedule of
 noncash investing and
 financing activities,
 purchase of a covenant
 not-to-compete,
 goodwill and equipment
 acquired by seller
 financing..............  $       --   $   200,000  $       --   $       --   $       --
                          ===========  ===========  ===========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                     ANY KIND CHECK CASHING CENTERS, INC.
                         AND CONSOLIDATED PARTNERSHIP

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Nature of business:

  The Company owned and operated 57, 62 and 60 check cashing centers at December 31, 1993, 1994 and 1995, respectively, under the name "Any Kind" throughout California, Arizona, Louisiana, Maryland, Hawaii, Washington D.C., Texas and Pennsylvania. The centers provide check cashing and ancillary financial services.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ form those estimates.

 A SUMMARY OF THE COMPANY'S SIGNIFICANT ACCOUNTING POLICIES IS AS FOLLOWS:

 Principles of Consolidation:

  The accompanying consolidated financial statements include the accounts of Any Kind Check Cashing Centers, Inc. (AKCCCI) and its 51%-owned partnership, U.S. Check Exchange, Ltd. (U.S. Check), collectively referred to as the Company. All material intercompany accounts and transactions have been eliminated in consolidation.

 Interim Financial Information:

  The financial information presented as of and for the periods ending June 30 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods indicated have been included. The data disclosed in these notes to financial statements related to the interim information are also unaudited.

 Equipment and Leasehold Improvements:

  Equipment is recorded at cost and depreciated over the estimated useful lives of the related assets. Leasehold improvements are recorded at cost and amortized over the shorter of their estimated useful lives or the life of the lease. Depreciation and amortization are computed using the straight-line and accelerated methods.

 Intangible Assets:

  The costs associated with the agreement not-to-compete and the goodwill is being amortized over five and fifteen years, respectively.

 Returned Checks:

  The Company charges operations for potential losses on returned checks in the period such checks are returned, since ultimate collection of these items is uncertain. The estimated net future losses on checks cashed by the Company prior to the balance sheet date are not material. Recoveries on returned checks previously written-off are recorded in the period when the recovery is received.

                     ANY KIND CHECK CASHING CENTERS, INC.
                         AND CONSOLIDATED PARTNERSHIP

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)


 Income Tax Matters and Change in Tax Status:

  For the years ended December 31, 1993, 1994 and 1995 and the prior years, the Company, with the consent of its stockholders, elected to be taxed as a Subchapter S corporation. Accordingly, the stockholders separately account for their pro rata shares of the Company's income, deductions, losses and credits for federal tax purposes, and for state tax purposes in those states which recognize the Subchapter S election. On December 30, 1995, the Company's stockholders terminated this election effective on December 31, 1995.

  As a result of the December 31, 1995 termination, on that date the Company recorded a net deferred tax asset of $91,000, by a credit to income tax expense, for temporary differences between the financial reporting and the income tax basis of certain accruals and allowances.

 Financial instruments:

  In 1995, the Company adopted Financial Accounting Standards Board Statement No. 107, which requires disclosure about the fair value of the Company's financial instruments. The method and assumptions used to estimate the fair value of the following classes of financial instruments were:

    Notes receivable and advances--The interest rate on these notes floats with bank prime rates, therefore, the estimated fair value approximates the carrying amount.

    Short-term debt--The carrying amount approximates fair value because of the short maturity of these instruments.

    Notes payable--The interest rate on these notes floats with bank prime rates, therefore, the estimated fair value approximates the carrying amount.

    Guaranty--Management is unable to estimate the fair value of the affiliated company's guaranty of the line of credit due to the nature of the related party transactions and the fact that there is no similar market for the instrument.

NOTE 2. CASH CONCENTRATION

  At December 31, 1995, the Company has approximately $18,200,000 of operating funds in seven separate financial institutions in excess of the FDIC insured amount of $100,000 per financial institution.

NOTE 3. INTANGIBLE ASSETS

  Intangible assets are comprised of the following:

                                                                1994     1995
                                                              -------- --------
   Covenant not-to-compete................................... $395,000 $395,000
   Goodwill..................................................  186,335  186,335
                                                              -------- --------
                                                               581,335  581,335
   Less accumulated amortization.............................  318,000  351,755
                                                              -------- --------
                                                              $263,335 $229,580
                                                              ======== ========

                     ANY KIND CHECK CASHING CENTERS, INC.
                         AND CONSOLIDATED PARTNERSHIP

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)


NOTE 4. NOTES PAYABLE AND LONG-TERM DEBT

 Notes payable:

   Lines of credit (A).............................................. $6,350,000
                                                                     ==========
   Note payable to stockholder, interest at a bank's prime rate
    (8.5% at December 31, 1995), unsecured, due on demand (B)....... $  750,000
                                                                     ==========

 Long-term debt:

   Notes payable to stockholders, unsecured, subordinated to line of credit bearing interest at a bank's prime rate (8.5% at
    December 31, 1995), due on demand. Stockholders do not intend to demand payment prior to January 1, 1997.................... $9,212,707
                                                                   ==========

--------
(A) The Company has loan agreements with a bank encompassing two unsecured lines of credit. Under one line of credit, the Company can borrow up to $4,350,000 through January 31, 1996 and $3,500,000 through May 1996. This line of credit borrowing bears interest at the bank's prime rate (8.5% at December 31, 1995). At December 31, 1995, the Company had borrowings outstanding of $4,350,000. A second credit line is available to the Company or an affiliate with a limit of $2,000,000. This line of credit bears interest at the bank's prime rate (8.5% at December 31, 1995) and expires in May 1996. At December 31, 1994 and 1995, the Company had borrowings outstanding of $2,000,000 against this line. The Company agrees not to pay any of the subordinated debt without prior approval from the bank. The lines are personally guaranteed by the Company's majority stockholder and guaranteed by a company which is affiliated through common ownership up to $5,500,000 each. In addition, the Company guarantees the joint line of credit for $2,000,000. All agreements contain certain covenants requiring the maintenance of certain financial ratios, minimum tangible net worth and restrictions on payment of dividends.
(B) The note payable to stockholder was paid off in January 1996.

  Interest expense was paid on related party notes payable in the amount of $108,867, $135,527 and $41,418 for the years ended December 31 1993,, 1994 and
1995, respectively.

NOTE 5. SELF-INSURANCE

  The Company self-insures its employee group medical plan coverage up to the first $50,000 in claims per participant per year. The Company accrued a liability of approximately $63,000, $55,000 and $52,000 at December 31, 1993, 1994 and 1995, respectively, for those incurred, but not reported, claims.

NOTE 6. LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS

  The Company leases its check cashing centers, office facilities and equipment under noncancelable operating leases. One of the leases is with a company related through common ownership and another lease is with a stockholder. Minimum rental commitments under operating leases are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
      1996........................................................... $1,758,340
      1997...........................................................  1,323,366
      1998...........................................................    818,512
      1999...........................................................    403,066
      2000...........................................................    129,536
                                                                      ----------
                                                                      $4,432,820
                                                                      ==========

                     ANY KIND CHECK CASHING CENTERS, INC.
                         AND CONSOLIDATED PARTNERSHIP

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)


  Rent expense totaled $1,713,159, $1,815,155 and $1,865,300 for the years ended December 31, 1993, 1994 and 1995, respectively, and is included in other operating, general and administrative expenses. Total rent expense to related parties totaled $32,310 and $60,211 for the years ended December 31, 1994 and 1995, respectively.

NOTE 7. RELATED PARTY TRANSACTIONS

  Consulting fees of $1,338,939, $1,043,199 and $1,118,018 for the years ended December 31, 1993, 1994 and 1995, respectively, were paid to officers and stockholders of the Company for director fees, their advisory services on contracts, leases, store expansions and agreements. Consulting fees of $1,900,000, $2,000,000 and $2,463,138 were paid to an affiliate for the years ended December 31, 1993, 1994 and 1995, respectively, for general business matters, banking relationships, contract lease negotiating, legislative issues and management aspects of the Company's business.

  Notes receivable, affiliates are notes from companies under common ownership. The notes are unsecured, earn interest at the prime rate and are due on demand. If no demand is made, they are due on December 31, 1996. The notes receivable are classified as a long-term asset as repayment is not expected within twelve months. Interest earned on notes receivable amounted to approximately $65,000, $72,000 and $107,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and is included in other revenues in the accompanying consolidated statements of income. There were no outstanding notes receivable at December 31, 1994. The balance of the notes receivable at December 31, 1995 was $3,700,000.

  Unaudited interim financial information: The Company advanced an additional $900,000 to an affiliate during the six months ended June 30, 1996 under the same terms as the amounts outstanding at December 31, 1995.


NOTE 8. INCOME TAXES

  The components of the income tax provision for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                                       1993    1994     1995
                                                      ------- ------- --------
   Current, state income taxes....................... $46,278 $66,698 $ 86,459
   Deferred..........................................     --      --   (91,000)
                                                      ------- ------- --------
                                                      $46,278 $66,698 $ (4,541)
                                                      ======= ======= ========

  The income tax provision for the years ended December 31, 1993, 1994 and 1995 differs from the expected provision due to the recording of deferred tax assets and the Subchapter S election does not apply to all states.

  Deferred income taxes reflect the tax effects of temporary differences between the value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets as of December 31, 1995 are as follows.

                                                               1993 1994  1995
                                                               ---- ---- -------
   Deferred Tax Assets
     State income taxes....................................... $--  $--  $27,000
     Accrued expenses.........................................  --   --   56,000
     Receivable allowance.....................................  --   --    8,000
                                                               ---- ---- -------
                                                               $--  $--  $91,000
                                                               ==== ==== =======

                     ANY KIND CHECK CASHING CENTERS, INC.
                         AND CONSOLIDATED PARTNERSHIP

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)


  Unaudited interim financial information: For the six months ended June 30, 1996 the Company was no longer a Subchapter S corporation for income tax reporting purposes therefore tax expense is recorded for the applicable taxes on income. The effective tax rate is different from the amount expected due to the minority interest portion of the income from the consolidated partnership is not subject to tax at the corporate level which is approximately $94,000 and state taxes net of federal benefit of $96,000. There was no change in deferred income taxes for the six months ended June 30, 1996 and there is no valuation allowance on deferred tax assets.

  A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the federal statutory tax rate to income before income taxes is as follows:

                                                             SIX MONTHS ENDED
                             YEAR ENDED DECEMBER 31,             JUNE 30,
                          --------------------------------  -------------------
                            1993       1994        1995       1995       1996
                          ---------  ---------  ----------  ---------  --------
                                                               (UNAUDITED)
Tax provision at federal
 statutory rate.........  $ 487,000  $ 796,000  $  981,000  $ 881,000  $678,000
Add (deduct)
  State taxes net of
   federal benefit......     46,278     66,698      86,459     36,000   115,000
  Effect of minority
   interest in
   partnership..........   (193,000)  (180,000)   (170,000)   (98,000)  (96,000)
  Benefit of income
   taxed at lower
   rates................        --         --          --         --    (17,000)
  Effect of S
   Corporation status...   (294,000)  (616,000)  (811,000)   (783,000)      --
  Deferred income taxes
   upon revocation of
   S Corporation
   status...............        --         --      (91,000)       --        --
                          ---------  ---------  ----------  ---------  --------
Provision for income
 taxes (benefit)........  $  46,278  $  66,698  $   (4,541) $  36,000  $680,000
                          =========  =========  ==========  =========  ========

NOTE 9. SUBSEQUENT EVENTS (UNAUDITED)

  On August 8, 1996, the stockholders sold all of the outstanding stock of the Company for $31,000,000. Prior to the sale, the Company distributed all of the assets and liabilities to the stockholders except certain prepaid expenses, rent deposits, leasehold improvements and equipment. The bank line of credit was extended to August 1, 1996 and canceled upon sale of the stock. No amounts were outstanding at the time of cancellation. No adjustments have been made to the carrying values of assets or liabilities as a result of the sale of stock.

  Subsequent to the sale, the acquirer issued, in November 1996, $110,000,000 10 7/8% senior notes due 2006 in a private placement. The acquirer is in the process of exchanging the senior notes for Series A senior notes due 2006 which are being registered under the Securities Act of 1933, as amended. The payment obligations under the new as well as the old notes are jointly and severally guaranteed, on a full and unconditional basis, by the acquirer's domestic subsidiaries, including the Company and its subsidiary. As a result, the Company's financial statements, which include Any Kind Check Cashing Centers, Inc. and U.S. Check Exchange, Ltd., will be included in the columnar presentation as "guarantor subsidiaries" on a combined basis in the acquirer's condensed consolidating presentation in future periodic reports. There are no direct or indirect subsidiaries of the Company which are not guarantors of the old or new notes.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
DFG Holdings, Inc.

  We have audited the accompanying combined balance sheets of L.M.S. Development Corporation, Pacific Ring Enterprises, Inc., and NCCI Corporation, collectively doing business as Chex$Cashed, as of December 31, 1994 and 1993, and the related combined statements of income, shareholders' equity and cash flows for the period from January 1, 1995 through September 18, 1995 and for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of L.M.S. Development Corporation, Pacific Ring Enterprises, Inc., and NCCI Corporation, collectively doing business as Chex$Cashed, at December 31, 1994 and 1993, and the combined results of its operations and its cash flows for the period from January 1, 1995 through September 18, 1995 and for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 3, 1997

      L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC.

                           AND NCCI CORPORATION,

                COLLECTIVELY DOING BUSINESS AS CHEX$CASHED

                          COMBINED BALANCE SHEETS

                          (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,
                                                               --------------
                                                                1993    1994
                                                               ------  ------
ASSETS
Cash.......................................................... $2,129  $2,458
Certificates of deposit.......................................    150     200
Accounts receivable...........................................    302     265
Properties and equipment, net of accumulated depreciation of
 $661 in 1993 and $671 in 1994................................    622     543
Prepaid expenses and other assets.............................    134     143
                                                               ------  ------
                                                               $3,337  $3,600
                                                               ======  ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable.............................................. $   48  $  242
Money orders payable..........................................    349     500
Revolving credit facility.....................................    500     500
Long-term debt................................................  2,280   2,046
Shareholders' equity:
  Common stock................................................      1       1
  Additional paid-in capital..................................    337     337
  Accumulated deficit.........................................   (178)    (26)
                                                               ------  ------
Total shareholders' equity....................................    160     312
                                                               ------  ------
                                                               $3,337  $3,600
                                                               ======  ======

                          See accompanying notes.

        L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC.,
                             AND NCCI CORPORATION,
                   COLLECTIVELY DOING BUSINESS AS CHEX$CASHED

                       COMBINED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                 PERIOD FROM
                                      YEAR ENDED DECEMBER 31,  JANUARY 1, 1995
                                      -----------------------      THROUGH
                                         1993        1994     SEPTEMBER 18, 1995
                                      ----------- ----------- ------------------
Revenues............................. $     5,858 $     5,903       $4,185
Store expenses:
  Salaries and benefits..............       1,695       1,658        1,242
  Occupancy..........................         747         747          495
  Depreciation and amortization......          94          51           30
  Other..............................         991         967          616
                                      ----------- -----------       ------
Total store expenses.................       3,527       3,423        2,383
Corporate expenses...................       1,696       2,028        1,683
Interest expense.....................         236         233          119
                                      ----------- -----------       ------
Income before taxes..................         399         219          --
Income tax provision.................         113          67            3
                                      ----------- -----------       ------
Net income (loss).................... $       286 $       152       $   (3)
                                      =========== ===========       ======


                            See accompanying notes.

        L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC.,
                             AND NCCI CORPORATION,
                   COLLECTIVELY DOING BUSINESS AS CHEX$CASHED

                COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                      RETAINED
                           COMMON STOCK  ADDITIONAL   EARNINGS       TOTAL
                           -------------  PAID-IN   (ACCUMULATED SHAREHOLDERS'
                           SHARES AMOUNT  CAPITAL     DEFICIT)      EQUITY
                           ------ ------ ---------- ------------ -------------
                                    (IN THOUSANDS EXCEPT SHARE DATA)
Balance, December 31,
 1992..................... 1,099    $1      $337       $(464)        $(126)
  Net income for the year
   ended
   December 31, 1993......                               286           286
                           -----   ---      ----       -----         -----
Balance, December 31,
 1993..................... 1,099     1       337        (178)          160
  Net income for the year
   ended
   December 31, 1994......                               152           152
                           -----   ---      ----       -----         -----
Balance, December 31,
 1994..................... 1,099     1       337         (26)          312
                           -----   ---      ----       -----         -----
  Net loss for the period
   from January 1, 1995
   through
   September 18, 1995.....                                (3)           (3)
  Capital contribution in
   the form of forgiveness
   of debt................                   380                       380
                           -----   ---      ----       -----         -----
BALANCE, SEPTEMBER 18,
 1995..................... 1,099   $ 1      $717       $ (29)        $ 689
                           =====   ===      ====       =====         =====



                            See accompanying notes.

        L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC.,
                             AND NCCI CORPORATION,
                   COLLECTIVELY DOING BUSINESS AS CHEX$CASHED

                     COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                            YEAR ENDED DECEMBER 31,          PERIOD FROM
                            -----------------------    JANUARY 1, 1995 THROUGH
                               1993          1994         SEPTEMBER 18, 1995
                            -----------   -----------  ------------------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income................  $       286   $       152          $    (3)
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation and amorti-
   zation.................           94            51               30
  Change in assets and li-
   abilities:
    (Increase) decrease in
     accounts receivable..         (275)           37              234
    (Increase) decrease in
     prepaid expenses and
     other assets.........         (174)           (9)             312
    Increase (decrease) in
     accounts payable and
     accrued expenses.....           95           345             (635)
                            -----------   -----------          -------
Net cash provided by (used
 in) operating activi-
 ties.....................           26           576              (62)
CASH FLOWS FROM INVESTING
 ACTIVITIES
Net (additions to) dispos-
 als of properties and
 equipment................          (75)           37              125
                            -----------   -----------          -------
Net cash provided by (used
 in) investing activi-
 ties.....................          (75)           37              125
CASH FLOWS FROM FINANCING
 ACTIVITIES
Payments on long-term
 debt.....................         (273)         (534)          (1,666)
Net increase (decrease) in
 revolving credit
 facility.................          250           --              (500)
Proceeds from long-term
 debt.....................          469           300              --
                            -----------   -----------          -------
Net cash provided by (used
 in) financing activi-
 ties.....................          446          (234)          (2,166)
                            -----------   -----------          -------
Net increase (decrease) in
 cash ....................          397           379           (2,103)
Cash at beginning of
 year.....................        1,732         2,079            2,458
                            -----------   -----------          -------
Cash at end of year.......       $2,129   $     2,458          $   355
                            ===========   ===========          =======
SUPPLEMENTAL SCHEDULE OF
 NONCASH FINANCING ACTIVI-
 TIES:
Forgiveness of long-term
 debt owed to sharehold-
 ers......................  $       --    $       --           $   380


                            See accompanying notes.

        L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC., AND NCCI CORPORATION, COLLECTIVELY DOING BUSINESS AS CHEX$CASHED

                    NOTES TO COMBINED FINANCIAL STATEMENTS

   YEAR ENDED DECEMBER 31, 1994 AND 1993 AND THE PERIOD FROM JANUARY 1, 1995
                        THROUGH SEPTEMBER 18, 1995

1. DESCRIPTION OF THE COMPANY

  L.M.S. Development Corporation ("LMS"), Pacific Ring Enterprises, Inc. ("PRE"), and NCCI Corporation ("NCCI") (collectively known as the "Company") conduct business as Chex$Cashed(R), providing check cashing, money order, and related services to the general public through a network of approximately twenty stores in four states.

2. SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The Company employs accounting policies that are in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Property and Equipment

  Office properties and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets. Leasehold improvements are recorded at cost and amortized over the shorter of their estimated lives or the life of the lease. Depreciation is provided on the straight-line method. Estimated useful lives of the assets vary from five to thirty years.

 Store Expenses

  The direct costs incurred in operating the Company's stores have been classified as store expenses. Store expenses include salaries and benefits of store employees, rent and other occupancy costs, depreciation of properties and equipment, bank charges, armored security costs, net returned checks, cash shortages, and other costs incurred by the stores. Excluded from store operations are the corporate expenses of the Company which include salaries and benefits of corporate employees, professional fees, and travel costs.

 Returned Checks

  The Company charges operations for potential losses on returned checks in the period such checks are returned, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. The net expense for bad checks included in Other Store Expenses in the accompanying consolidated statements of income was $237,000 and $205,000 for the years ended December 31, 1993 and 1994, respectively, and $116,000 during the period January 1, 1995 to September 18, 1995.

 Income Taxes

  NCCI, PRE and LMS have elected to be taxed as "S" corporations as defined in the Internal Revenue Code. NCCI's election was effective for all periods presented, PRE's election was effective December 1, 1994 and LMS's election was effective January 1, 1995. Taxable income is included in the respective shareholders' personal income tax returns after the respective dates of election. Accordingly, no federal income tax has been provided for NCCI, PRE or LMS after their effective dates of election. In the accompanying combined statements of income, federal income tax has been provided for PRE and LMS prior to their effective dates of election.

  The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes have been determined by applying current tax rates to temporary differences between the amount of assets and liabilities determined for income tax and financial reporting purposes.

  Each Company files a separate tax return and maintains a December 31 year end for tax purposes.

        L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC., AND NCCI CORPORATION, COLLECTIVELY DOING BUSINESS AS CHEX$CASHED

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Advertising Costs

  The Company expenses advertising costs as incurred. Advertising costs charged to expense were $97,000 and $68,000 in 1993 and 1994, respectively, and $39,000 during the period January 1, 1995 to September 18, 1995.
 Cash and Cash Equivalents


  Certificates of deposit included in cash and cash equivalents have original maturities of three months or less.

3. DEBT

  The Company has a $500,000 line of credit which bears interest at the bank's prime rate plus 1% (7.0% at December 31, 1993 and 9.5% at December 31, 1994). In 1994, the Company granted a security interest to the bank in the Company's $200,000 certificate of deposit. The line of credit contains certain financial covenants which, among other things, require the Company to maintain minimum amounts of net worth, achieve certain financial ratios, and require certain approvals in the event the Company wants to pay dividends.

  Long-Term Debt consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1993   1994
                                                                   ------ ------
   Unsecured demand note payable to shareholder, interest at 10%, payable monthly. ............................................  $  341 $  414
   Unsecured demand note payable to shareholder, interest at 10%,
    payable monthly. ............................................     396    341
   Note payable to bank with interest at the bank's prime rate plus 1% (7.0% at December 31, 1993 and 9.5% at December 31,
    1994), payable monthly. Principal paid in full on August 3,
    1995. .......................................................     325    150
   Mortgage note payable in monthly installments. Interest at the rate of three-year U.S. Treasury notes (4.6% at December 31,
    1993 and 6.0% at December 31, 1994) plus 3% with adjustments scheduled every third year thereafter. Final payments due
    November 2003, secured by real estate and personal guarantees
    of shareholders. ............................................      81     76
   Unsecured demand note payable to shareholder, interest at
    3.85%, payable monthly. .....................................     100    100
   Unsecured note payable to officer, interest at 12%, payable
    monthly. ....................................................     586    536
   Promissory note payable to shareholder bearing interest of
    8.47% with monthly payments of $9,720 through June 1, 1997,
    secured by mortgages and liens on assets of the Company. ....     348    257
   Various other.................................................     103    172
                                                                   ------ ------
     Total.......................................................  $2,280 $2,046
                                                                   ====== ======

  The notes payable to shareholders represent working capital advances made under various revolving credit notes and have no stated maturity date.

  Interest of $236,000 and $233,000 was paid during the years ended December 31, 1993 and 1994, respectively, and $119,000 during the period January 1, 1995 to September 18, 1995.

  All outstanding debt was satisfied prior to the sale of the Company on September 18, 1995 (see note 8). The forgiveness in 1995 of $380,000 of debt owed to certain shareholders is reflected as a capital contribution in the accompanying combined statements of shareholders' equity and cash flows.

        L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC., AND NCCI CORPORATION, COLLECTIVELY DOING BUSINESS AS CHEX$CASHED

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


4. INCOME TAXES

  The provision for income taxes for the years ended December 31, 1993 and 1994 and for the period January 1, 1995 to September 18, 1995, consists of the following (in thousands):

                                                         YEAR
                                                         ENDED     PERIOD FROM
                                                       DECEMBER  JANUARY 1, 1995
                                                          31,        THROUGH
                                                       ---------  SEPTEMBER 18,
                                                       1993 1994      1995
                                                       ---- ---- ---------------
   Federal:
     Current.......................................... $ 95 $55       $ --
     Deferred.........................................   --  --         --
                                                       ---- ---       ----
                                                         95  55         --
   State:
     Current..........................................   18  12          3
     Deferred.........................................   --  --         --
                                                       ---- ---       ----
                                                         18  12          3
                                                       ---- ---       ----
                                                       $113 $67       $  3
                                                       ==== ===       ====

  A reconciliation of the provision for income taxes with amounts determined by applying the federal statutory tax rate to income before income taxes is as follows (in thousands):

                                                      YEAR
                                                      ENDED       PERIOD FROM
                                                    DECEMBER    JANUARY 1, 1995
                                                       31,          THROUGH
                                                    ----------   SEPTEMBER 18,
                                                    1993  1994       1995
                                                    ----  ----  ---------------
   Tax provision at federal statutory rate......... $136  $ 74       $ --
   Add (deduct):
     Decrease in taxes resulting from income at-
      tributable to corporation electing to be
      taxed as an "S" Corporation..................  (38)  (11)        --
     Tax rate differential.........................   (3)   (8)        --
     State taxes, net of Federal benefit...........   18    12          3
                                                    ----  ----       ----
   Tax provision at effective tax rate............. $113  $ 67       $  3
                                                    ====  ====       ====

  Income taxes of $15,486 and $16,509 were paid during 1993 and 1994, and $1,439 during the period January 1, 1995 to September 18, 1995.

5. COMMITMENTS

  The Company occupies office and retail space and uses certain equipment under operating lease agreements. Rent expense amounted to $578,000 and $577,000 for the years ended December 31, 1993 and 1994, respectively, and $342,000 during the period January 1, 1995 to September 18, 1995. Most leases contain standard renewal clauses.

     L.M.S. DEVELOPMENT CORPORATION, PACIFIC RING ENTERPRISES, INC.,

     AND NCCI CORPORATION, COLLECTIVELY DOING BUSINESS AS CHEX$CASHED

           NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Minimum obligations under noncancelable operating leases for the year ended December 31 are as follows (in thousands):

      YEAR                                                                AMOUNT
      ----                                                                ------
      1995............................................................... $  355
      1996...............................................................    341
      1997...............................................................    301
      1998...............................................................    211
      1999...............................................................    134
      Thereafter.........................................................     94
                                                                          ------
                                                                          $1,436
                                                                          ======

6. STORE CLOSING

  In June 1994, the Company was unable to renew its contract to operate its store located within a Wisconsin casino. For the years ended December 31, 1993 and 1994, this store contributed gross revenues of $774,000 and $506,000 and income before taxes of $438,000 and $270,000, respectively.

7. RELATED PARTY TRANSACTIONS

  Management fees are paid to major shareholders of the Company. Management fee expense amounted to $1,027,000 and $1,064,000 for the years ended December 31, 1993 and 1994, respectively, and $882,000 during the period January 1, 1995 to September 18, 1995, and is included in corporate expenses in the accompanying combined statements of income.

  The Company has notes payable to certain shareholders and officers as discussed in Note 3. Interest paid on these notes amounted to $74,000 and $210,000 for the years ended December 31, 1993 and 1994, respectively, and $85,000 during the period January 1, 1995 to September 18, 1995.

8. SUBSEQUENT EVENT

  On July 28, 1995, the Company entered into an agreement to sell all of the outstanding stock of LMS and PRE and selected assets of NCCI. The sale was completed on September 18, 1995.

  The acquirer issued, in November 1996, $110,000,000 10 7/8% senior notes due 2006, in a private placement. The acquirer is in the process of exchanging the senior notes for Series A senior notes due 2006 which are being registered under the Securities Act of 1933, as amended. The payment obligations under the new as well as the old notes are jointly and severally guaranteed, on a full and unconditional basis, by the acquirer's domestic subsidiaries, including the Company. As a result, the Company's financial statements, which include L.M.S. Development Corporation, Pacific Ring Enterprises, Inc. and the operations of NCCI Corporation, will be included in the columnar presentation as "guarantor subsidiaries" on a combined basis in the acquirer's condensed consolidating presentation in future periodic reports. There are no direct or indirect subsidiaries of the Company which are not guarantors of the old or new notes.

                               AUDITOR'S REPORT

To the Directors of
National Money Mart Inc.

  We have audited the consolidated balance sheet of National Money Mart Inc. as at December 31, 1995 and December 31, 1994 and the consolidated statements of income and retained earnings and cash flow for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1995 and December 31, 1994 and the results of its operations and the changes in its financial position for the years then ended in accordance with accounting principles generally accepted in Canada.

                                          /s/ Ernst & Young
                                          Chartered Accountants

Victoria, Canada
March 6, 1996.

                            NATIONAL MONEY MART INC.

                           CONSOLIDATED BALANCE SHEET

                                             AS AT DECEMBER 31,      AS AT
                                             ------------------- SEPTEMBER 30,
                                               1994      1995        1996
                                             --------- --------- -------------
                                                $CN       $CN         $CN
                                                                  (UNAUDITED)
ASSETS
Current
Cash........................................ 7,053,100 4,760,700   5,170,100
Accounts receivable.........................   848,900 1,097,600     753,100
Inventory, at cost..........................    43,800    36,200      39,600
Prepaid expenses and deposits...............    88,200   103,100     153,100
                                             --------- ---------   ---------
Total current assets........................ 8,034,000 5,997,600   6,115,900
Investments and advances [note 2]...........   107,900   151,100     232,100
                                             --------- ---------   ---------
Capital assets [note 3]..................... 1,541,500 1,839,800   1,687,400
                                             --------- ---------   ---------
                                             9,683,400 7,988,500   8,035,400
                                             ========= =========   =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable............................ 1,294,400 1,308,200   1,031,700
Management salaries payable................. 3,076,600 2,655,000   2,618,000
                                             --------- ---------   ---------
Total current liabilities................... 4,371,000 3,963,200   3,649,700
Deferred income taxes.......................    12,000    12,000      12,000
Deferred revenue............................       --        --      465,000
Due to shareholders and related parties
 [note 4]................................... 2,764,700 1,554,700   1,486,100
Minority interest...........................   172,600   114,400      78,400
                                             --------- ---------   ---------
Total liabilities........................... 7,320,300 5,644,300   5,691,200
                                             --------- ---------   ---------
Shareholders' equity
Share capital [note 5]......................       300       300         300
Retained earnings........................... 2,362,800 2,343,900   2,343,900
                                             --------- ---------   ---------
Total shareholders' equity.................. 2,363,100 2,344,200   2,344,200
                                             --------- ---------   ---------
                                             9,683,400 7,988,500   8,035,400
                                             ========= =========   =========

Approved on behalf of the Directors:

                      Director                    Director


                             See accompanying notes

                            NATIONAL MONEY MART INC.

                        CONSOLIDATED STATEMENT OF INCOME
                             AND RETAINED EARNINGS

                                                             NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                   -----------------------  -------------------
                                      1994        1995        1995      1996
                                   ----------- -----------  --------- ---------
                                       $CN         $CN         $CN       $CN
                                                                (UNAUDITED)
REVENUE
Fees and royalties...............   11,613,100  12,147,900  9,118,000 9,749,000
Equity share of earnings on
 investments.....................      131,200      87,200     66,000    47,000
Interest and other income........      143,500     191,700    145,000   145,000
                                   ----------- -----------  --------- ---------
                                    11,887,800  12,426,800  9,329,000 9,941,000
Operating expenses (Note 4)......    8,454,900   9,646,300  6,881,000 7,323,000
                                   ----------- -----------  --------- ---------
                                     3,432,900   2,780,500  2,448,000 2,618,000
Management salaries..............    3,076,600   2,730,000  2,270,000 2,618,000
                                   ----------- -----------  --------- ---------
                                       356,300      50,500    178,000       --
Gain on disposal of shares.......       12,600         --         --        --
Loss on disposal of capital
 assets..........................          --          400        --        --
                                   ----------- -----------  --------- ---------
Income before income taxes and
 minority interest...............      368,900      50,100    178,000       --
Income taxes
  current........................       54,800      47,200     35,000       --
  deferred.......................        7,500         --         --        --
                                   ----------- -----------  --------- ---------
Income before minority interest..      306,600       2,900    143,000       --
Income attributable to minority
 interest........................       54,700      21,800     16,000       --
                                   ----------- -----------  --------- ---------
Net income (loss) for the year...      251,900     (18,900)   127,000       --
Retained earnings, beginning of
 year............................    2,110,900   2,362,800  2,362,800 2,343,900
                                   ----------- -----------  --------- ---------
Retained earnings, end of year...    2,362,800   2,343,900  2,489,800 2,343,900
                                   =========== ===========  ========= =========


                             See accompanying notes

                            NATIONAL MONEY MART INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                          NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                              -------------------------  ---------------------
                                 1994          1995         1995       1996
                              -----------  ------------  ----------  ---------
                                  $CN          $CN          $CN         $CN
                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss) for the
 year.......................      251,900       (18,900)    127,000        --
Add charges (deduct credits)
 to operations not requiring
 a current cash payment
Loss on disposal of capital
 assets.....................          --            400         --         --
Amortization................      375,900       460,800     250,000    347,000
Deferred income tax
 (recovery).................        7,500           --          --         --
Equity share of earnings on
 investments................     (131,200)      (87,200)    (66,000)   (47,000)
Income attributable to
 minority interest..........       54,700        21,800      16,000        --
                              -----------  ------------  ----------  ---------
                                  558,800       376,900     327,000    300,000
Net change in non-cash
 working capital balances
 related to operations......    1,697,200      (666,300) (1,593,900)   451,100
                              -----------  ------------  ----------  ---------
Cash provided by (used in)
 operating activities.......    2,256,000      (289,400) (1,266,900)   751,000
                              -----------  ------------  ----------  ---------
INVESTING ACTIVITIES
Additions to capital
 assets.....................     (559,500)     (759,500)   (331,000)  (257,100)
Advances (to) from investees
 and related companies......     (273,100)       44,000      33,000     44,000
Advances to subsidiaries....      (48,000)      (80,000)    (60,000)   (60,000)
                              -----------  ------------  ----------  ---------
Cash used in investing
 activities.................     (880,600)     (795,500)   (358,000)  (273,100)
                              -----------  ------------  ----------  ---------
FINANCING ACTIVITIES
Advances to (from)
 shareholders and related
 parties....................       45,900    (1,207,500)    (65,000)   (68,600)
                              -----------  ------------  ----------  ---------
Cash provided by (used in)
 financing activities.......       45,900    (1,207,500)    (65,000)   (68,600)
                              -----------  ------------  ----------  ---------
Net increases (decrease) in
 cash during the year.......    1,421,300    (2,292,400) (1,689,900)   409,400
Cash, beginning of year.....    5,631,800     7,053,100   7,053,100  4,760,700
                              -----------  ------------  ----------  ---------
Cash, end of year...........    7,053,100     4,760,700   5,363,200  5,170,100
                              ===========  ============  ==========  =========


                             See accompanying notes

                           NATIONAL MONEY MART INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of presentation

  On December 31, 1995 National Money Mart Inc. amalgamated with Vancouver Money Mart Inc., 397662 B.C. Ltd., 397661 B.C. Ltd., 376461 B.C. Ltd.,
B.P.Y.A. 668 Holdings Ltd., Calgary Money Mart Inc. and Alberta Money Mart Inc. to become National Money Mart Inc. The financial statements have been presented on the continuity of interests basis of accounting.

 Consolidation

  The consolidated financial statements include the accounts of National Money Mart Inc. and its wholly-owned subsidiaries, Capital Money Mart Inc. and 537993 Alberta Ltd. Also included are the accounts of a partnership, Ottawa Money Mart, in which the company holds a 60% interest.

 Equity method of accounting

  The company accounts for its investments in the following companies and partnership using the equity method:

   INVESTEE                                                           % INTEREST
   --------                                                           ----------
   Calgary Money Mart Partnership....................................    13.5
   Gent Isle Holdings Ltd............................................      28
   First Island Armoured Transport Ltd...............................      50

 Other Investments and Advances

  Other investments and advances are recorded at the lower of cost and net realizable value.

 Amortization

  Assets are amortized on the declining balance method except leasehold improvements and goodwill which are amortized on the straight-line basis. Amortization is provided using the following annual rates:

   Automobile...............................................................  30%
   Furniture and equipment..................................................  20%
   Leasehold improvements...................................................  20%
   Goodwill.................................................................  10%

                           NATIONAL MONEY MART INC.

2. INVESTMENTS AND ADVANCES

                                                                1994    1995
                                                               ------- -------
                                                                 $CN     $CN
Gent Isle Holdings Ltd.
14 common shares representing a 28% interest.................      100     100
Equity share of earnings, net of dividends received..........    1,700   1,100
Advances.....................................................   21,100  43,500
                                                               ------- -------
                                                                22,900  44,700
                                                               ------- -------
Cash Canada Plan Corp.--5,000 shares.........................    1,800   1,800
                                                               ------- -------
Ottawa Money Mart Inc. ......................................    2,500   2,500
                                                               ------- -------
Calgary Money Mart [a Partnership]
13.5% interest, equity share of earnings, net of advances re-
 ceived......................................................    7,800  15,100
                                                               ------- -------
First Island Armoured Transport Ltd.
60 common shares representing a 50% interest.................      100     100
Advances.....................................................   72,800 136,600
Equity share of losses.......................................      --  (49,700)
                                                               ------- -------
                                                                72,900  87,000
                                                               ------- -------
                                                               107,900 151,100
                                                               ======= =======

3. CAPITAL ASSETS

                                                              1994
                                                --------------------------------
                                                          ACCUMULATED  NET BOOK
                                                  COST    AMORTIZATION   VALUE
                                                   $CN        $CN         $CN
                                                --------- ------------ ---------
Furniture and equipment........................ 1,611,500    797,400     814,100
Leasehold improvements......................... 1,301,300    721,800     579,500
Automotive.....................................    21,500      8,000      13,500
Goodwill.......................................   246,900    112,500     134,400
                                                ---------  ---------   ---------
                                                3,181,200  1,639,700   1,541,500
                                                =========  =========   =========
                                                              1995
                                                --------------------------------
                                                          ACCUMULATED  NET BOOK
                                                  COST    AMORTIZATION   VALUE
                                                   $CN        $CN         $CN
                                                --------- ------------ ---------
Furniture and equipment........................ 1,848,000    990,700     857,300
Leasehold improvements......................... 1,824,500    941,400     883,100
Automotive.....................................    12,800        --       12,800
Goodwill.......................................   147,800     61,200      86,600
                                                ---------  ---------   ---------
                                                3,833,100  1,993,300   1,839,800
                                                =========  =========   =========

4. RELATED PARTY TRANSACTIONS

  Lease payments of $CN124,400 and $CN142,600 were made to the company's shareholders for the rental of the company's corporate headquarters and for two store locations for the years ended December 31, 1994 and 1995, respectively.

                           NATIONAL MONEY MART INC.

  Interest of $CN229,600 and $CN262,000 was paid on the funds advanced to the company by the shareholders and related parties for the years ended December 31, 1994 and 1995, respectively. Interest on these balances is payable at prime plus 2% per annum. There are no specific terms of repayment for the amounts due to shareholders and the shareholders do not intend to demand repayment during the next fiscal year.

5. SHARE CAPITAL

                                                                       1994 1995
                                                                       ---- ----
                                                                       $CN  $CN
   Authorized
     10,000 Class A common shares.....................................
   Issued
     10,000 Class A common shares..................................... 300  300

  On the effective date of the amalgamation, all shares of Vancouver Money Mart Inc., 397662 B.C. Ltd., 397661 B.C. Ltd., 376461 B.C. Ltd. B.P.Y.A. 668
Holdings Ltd., Calgary Money Mart Inc. and Alberta Money Mart Inc. were canceled without any repayment of capital in respect of such shares. Also on that date the issued share capital of National Money Mart Inc. was deemed to be converted into authorized and issued share capital of the amalgamated corporation by conversion of all of the shares into issued share capital of 10,000 Class A common shares.

6. COMMITMENTS

  The company leases its office premises and certain store locations. Annual minimum lease payments, which do not include renewal options, for the next five years are estimated to be as follows:

                                                                          $CN
                                                                       ---------
   1996............................................................... 1,081,000
   1997...............................................................   937,000
   1998...............................................................   692,000
   1999...............................................................   543,000
   2000...............................................................    89,000
                                                                       ---------
                                                                       3,342,000
                                                                       ---------

7. DIFFERENCES BETWEEN CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CN GAAP") AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("US GAAP")

  The accompanying consolidated financial statements have been prepared in accordance with CN GAAP, and presented in Canadian Dollars. The accounting policies of the company also comply, in all material respects, with US GAAP as at December 31, 1994, December 31, 1995 and September 30, 1996 and therefore the financial results would not require amendment if the financial statements were to be prepared in accordance with US GAAP.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
DFG Holdings, Inc.

  We have audited the accompanying balance sheets of Cash-N-Dash Check Cashing, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cash-N-Dash Check Cashing, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 8, 1996,
 except for the second paragraph of
 Note 9, as to which the date is February 10, 1997.

                        CASH-N-DASH CHECK CASHING, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  DECEMBER 31,    SEPTEMBER 30,
                                                  --------------  -------------
                                                   1994    1995       1996
                                                  ------  ------  -------------
                                                                   (UNAUDITED)
ASSETS
Cash............................................  $  543  $  674     $  530
Accounts and loans receivable, net of allowance
 for doubtful accounts of $35, $50 and $24......     299     302        382
Properties and equipment, net of accumulated de-
 preciation of $609, $746 and $845 .............     593     402        304
Prepaid expenses and other assets...............     246      92         81
Note receivable--officer........................      92     --         --
                                                  ------  ------     ------
                                                  $1,773  $1,470     $1,297
                                                  ======  ======     ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities........  $  262  $  310     $  300
Money orders payable............................   1,305   1,201        934
Notes payable...................................     179     129        129
Notes payable, shareholders.....................     615     415        415
Shareholders' equity:
 Common stock, $1 par value; 10,000 shares
 authorized, 4,000 shares outstanding...........       4       4          4
 Accumulated deficit............................    (576)   (573)      (469)
 Less cost of common stock in treasury (167
  shares).......................................     (16)    (16)       (16)
                                                  ------  ------     ------
Total shareholders' equity......................    (588)   (585)      (481)
                                                  ------  ------     ------
                                                  $1,773  $1,470     $1,297
                                                  ======  ======     ======


                            See accompanying notes.

                        CASH-N-DASH CHECK CASHING, INC.

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                   NINE MONTHS
                                                                      ENDED
                                          YEAR ENDED DECEMBER 31, SEPTEMBER 30,
                                          ----------------------- -------------
                                           1993    1994    1995    1995   1996
                                          ------- ------- ------- ------ ------
                                                                   (UNAUDITED)
Revenues:
  Check cashing.......................... $ 2,358 $ 2,683 $ 2,977 $2,301 $2,217
  Food stamp distribution................     499     728   1,898  1,306  1,442
  Other..................................     638     894   1,375  1,075    849
                                          ------- ------- ------- ------ ------
Total revenues...........................   3,495   4,305   6,250  4,682  4,508
Store and regional expenses:
  Salaries and benefits..................   1,056   1,393   1,869  1,354  1,296
  Occupancy..............................     588     654     801    533    582
  Depreciation...........................     110     160     134    100     70
  Other..................................     555     684   1,182    828    498
                                          ------- ------- ------- ------ ------
Total store and regional expenses........   2,309   2,891   3,986  2,815  2,446
Corporate expenses.......................     537     672     812    434    506
Other depreciation and amortization......      45      35      53     40     30
Interest expense.........................      89      88      95     70     43
                                          ------- ------- ------- ------ ------
Income before taxes......................     515     619   1,304  1,323  1,483
Income tax provision.....................      14       9      20     20     26
                                          ------- ------- ------- ------ ------
Net income............................... $   501 $   610 $ 1,284 $1,303 $1,457
                                          ======= ======= ======= ====== ======


                            See accompanying notes.

                        CASH-N-DASH CHECK CASHING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                               COMMON STOCK  ACCUMULATED TREASURY SHAREHOLDERS'
                               SHARES AMOUNT   DEFICIT    STOCK      EQUITY
                               ------ ------ ----------- -------- -------------
Balance, December 31, 1992.... 4,000   $  4    $ (333)     $(16)     $ (345)
  Distributions to
   shareholders...............   --     --       (584)      --         (584)
  Net income for the year
   ended December 31, 1993....   --     --        501       --          501
                               -----   ----    ------      ----      ------
Balance, December 31, 1993.... 4,000      4      (416)      (16)       (428)
  Distributions to
   shareholders...............   --     --       (770)      --         (770)
  Net income for the year
   ended December 31, 1994....   --     --        610       --          610
                               -----   ----    ------      ----      ------
Balance, December 31, 1994.... 4,000      4      (576)      (16)       (588)
  Distributions to
   shareholders...............   --     --     (1,281)      --       (1,281)
  Net income for the year
   ended December 31, 1995....   --     --      1,284       --        1,284
                               -----   ----    ------      ----      ------
Balance, December 31, 1995.... 4,000      4      (573)      (16)       (585)
  Distributions to
   shareholders (unaudited)...   --     --     (1,353)      --       (1,353)
  Net income for the nine
   months ended September 30,
   1996 (unaudited)...........   --     --      1,457       --        1,457
                               -----   ----    ------      ----      ------
Balance, September 30, 1996
 (unaudited).................. 4,000   $  4    $ (469)     $(16)     $ (481)
                               =====   ====    ======      ====      ======




                            See accompanying notes.

                        CASH-N-DASH CHECK CASHING, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                NINE MONTHS
                                          YEAR ENDED               ENDED
                                         DECEMBER 31,          SEPTEMBER 30,
                                     -----------------------  ----------------
                                      1993    1994    1995     1995     1996
                                     ------  ------  -------  -------  -------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income.........................  $  501  $  610  $ 1,284  $ 1,303  $ 1,457
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Depreciation and amortization....     155     195      187      140      100
  Loss on disposal of properties
   and equipment...................     --      --        70      --       --
  Allowance for doubtful accounts..     --       35       15      (21)     (24)
  Change in assets and liabilities:
   Increase in accounts
    receivable.....................     (24)   (269)     (18)    (100)     (56)
   Decrease in prepaid expenses and
    other assets...................      97      32      126      114       11
   (Decrease) increase in money
    orders payable.................    (290)   (190)    (104)     116     (267)
   (Decrease) increase in accounts
    payable and accrued expenses...     (93)    137       48       32      (10)
                                     ------  ------  -------  -------  -------
Net cash provided by operating
 activities........................     346     550    1,608    1,584    1,211
CASH FLOWS FROM INVESTING
 ACTIVITIES
Additions to properties and
 equipment.........................    (204)   (310)     (38)     (19)      (2)
                                     ------  ------  -------  -------  -------
Net cash used in investing
 activities........................    (204)   (310)     (38)     (19)      (2)
CASH FLOWS FROM FINANCING
 ACTIVITIES
Payments on long-term debt.........    (233)   (193)    (250)     (50)     --
Proceeds from long-term debt.......     163     145      --       --       --
(Increase) decrease in notes
 receivable--Officer...............     (92)    --        92       92      --
Distributions to shareholders......    (584)   (770)  (1,281)  (1,132)  (1,353)
                                     ------  ------  -------  -------  -------
Net cash used in financing
 activities........................    (746)   (818)  (1,439)  (1,090)  (1,353)
                                     ------  ------  -------  -------  -------
Net (decrease) increase in cash....    (604)   (578)     131      475     (144)
Cash at beginning of year..........   1,725   1,121      543      543      674
                                     ------  ------  -------  -------  -------
Cash at end of year................  $1,121  $  543  $   674  $ 1,018  $   530
                                     ======  ======  =======  =======  =======



                            See accompanying notes.

                        CASH-N-DASH CHECK CASHING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1995
            (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996)


1. DESCRIPTION OF THE COMPANY

  Cash-N-Dash Check Cashing, Inc. (the "Company") which conducts business as Cash-N-Dash, provides check cashing, sales of money orders, money transfer services, distribution of food stamp benefits, and various other related services to the general public through a network of approximately thirty stores in California.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

  Office properties and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets. Leasehold improvements are recorded at cost and amortized over the shorter of their estimated lives or the life of the lease. Depreciation is computed using the straight-line method. Estimated useful lives of the assets vary from three to seven years.

STORE EXPENSES

  The direct costs incurred in operating the Company's stores have been classified as store expenses. Store expenses include salary and benefit expense of store employees, rent and other occupancy costs, depreciation of properties and equipment, bank charges, armored security costs, net returned checks, cash shortages, and other costs incurred by the stores. Excluded from store operations are the corporate expenses of the Company which include salaries and benefits of corporate employees.

RETURNED CHECKS

  The Company charges operations for potential losses on returned checks in the period such checks are returned, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. The net expense for bad checks included in Other Store Expenses in the accompanying consolidated statement of income was $49,000, $76,000 and $114,000 for the years ended December 31, 1993, 1994 and
1995, respectively, and $50,000 and $37,000 for the nine months ended September 30, 1995 and 1996, respectively.

INCOME TAXES

  The Company has elected to be taxed as an "S" corporation as defined in the Internal Revenue Code. Taxable income for the Company is included in the respective shareholders' personal income tax returns. Accordingly, no federal income taxes are provided for the Company. The provision for state income taxes was $14,000, $9,000 and $20,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $20,000 and $26,000 for the nine months ended September 30, 1995 and 1996, respectively.

ADVERTISING COSTS

  The Company expenses advertising costs as incurred. Advertising costs charged to expense were $30,000, $52,000 and $23,000 for the years ended 1993, 1994 and 1995, respectively, and $17,000 for the nine months ended September 30, 1995 and 1996.

CASH AND CASH EQUIVALENTS

  Short-term investments in highly liquid investments are included in cash and cash equivalents.

TREASURY STOCK

  The purchase of the Company's common stock is recorded at cost.

                        CASH-N-DASH CHECK CASHING, INC.

            (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

UNAUDITED INTERIM FINANCIAL STATEMENTS

  The Company, in its opinion, has included all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of its financial position at September 30, 1996 and the results of its operations for the nine months ended September 30, 1995 and 1996. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results for the full year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying values of cash equivalents and notes payable approximate their fair values due to the short-term maturities of the financial instruments.

3. PROPERTIES AND EQUIPMENT

  Properties and equipment at December 31, 1994 and 1995 and September 30, 1996 consist of the following (in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1994   1995      1996
                                                     ------ ------ -------------
     Leasehold improvements......................... $  355 $  274     $ 274
     Equipment and furniture........................    847    874       875
                                                     ------ ------     -----
                                                      1,202  1,148     1,149
     Less accumulated depreciation..................    609    746       845
                                                     ------ ------     -----
     Total office properties and equipment.......... $  593 $  402     $ 304
                                                     ====== ======     =====

4. NOTES PAYABLE

  The Company has notes payable to shareholders which represent working capital advances made under revolving credit notes, which are payable upon demand, with no stated maturity date, and which bear interest at rates ranging from 9% to 12% in 1994 and 1995. The aggregate outstanding balance of these notes was $615,000 at December 31, 1994 and $415,000 at December 31, 1995 and September 30, 1996. Additionally, the Company has other notes payable, which are also payable upon demand and bear interest at rates ranging from 8% to 12%. The aggregate outstanding balance of these notes was $179,000 at December 31, 1994 and $129,000 at December 31, 1995 and September 30, 1996.

  Interest of $89,000, $88,000 and $95,000 was paid during the years ended December 31, 1993, 1994 and 1995, respectively and $70,000 and $43,000 for the nine months ended September 30, 1995 and 1996, respectively.

  The Company has a $300,000 line of credit which bears interest of prime plus 1%. The Company had no amounts outstanding on this line of credit at December 31, 1995 or September 30, 1996. The Company's current line of credit agreement expires March 5, 1997.

5. COMMITMENTS

  The Company occupies office and retail space under operating lease arrangements. Rent expense amounted to $368,000, $398,000 and $466,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $332,000 and $387,000 for the nine months ended September 30, 1995 and 1996, respectively. Most leases contain standard renewal clauses.

                        CASH-N-DASH CHECK CASHING, INC.

            (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996)

5. COMMITMENTS (CONTINUED)

  Minimum obligations under noncancelable operating leases for the year ended December 31 are as follows (in thousands):

            YEAR                                   AMOUNT
            ----                                   ------
            1996.................................. $  484
            1997..................................    347
            1998..................................    126
            1999..................................     56
            2000..................................      4
                                                   ------
                                                   $1,017
                                                   ======

6. CONTRACTS

  The Company has food stamp contracts with various counties for the distribution of food stamps. The revenue related to each contract and its expiration date are summarized as follows:

                                                           NINE MONTHS
                                           YEAR ENDED         ENDED
                                          DECEMBER 31,    SEPTEMBER 30,
                                       ------------------ ------------- CONTRACT
                                       1993  1994   1995   1995   1996  EXPIRES
                                       ----- ----- ------ ------ ------ --------
                                            (In Thousands)
     Kern County...................... $ --  $ --  $  776 $  510 $  556 12/31/99
     Kings County.....................    51    64     74     49     54 12/31/97
     Madera County....................    54    58     70     48     54  6/30/02
     Merced County....................   --    136    347    259    266  6/30/98
     Stanislaus County................   144   206    222    171    170 12/31/96
     Tulare County....................   250   264    357    232    302  6/30/99
     Tuolumne County..................   --    --     --      37     40 12/31/00
                                       ----- ----- ------ ------ ------
                                       $ 499 $ 728 $1,898 $1,306 $1,442
                                       ===== ===== ====== ====== ======

  The Company's contract with Stanislaus County, which expires December 31, 1996, is currently under negotiation for renewal. There is no assurance that the contract will be renewed, or if renewed, the terms will be substantially the same as the current contract.

7. RELATED PARTY TRANSACTIONS

  As discussed in Note 4, the Company had promissory notes to shareholders in the amount of $615,000 and $415,000 at December 31, 1994 and 1995,
respectively. Interest of $54,000, $67,000 and $69,000 was paid on these notes for the years ended December 31, 1993, 1994 and 1995, respectively and $52,000 and $34,000 for the nine months ended September 30, 1995 and 1996, respectively.

  The Company had a note receivable from an officer in the amount of $92,000 at December 31, 1994. This note was repaid in 1995. Interest of $6,000, $12,000 and $1,000 was paid on this note in 1993, 1994 and 1995, respectively.

8. CREDIT RISK

  At December 31, 1994 and 1995 and September 30, 1996, the Company had seven, six and one bank account, respectively, in financial institutions in the aggregate amount of $21,000, $25,000 and $133,000, respectively, which exceeded Federal Deposit Insurance Corporation limits. Management believes credit risk relating to these deposits is minimal.

                        CASH-N-DASH CHECK CASHING, INC.

            (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1995 AND 1996)

9. SUBSEQUENT EVENT

  On October 22, 1996, the Company entered into an agreement to sell substantially all of the assets of the Company. The sale is expected to be completed in the last quarter of 1996. The aggregate sale price will be approximately $7,250,000.

  In connection with the sale discussed above, the acquirer issued, in November 1996, $110,000,000 10 7/8% senior notes due 2006 in a private placement. The acquirer is in the process of exchanging the senior notes for Series A senior notes due 2006 which are being registered under the Securities Act of 1933, as amended. The payment obligations under the new as well as the old notes are jointly and severally guaranteed, on a full and unconditional basis, by the acquirer's domestic subsidiaries, which include a subsidiary which acquired the assets and operations of the Company. As a result, the Company's assets and operations will be included in the columnar presentation as "guarantor subsidiaries" on a combined basis in the acquirer's condensed consolidating presentation in future periodic reports.

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors ABC Check Cashing, Inc.

  We have audited the accompanying balance sheets of ABC Check Cashing, Inc. (an S Corporation) as of December 31, 1995 and 1994, and the related statements of earnings and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ABC Check Cashing, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ William Proper & Company

Beachwood, Ohio

March 17, 1996

                          ABC CHECK CASHING, INC.

                              BALANCE SHEETS

                                                DECEMBER 31,
                                            ----------------------   JUNE 30,
                                               1994        1995        1996
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
                  ASSETS
CURRENT ASSETS
  Cash..................................... $3,590,667  $3,099,302  $3,590,909
  Accounts receivable
    Fee and commission.....................     53,428     100,745      28,123
    Other..................................     10,293      33,749       4,388
  Inventories..............................    139,130     146,352     220,481
  Prepaid expenses.........................    125,659     188,492     112,294
                                            ----------  ----------  ----------
    Total current assets...................  3,919,177   3,568,640   3,956,195
PROPERTY AND EQUIPMENT--AT COST
  Furniture and equipment..................    745,008     850,458     854,425
  Leasehold improvements...................    878,733     949,301     961,188
  Automobiles..............................     53,238      36,616      36,616
                                            ----------  ----------  ----------
                                             1,676,979   1,836,375   1,852,229
  Accumulated depreciation and
   amortization............................   (757,964)   (912,856) (1,009,480)
                                            ----------  ----------  ----------
                                               919,015     923,519     842,749
OTHER ASSETS...............................     24,682      26,121      26,121
                                            ----------  ----------  ----------
                                            $4,862,874  $4,518,280  $4,825,065
                                            ==========  ==========  ==========
   LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Notes payable--bank...................... $2,200,000  $1,600,000  $1,600,000
  Current portion of long-term debt........    150,722     133,692      87,508
  Accounts payable and accrued expenses....    271,633     272,393     468,578
  Unremitted funds.........................    681,688   1,227,427   1,206,824
                                            ----------  ----------  ----------
    Total current liabilities..............  3,304,043   3,233,512   3,362,910
LONG-TERM DEBT, net of current portion.....    250,340     116,656      87,469
STOCKHOLDER'S EQUITY
  Common Stock, $5 par value, 500 shares
   authorized, 100 issued and outstanding..        500         500         500
  Additional paid-in-capital...............    140,000     140,000     140,000
  Retained earnings........................  1,167,991   1,027,612   1,234,186
                                            ----------  ----------  ----------
                                             1,308,491   1,168,112   1,374,686
                                            ----------  ----------  ----------
                                            $4,862,874  $4,518,280  $4,825,065
                                            ==========  ==========  ==========

     The accompanying notes are an integral part of these statements.

                          ABC CHECK CASHING, INC.

               STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                                SIX MONTHS ENDED
                             YEAR ENDED DECEMBER 31,                JUNE 30,
                         ----------------------------------  -----------------------
                            1993        1994        1995        1995        1996
                         ----------  ----------  ----------  ----------- -----------
                                                             (UNAUDITED) (UNAUDITED)
Fees and commissions.... $4,013,521  $4,432,934  $4,755,112  $2,376,381  $2,636,889
Operating expenses...... $3,914,466   4,366,381   4,743,586   2,211,103   2,430,315
                         ----------  ----------  ----------  ----------  ----------
  Earnings before income
   taxes................     99,055      66,553      11,526     165,278     206,574
Income taxes............        --       (5,045)     (2,000)        --          --
                         ----------  ----------  ----------  ----------  ----------
    NET EARNINGS........     99,055      61,508       9,526     165,278     206,574
Retained earnings,
 beginning of year......  1,052,070   1,111,125   1,167,991   1,167,991   1,027,612
Subchapter S
 distributions..........    (40,000)     (4,642)   (149,905)        --          --
                         ----------  ----------  ----------  ----------  ----------
Retained earnings, end
 of year................ $1,111,125  $1,167,991  $1,027,612  $1,333,269  $1,234,186
                         ==========  ==========  ==========  ==========  ==========

     The accompanying notes are an integral part of these statements.

                          ABC CHECK CASHING, INC.

                         STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS ENDED
                            YEAR ENDED DECEMBER 31,               JUNE 30,
                        ----------------------------------  ----------------------
                           1993        1994        1995        1995        1996
                        ----------  ----------  ----------  ----------  ----------
                                                                 (UNAUDITED)
Cash flows from
 operating activities:
  Net earnings......... $   99,055  $   61,508  $    9,526  $  165,278  $  206,574
  Adjustments to
   reconcile net
   earnings to net cash
   (used in) provided
   by operating
   activities:
    (Gain) loss on
     disposal of
     property and
     equipment.........     16,576       8,194          81         --          --
    Depreciation and
     amortization......    123,176     168,856     154,892      72,834      96,624
    Changes in assets
     and liabilities:
    (Increase) decrease
     in accounts
     receivable........   (182,212)    232,309     (70,773)   (489,633)    101,983
    (Increase) decrease
     in inventories....    (71,670)     43,004      (7,222)     30,349     (74,129)
    (Increase) decrease
     in prepaid
     expenses and other
     assets............    (37,537)     38,544     (62,833)     42,891      76,198
    (Decrease) increase
     in accounts
     payable and
     accrued expenses..    (41,205)     46,848        (760)     78,488     196,185
    Increase (decrease)
     in unremitted
     funds.............     17,779     146,777     545,739    (323,825)    (20,603)
                        ----------  ----------  ----------  ----------  ----------
  Net cash (used in)
   provided by
   operating
   activities..........    (76,038)    746,040     568,650    (423,618)    582,832
                        ----------  ----------  ----------  ----------  ----------
Cash flows from
 investing activities:
  Purchase of property
   and equipment.......   (295,056)    188,608    (159,396)    (85,535)    (15,854)
  Net (decrease)
   increase in other
   assets..............    (18,050)        827         --          --          --
                        ----------  ----------  ----------  ----------  ----------
    Net cash (used in)
     provided by
     investing
     activities........   (313,106)   (187,781)   (159,396)    (85,535)    (15,854)
                        ----------  ----------  ----------  ----------  ----------
Cash flows from
 financing activities:
  Net (decrease)
   increase in notes
   payable--bank.......   (835,000)    725,000    (600,000)   (100,000)        --
  Proceeds from long-
   term debt...........    350,000         --          --          --          --
  Payments of long-term
   debt................   (108,389)   (160,745)   (150,714)    (75,362)    (75,371)
  Subchapter S
   distributions.......    (40,000)     (4,642)   (149,905)        --          --
                        ----------  ----------  ----------  ----------  ----------
    Net cash (used in)
     provided by
     financing
     activities........   (633,389)    559,613    (900,619)   (175,362)    (75,371)
                        ----------  ----------  ----------  ----------  ----------
      NET (DECREASE)
       INCREASE IN
       CASH............ (1,022,533)  1,117,872    (491,365)   (684,515)    491,607
Cash at beginning of
 year..................  3,495,328   2,472,795   3,590,667   3,590,667   3,099,302
                        ----------  ----------  ----------  ----------  ----------
Cash at end of year.... $2,472,795  $3,590,667  $3,099,302  $2,906,152  $3,590,909
                        ==========  ==========  ==========  ==========  ==========

     The accompanying notes are an integral part of these statements.

                         ABC CHECK CASHING, INC.

                      NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1995

            (UNAUDITED WITH RESPECT TO JUNE 30, 1995 AND 1996)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Business Activity

  ABC Check Cashing, Inc. (the "Company") operates thirteen check-cashing stores. Stores cash third-party checks, sell bus passes and tickets, money orders, stamps, and lottery tickets, as well as accept payment of utility bills and are authorized Western Union agents.

 Cash

  Cash includes cash on deposit with a bank in the amount of $2,064,755 at December 31, 1995. This bank maintains federal deposit insurance to cover only up to $100,000 of deposits of the Company. The remaining cash on deposit is not insured.

  Cash consisted of the following at:

                                                                     JUNE 30,
                                                  DECEMBER 31,         1996
                                              --------------------- -----------
                                                 1994       1995
                                              ---------- ---------- (UNAUDITED)
Cash on hand................................. $  755,792 $  934,197 $1,611,045
Cash--banks..................................  2,834,875  2,064,755  1,431,864
Cash--delivery company.......................         --    100,350    548,000
                                              ---------- ---------- ----------
                                              $3,590,667 $3,099,302 $3,590,909
                                              ========== ========== ==========

 Inventories

  Inventories consist of unsold lottery tickets and bus passes. Both lottery tickets and bus passes are stated at purchase price and are accounted for using a specific identification method.

  Inventories consisted of the following at:

                                                                      JUNE 30,
                                                     DECEMBER 31,       1996
                                                   ----------------- -----------
                                                     1994     1995
                                                   -------- -------- (UNAUDITED)
Lottery Tickets................................... $102,917 $100,944  $175,027
Bus Passes........................................   36,213   45,408    45,454
                                                   -------- --------  --------
                                                   $139,130 $146,352  $220,481
                                                   ======== ========  ========

Property and Equipment

  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Modified accelerated methods of depreciation are followed for substantially all depreciable assets for financial and tax reporting purposes. For financial reporting, leasehold improvements are

                         ABC CHECK CASHING, INC.

            (UNAUDITED WITH RESPECT TO JUNE 30, 1995 AND 1996) amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter, for tax purposes, leaseholds are amortized over 31 of 39 years.

Unremitted Funds

  During the normal course of business, the Company collects money as an agent of utility companies, the Regional Transit Authority, the Ohio Lottery Commission, Western Union, and Mid America Express money order company. These funds are transmitted to the appropriate entities on a regular and current basis.

Supplemental Disclosures of Cash Flow Information:

  Cash paid during the year for:

                                                               SIX MONTHS ENDED
                                               DECEMBER 31,        JUNE 30,
                                             ----------------- -----------------
                                               1994     1995     1995     1996
                                             -------- -------- -------- --------
      Interest.............................. $107,253 $145,839  $75,542  $60,283
      Income taxes..........................      589    4,317      --       --

Returned Checks

  The Company charges operations for potential losses on returned checks in the period such checks are returned, since ultimate collection of these items is uncertain. Recovery on returned checks are credited in the period when the recovery is received. The net expense for bad checks included in operating expenses in the accompanying statements of earnings and retained earnings was $91,000, $91,000 and $127,000 for the years ended December 31, 1993, 1994 and
1995, respectively, and $73,000 and $64,000 for the six months ended June 30, 1995 and 1996, respectively.

NOTE B--NOTES PAYABLE--BANK

  The Company has a $1,600,000 revolving note with a bank. The note bears interest at one percent over the base rate of the bank, 9.50% at December 31, 1995. The note is due May 31, 1996. This note is secured by substantially all of the assets of the Company and certain life insurance policies on the life of the shareholder.

  The Company also has a $1,000,000 demand note with a bank. The demand note bears interest at the bank's base lending rate, 8.50% at December 31, 1995. The note is due May 31, 1996.

NOTE C--LONG-TERM DEBT

  Long-term debt consists of the following as of:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1994     1995      1996
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
A Term note payable--bank......................... $256,656 $186,656  $151,644
B Term note payable--bank.........................  128,333   58,333    23,333
C Term note payable--bank.........................   16,073    5,359       --
                                                   -------- --------  --------
                                                    401,062  250,348   174,977
  Less current portion............................  150,722  133,692    87,508
                                                   -------- --------  --------
                                                   $250,340 $116,656  $ 87,469
                                                   ======== ========  ========

--------

A The $350,000 Term note is due in 60 monthly installments of $5,834 through September 1998, plus interest at the bank's base rate, 8.50% as of December 31, 1995. The note is cross collaterized with the $1,600,000 revolving note.

                         ABC CHECK CASHING, INC.

            (UNAUDITED WITH RESPECT TO JUNE 30, 1995 AND 1996)

B The $350,000 Term note is due in 60 monthly installments of $5,833 through October 1996, plus interest at 1.5% in excess of the bank's base lending rate, 10.00% as of December 31, 1995. The note is subject to certain covenants including restrictions on debt, dividends, and maintaining certain levels of net worth. The note is collaterized by certain property and equipment of the Company.

C The $75,000 Term note is due in 84 monthly installments of $893 through June 1996, plus interest at 1% in excess of the bank's base lending rate, 9.50% at December 31, 1995. The loan is collateralized by certain property and equipment of the Company.

The following is a schedule of maturities for all long-term debt:

   YEAR ENDED DECEMBER 31,
   -----------------------
   1996............................................................... $133,692
   1997...............................................................   70,000
   1998...............................................................   46,656
                                                                       --------
                                                                       $250,348
                                                                       ========

NOTE D--COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases all of its operating locations and the administrative offices. Several of the leases are with the shareholder of the Company or a member of his family. All related party leases are on a month to month basis.

  The following is a schedule of net minimum lease payments due on non-related party leases:


   YEAR ENDED DECEMBER 31,
   -----------------------
   1996............................................................... $171,535
   1997...............................................................  164,459
   1998...............................................................  132,631
   1999...............................................................  109,993
   Thereafter.........................................................  144,890
                                                                       --------
                                                                       $723,508
                                                                       ========

  Third party leases expire at various dates through August, 2003.

  The amount paid to the shareholder and his family for locations owned by them totaled $225,504, $224,565 and $225,600 for the years ended December 31, 1993, 1994 and 1995, respectively, and $112,800 and $113,000 for the six months ended June 30, 1995 and 1996, respectively.

  Rent expense totaled $329,431, $359,681 and $376,625 for the years ended December 31, 1993, 1994 and 1995, respectively, and $183,308 and $212,948 for the six months ended June 30, 1995 and 1996, respectively.

                         ABC CHECK CASHING, INC.

            (UNAUDITED WITH RESPECT TO JUNE 30, 1995 AND 1996)

NOTE E--INCOME TAXES

  The Company prepares its financial statements on the accrual basis but uses the cash basis for income tax purposes.

  The Company elected S Corporation status effective January 1, 1987; and therefore, federal and state taxes are the responsibility of the shareholder.

NOTE F--PENSION AND PROFIT SHARING PLANS

  During 1992, the Company froze all benefit accruals under the Defined Benefit Pension Plan (DBPP), in addition, participation was also frozen as of that date. Under this action all current participants became 100% vested in their accrued benefits under the plan.

  The sole shareholder has agreed to forfeit his portion of benefits to the extent that the plan is underfunded at the termination of the plan. Therefore, no liability has been recorded relating to this difference at December 31, 1995.

  Any future minimum benefit accruals required of the DBPP during the period in which it constitutes a top heavy defined benefit plan shall be offset by benefits provided by the new Employees Profit Sharing Plan and Trust (EPSPT).

  Pension expense was $68,810, $67,744 and $46,090 in 1993, 1994 and 1995,
respectively, and $0 for the six months ended June 30, 1995 and 1996. During 1992, the Company established the EPSPT pursuant to the provisions of Section 401(A) of the Internal Revenue Code. The sole shareholder of the Company is the trustee of the plan.

  The plan covers all eligible employees of the Company. The annual contributions are made at the discretion of the Board of Directors. Profit sharing expense was $60,625, $72,771 and $71,056 for 1993, 1994 and 1995,
respectively, and $0 for the six months ended June 30, 1995 and 1996.

NOTE G--SUBSEQUENT EVENT (UNAUDITED)

  On August 28, 1996, the shareholder's sold substantially all of the assets of the Company. The aggregate sale price was approximately $6,000,000.

  In connection with the sale discussed above, the acquirer issued, in November 1996, $110,000,000 10 7/8% senior notes due 2006 in a private placement. The acquirer is in the process of exchanging the senior notes for Series A senior notes due 2006 which are being registered under the Securities Act of 1933, as amended. The payment obligations under the new as well as the old notes are jointly and severally guaranteed, on a full and unconditional basis, by the acquirer's domestic subsidiaries, which include a subsidiary which acquired the assets and operations of the Company. As a result, the Company's assets and operations will be included in the columnar presentation as "guarantor subsidiaries" on a combined basis in the acquirer's condensed consolidating presentation in future periodic reports.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECU-RITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECU-RITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              ------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  13
Capitalization...........................................................  20
Selected Historical Financial Data.......................................  21
Unaudited Condensed Combined Pro Forma Financial Statements..............  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  40
Management...............................................................  55
Principal Shareholders...................................................  59
Certain Relationships and Related Transactions...........................  60
The Exchange Offer.......................................................  62
Description of Notes.....................................................  69
Description of Certain Other Indebtedness................................  89
Certain U.S. Federal Income Tax Consequences.............................  91
Plan of Distribution.....................................................  95
Legal Matters............................................................  95
Experts..................................................................  95
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $110,000,000

                         DOLLAR FINANCIAL GROUP, INC.

                         10 7/8% SERIES A SENIOR NOTES
                                   DUE 2006

                              ------------------

                                  PROSPECTUS

                              ------------------










                                        , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Dollar Financial Group, Inc. (the "Company") is a New York corporation.
Section 722 of the New York Business Corporation Law, as amended, empowers a corporation, within certain limitations, to indemnify any person who served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgements, fees, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

  There are no provisions for the indemnification of directors or officers in the Certificate of Incorporation or Bylaws of the Company.

ITEM 21. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS

   EXHIBIT NO.                      DESCRIPTION OF DOCUMENT
   -----------                      -----------------------
    3.1 (a)(i) Certificate of Incorporation of Dollar Financial Group, Inc.*
      (a)(ii)  Certificate of Change of Dollar Financial Group, Inc.*
      (a)(iii) Certificate of Change of Certificate of Incorporation of Dollar
                Financial Group, Inc.*
      (a)(iv)  Certificate of Amendment of the Certificate of Incorporation of
                Dollar Financial Group, Inc.*
      (b)(i)   Articles of Incorporation of Albuquerque Investments, Inc.*
               Articles of Incorporation of Any Kind Check Cashing Centers,
      (c)(i)    Inc.*
      (c)(ii)  Articles of Amendment of Articles of Incorporation of Any Kind
                Check Cashing Centers, Inc.*
      (d)(i)   Articles of Incorporation of Check Mart of Louisiana, Inc.*
      (e)(i)   Certificate of Incorporation of Check Mart of New Jersey, Inc.*
      (f)(i)   Articles of Incorporation of Check Mart of New Mexico, Inc.*
      (f)(ii)  Articles of Amendment to the Articles of Incorporation of Check
                Mart of New Mexico, Inc.*
      (g)(i)   Articles of Incorporation of Check Mart of Pennsylvania, Inc.*
      (h)(i)   Articles of Incorporation of Check Mart of Texas, Inc.*
      (i)(i)   Articles of Incorporation of Check Mart of Utah, Inc.*
      (i)(ii)  Articles of Amendment to the Articles of Incorporation of Check
                Mart of Utah, Inc.*
      (j)(i)   Articles of Incorporation of Check Mart of Washington, Inc.*
      (j)(ii)  Articles of Amendment of Check Mart of Washington, Inc.*
      (k)(i)   Articles of Incorporation of Check Mart of Washington, D.C.,
                Inc.*
      (l)(i)   Articles of Incorporation of Check Mart of Wisconsin, Inc.*
      (m)(i)   Certificate of Incorporation of DFG Warehousing Co., Inc.*
      (n)(i)   Articles of Incorporation of Dollar Financial Insurance Corp.*
      (o)(i)   Certificate of Incorporation of Dollar Insurance Administration
                Corp.*
      (p)(i)   Articles of Incorporation of Financial Exchange Company of
                Michigan, Inc.*
      (p)(ii)  Certificate of Amendment to the Articles of Incorporation of
                Financial Exchange Company of Michigan, Inc.*
      (q)(i)   Articles of Incorporation of Financial Exchange Company of Ohio,
                Inc.*

   EXHIBIT NO.                      DESCRIPTION OF DOCUMENT
   -----------                      -----------------------
      (q)(ii)   Certificate of Amendment by Incorporator.*
      (q)(iii)  Certificate of Amendment (by Shareholders).*
      (r)(i)    Certificate of Incorporation of Financial Exchange Company of
                 Pennsylvania, Inc.*
      (r)(ii)   Amendment "1" to Certificate of Incorporation of Financial
                 Exchange Company of Pennsylvania, Inc.*
      (r)(iii)  Amendment "2" to Certificate of Incorporation of Financial
                 Exchange Company of Pennsylvania, Inc.*
      (s)(i)    Certificate of Incorporation of Financial Exchange Company of
                 Pittsburgh, Inc.*
      (t)(i)    Certificate of Incorporation of Financial Exchange Company of
                 Virginia, Inc.*
      (u)(i)    Articles of Incorporation of L.M.S. Development Corporation.*
      (v)(i)    Articles of Incorporation of Monetary Management Corp.*
      (w)(i)    Certificate of Incorporation of Monetary Management Corporation
                 of Pennsylvania, Inc.*
      (x)(i)    Articles of Incorporation of Monetary Management of California,
                 Inc.*
      (y)(i)    Articles of Incorporation of Monetary Management of Maryland,
                 Inc.*
      (z)(i)    Certificate of Incorporation of Monetary Management of New
                 York, Inc.*
      (aa)(i)   Articles of Incorporation of Pacific Ring Enterprises, Inc.*
      (bb)(i)   Limited Partnership Certificate and Agreement of U.S. Check
                 Exchange Limited Partnership.*
      (bb)(ii)  First Amendment to Certificate and Agreement of Limited
                 Partnership of U.S. Check Exchange Limited Partnership*
      (bb)(iii) Second Amendment Certificate of Limited Partnership*
      (cc)(i)   Articles of Incorporation of QTV Holdings, Inc.**
    3.2 (a)(i)  Bylaws of Dollar Financial Group, Inc.*
      (b)(i)    Bylaws of Albuquerque Investments, Inc.*
      (c)(i)    Bylaws of Any Kind Check Cashing Centers, Inc.*
      (d)(i)    Bylaws of Check Mart of Louisiana, Inc.*
      (e)(i)    Bylaws of Check Mart of New Jersey, Inc.*
      (f)(i)    Bylaws of Check Mart of New Mexico, Inc.*
      (g)(i)    Bylaws of Check Mart of Pennsylvania, Inc.*
      (h)(i)    Bylaws of Check Mart of Texas, Inc.*
      (i)(i)    Bylaws of Check Mart of Utah, Inc.*
      (j)(i)    Bylaws of Check Mart of Washington, Inc.*
      (k)(i)    Bylaws of Check Mart of Washington, D.C., Inc.*
      (l)(i)    Bylaws of Check Mart of Wisconsin, Inc.*
      (m)(i)    Bylaws of DFG Warehousing Co., Inc.*
      (n)(i)    Bylaws of Dollar Financial Insurance Corp.*
      (o)(i)    Bylaws of Dollar Insurance Administration Corp.*
      (p)(i)    Bylaws of Financial Exchange Company of Michigan, Inc.*
      (q)(i)    Code of Regulations of Financial Exchange Company of Ohio,
                 Inc.*
      (r)(i)    Bylaws of Financial Exchange Company of Pennsylvania, Inc.*
      (s)(i)    Bylaws of Financial Exchange Company of Pittsburgh, Inc.*
      (t)(i)    Bylaws of Financial Exchange Company of Virginia, Inc.*
      (u)(i)    Bylaws of L.M.S. Development Corporation.*
      (v)(i)    Bylaws of Monetary Management Corp.*
      (w)(i)    Bylaws of Monetary Management Corporation of Pennsylvania,
                 Inc.*
      (x)(i)    Bylaws of Monetary Management of California, Inc.*
      (y)(i)    Bylaws of Monetary Management of Maryland, Inc.*
      (y)(ii)   Amended and Restated Bylaws of Monetary Management of Maryland,
                 Inc.*
      (z)(i)    Bylaws of Monetary Management of New York, Inc.*
      (aa)(i)   Bylaws of Pacific Ring Enterprises, Inc.*
      (bb)(i)   Bylaws of QTV Holdings, Inc.**

   EXHIBIT NO.                      DESCRIPTION OF DOCUMENT
   -----------                      -----------------------
    4.1        Indenture, dated as of November 15, 1996, among the Company, the
                Guarantors and Fleet National Bank, as Trustee.*
    4.2        Form of Notes (included in Exhibit 4.1).*
    4.3        A/B Exchange Registration Rights Agreement, dated as of November
                15, 1996, by and among the Company, the Guarantors and the
                Initial Purchasers.*
    5.1        Opinion of Weil, Gotshal & Manges LLP regarding legality.*
    8.1        Opinion of Weil, Gotshal & Manges LLP regarding tax matters.**
   10.1 (a)    Asset Purchase Agreement, dated January 9, 1995, by and among the Company, Happy's Check Cashing and Adrian Rubin.*
   (b)         Amendment No. 1 to the Asset Purchase Agreement, dated February
                20, 1995, by and among the Company, Happy's Check Cashing,
                Chase Money Loan, Inc. and Adrian Rubin.*
   10.2        Purchase Agreement, dated July 28, 1995, by and among Monetary
                Management Corporation, NCCI Corporation, Larry M. Senderhauf,
                E. Rick Safford and Fred T. Kampo, Jr.*
   10.3 (a)    Site License and Services Agreement, dated April 30, 1996, by and between the Company and The Southland Corporation.***
      (b)      Asset Purchase Agreement, dated April 30, 1996, by and between the Company and The Southland Corporation.***
   10.4        Employment Agreement, dated as of August 8, 1996, between the
                Company, DFG Holdings, Inc. and Jeffrey Weiss.*
   10.5        Employment Agreement, dated as of August 8, 1996, between the
                Company, DFG Holdings, Inc. and Donald F. Gayhardt.*
   10.6        Amended and Restated Shareholders Agreement, dated August 8,
                1996, among WPG Corporate Development Associates IV, L.P., WPG
                Corporate Development Associates IV (Overseas), L.P., the
                individual fund shareholders signatory thereto, the GHB
                Charitable Trust #1, Jeffrey Weiss, Donald F. Gayhardt, Pegasus
                Partners L.P., PAG Dollar Investors, the warrant holders
                signatory thereto, General Electric Capital Corporation and DFG
                Holdings, Inc.*
   10.7        Purchase Agreement, dated as of August 8, 1996, by and among the
                Company, DFG Holdings, Inc., Any Kind Check Cashing Centers,
                Inc., the shareholders signatory thereto, U.S. Check Exchange
                Limited Partnership, the limited partners signatory thereto and
                George H. Brimhall.*
   10.8        Asset Purchase Agreement, dated August 28, 1996, by and among
                Financial Exchange Company of Ohio, Inc., ABC Check Cashing,
                Inc. and the shareholder signatory thereto.*
   10.9        Asset Purchase Agreement, dated as of October 22, 1996, by and among the Company, Cash-N-Dash Check Cashing, Inc. and the shareholders signatory thereto.*
   10.10       Stock Purchase Agreement, dated as of October 22, 1996, by and among the Company, Manor Investment Co., Inc. and the
                shareholders signatory thereto.*
   10.11       Amended and Restated Purchase Agreement, dated as of October 23,
                1996, by and among Dollar Financial Canada Ltd., DFG Holdings,
                Inc., National Money Mart, Inc. and the shareholders signatory thereto.*
   10.12       Second Amended and Restated Credit Agreement, dated as of
                November 15, 1996, among the Company, certain commercial
                lending institutions, Lehman Commercial Paper, Inc. and Bank of
                America National Trust and Savings Association.*
   12.1        Computation of Ratio of Earnings to Fixed Charges.*
   21.1        Subsidiaries of the Registrants.*

   EXHIBIT NO.                      DESCRIPTION OF DOCUMENT
   -----------                      -----------------------
   23.1        Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5.1 and 8.1).**
   23.2        Consent of Ernst & Young LLP.**
   23.3        Consent of McGladrey & Pullen, LLP.**
   23.4        Consent of Ernst & Young Chartered Accountants.**
   23.5        Consent of William Proper & Company.**
   24.1        Power of Attorney (included in signature pages to Registration
                Statement).*
   25.1        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Fleet National Bank, as Trustee under the Indenture.*
   27.1        Financial Data Schedule for the fiscal year ended June 30, 1996, which is being submitted electronically to the Securities and
                Exchange Commission for information purposes only.*
   27.2        Financial Data Schedule for the six months ended December 31,
                1996, which is being submitted electronically to the Securities and Exchange Commission for information purposes only.**
   99.1        Form of Letter of Transmittal.*
   99.2        Form of Notice of Guaranteed Delivery.*
   99.3        Form of Exchange Agent Agreement, between the Company and Fleet
                National Bank.*

  --------
    * Filed previously.
   ** Filed herewith.

  *** Filed previously. Portions of this agreement have been omitted pursuant to Rule 406 under the Securities Act of 1933, as amended, and have been filed confidentially with the Securities and Exchange Commission.

  (b) FINANCIAL STATEMENT SCHEDULES

  None.

ITEM 22. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants named below have duly caused this Amendment to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania on March 6, 1997.

                                          Dollar Financial Group, Inc.

                                                  /s/ Donald F. Gayhardt
                                          By: _________________________________
                                                    Donald F. Gayhardt
                                              Executive Vice President, Chief
                                             Financial Officer, Secretary and
                                                         Treasurer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                         DOLLAR FINANCIAL GROUP, INC.

              SIGNATURE                        TITLE                 DATE

        /s/ Jeffrey A. Weiss           Chairman of the
-------------------------------------   Board of Directors,     March 6, 1997
          JEFFREY A. WEISS              President and Chief
                                        Executive Officer
                                        (principal
                                        executive officer)

       /s/ Donald F. Gayhardt          Executive Vice
-------------------------------------   President, Chief        March 6, 1997
         DONALD F. GAYHARDT             Financial Officer,
                                        Secretary,
                                        Treasurer and
                                        Director (principal
                                        financial and
                                        accounting officer)

                         ALBUQUERQUE INVESTMENTS, INC.
                      ANY KIND CHECK CASHING CENTERS, INC.
                         CHECK MART OF NEW MEXICO, INC.
                  FINANCIAL EXCHANGE COMPANY OF MICHIGAN, INC.
                    FINANCIAL EXCHANGE COMPANY OF OHIO, INC.
                FINANCIAL EXCHANGE COMPANY OF PENNSYLVANIA, INC.
                 FINANCIAL EXCHANGE COMPANY OF PITTSBURGH, INC.
                  FINANCIAL EXCHANGE COMPANY OF VIRGINIA, INC.
                    MONETARY MANAGEMENT OF CALIFORNIA, INC.
             MONETARY MANAGEMENT CORPORATION OF PENNSYLVANIA, INC.
                     MONETARY MANAGEMENT OF NEW YORK, INC.

              SIGNATURE                         TITLE                DATE

        /s/ Jeffrey A. Weiss            Chairman of the
-------------------------------------    Board of Directors,    March 6, 1997
          JEFFREY A. WEISS               Chief Executive
                                         Officer and
                                         President
                                         (principal
                                         executive officer)

       /s/ Donald F. Gayhardt           Executive Vice
-------------------------------------    President, Chief       March 6, 1997
         DONALD F. GAYHARDT              Financial Officer,
                                         Secretary,
                                         Treasurer and
                                         Director (principal
                                         financial and
                                         accounting officer)

                         CHECK MART OF LOUISIANA, INC.
                         CHECK MART OF NEW JERSEY, INC.
                        CHECK MART OF PENNSYLVANIA, INC.
                           CHECK MART OF TEXAS, INC.
                      CHECK MART OF WASHINGTON, D.C., INC.
                     MONETARY MANAGEMENT OF MARYLAND, INC.

              SIGNATURE                         TITLE                DATE

        /s/ Jeffrey A. Weiss            Chairman of the
-------------------------------------    Board of Directors,    March 6, 1997
          JEFFREY A. WEISS               Chief Executive
                                         Officer and
                                         President
                                         (principal
                                         executive officer)

       /s/ Donald F. Gayhardt           Executive Vice
-------------------------------------    President, Chief       March 6, 1997
         DONALD F. GAYHARDT              Financial Officer,
                                         Treasurer and
                                         Director (principal
                                         financial and
                                         accounting officer)

                         CHECK MART OF WISCONSIN, INC.
                         L.M.S. DEVELOPMENT CORPORATION
                            PACIFIC RING ENTERPRISES

              SIGNATURE                         TITLE                DATE

        /s/ Jeffrey A. Weiss            Chairman of the
-------------------------------------    Board of Directors     March 6, 1997
          JEFFREY A. WEISS               and President
                                         (principal
                                         executive officer)

       /s/ Donald F. Gayhardt           Executive Vice
-------------------------------------    President,             March 6, 1997
         DONALD F. GAYHARDT              Secretary,
                                         Treasurer and
                                         Director (principal
                                         financial and
                                         accounting officer)

                           DFG WAREHOUSING CO., INC.

              SIGNATURE                         TITLE                DATE

        /s/ Jeffrey A. Weiss            President, Chief
-------------------------------------    Executive Officer      March 6, 1997
          JEFFREY A. WEISS               and Director
                                         (principal
                                         executive officer)

       /s/ Donald F. Gayhardt           Executive Vice
-------------------------------------    President, Chief       March 6, 1997
         DONALD F. GAYHARDT              Financial Officer,
                                         Secretary,
                                         Treasurer and
                                         Director (principal
                                         financial and
                                         accounting officer)

                        DOLLAR FINANCIAL INSURANCE CORP.
                     DOLLAR INSURANCE ADMINISTRATION CORP.

              SIGNATURE                         TITLE                DATE

        /s/ Jeffrey A. Weiss            Chairman of the
-------------------------------------    Board of Directors     March 6, 1997
          JEFFREY A. WEISS               and President
                                         (principal
                                         executive officer)

       /s/ Donald F. Gayhardt           Executive Vice
-------------------------------------    President,             March 6, 1997
         DONALD F. GAYHARDT              Secretary,
                                         Treasurer and
                                         Director (principal
                                         financial and
                                         accounting officer)

                           MONETARY MANAGEMENT CORP.

              SIGNATURE                         TITLE                DATE

        /s/ Jeffrey A. Weiss            Chairman of the
-------------------------------------    Board of Directors     March 6, 1997
          JEFFREY A. WEISS               and Vice President
                                         (principal
                                         executive officer)

       /s/ Donald F. Gayhardt           Secretary and
-------------------------------------    Director (principal    March 6, 1997
         DONALD F. GAYHARDT              financial and
                                         accounting officer)

                               QTV HOLDINGS, INC.

              SIGNATURE                         TITLE                DATE

        /s/ Jeffrey A. Weiss            Chief Executive
-------------------------------------    Officer, President     March 6, 1997
          JEFFREY A. WEISS               and Director
                                         (principal
                                         executive officer)

       /s/ Donald F. Gayhardt           Executive Vice
-------------------------------------    President,             March 6, 1997
         DONALD F. GAYHARDT              Secretary,
                                         Treasurer and
                                         Director (principal
                                         financial and
                                         accounting officer)

                    U.S. CHECK EXCHANGE LIMITED PARTNERSHIP

BY: ANY KIND CHECK CASHING CENTERS, INC. AS GENERAL PARTNER

              SIGNATURE                         TITLE                DATE

        /s/ Jeffrey A. Weiss            Chairman of the
-------------------------------------    Board of Directors,    March 6, 1997
          JEFFREY A. WEISS               Chief Executive
                                         Officer and
                                         President
                                         (principal
                                         executive officer)

       /s/ Donald F. Gayhardt           Executive Vice
-------------------------------------    President, Chief       March 6, 1997
         DONALD F. GAYHARDT              Financial Officer,
                                         Secretary,
                                         Treasurer and
                                         Director (principal
                                         financial and
                                         accounting officer)

                                 EXHIBIT INDEX

   EXHIBIT NO.                  DESCRIPTION OF DOCUMENT                    PAGE
   -----------                  -----------------------                    ----
               Certificate of Incorporation of Dollar Financial Group,
    3.1 (a)(i)  Inc.*
      (a)(ii)  Certificate of Change of Dollar Financial Group, Inc.*
      (a)(iii) Certificate of Change of Certificate of Incorporation of
                Dollar Financial Group, Inc.*
      (a)(iv)  Certificate of Amendment of the Certificate of
                Incorporation of Dollar Financial Group, Inc.*
               Articles of Incorporation of Albuquerque Investments,
      (b)(i)    Inc.*
               Articles of Incorporation of Any Kind Check Cashing
      (c)(i)    Centers, Inc.*
      (c)(ii)  Articles of Amendment of Articles of Incorporation of Any
                Kind Check Cashing Centers, Inc.*
      (d)(i)   Articles of Incorporation of Check Mart of Louisiana,
                Inc.*
      (e)(i)   Certificate of Incorporation of Check Mart of New Jersey,
                Inc.*
      (f)(i)   Articles of Incorporation of Check Mart of New Mexico,
                Inc.*
      (f)(ii)  Articles of Amendment to the Articles of Incorporation of
                Check Mart of New Mexico, Inc.*
      (g)(i)   Articles of Incorporation of Check Mart of Pennsylvania,
                Inc.*
      (h)(i)   Articles of Incorporation of Check Mart of Texas, Inc.*
      (i)(i)   Articles of Incorporation of Check Mart of Utah, Inc.*
      (i)(ii)  Articles of Amendment to the Articles of Incorporation of
                Check Mart of Utah, Inc.*
      (j)(i)   Articles of Incorporation of Check Mart of Washington,
                Inc.*
      (j)(ii)  Articles of Amendment of Check Mart of Washington, Inc.*
      (k)(i)   Articles of Incorporation of Check Mart of Washington,
                D.C., Inc.*
      (l)(i)   Articles of Incorporation of Check Mart of Wisconsin,
                Inc.*
      (m)(i)   Certificate of Incorporation of DFG Warehousing Co.,
                Inc.*
      (n)(i)   Articles of Incorporation of Dollar Financial Insurance
                Corp.*
      (o)(i)   Certificate of Incorporation of Dollar Insurance
                Administration Corp.*
      (p)(i)   Articles of Incorporation of Financial Exchange Company
                of Michigan, Inc.*
      (p)(ii)  Certificate of Amendment to the Articles of Incorporation
                of Financial Exchange Company of Michigan, Inc.*
      (q)(i)   Articles of Incorporation of Financial Exchange Company
                of Ohio, Inc.*
      (q)(ii)  Certificate of Amendment by Incorporator.*
      (q)(iii) Certificate of Amendment (by Shareholders).*
      (r)(i)   Certificate of Incorporation of Financial Exchange
                Company of Pennsylvania, Inc.*
      (r)(ii)  Amendment "1" to Certificate of Incorporation of
                Financial Exchange Company of Pennsylvania, Inc.*
      (r)(iii) Amendment "2" to Certificate of Incorporation of
                Financial Exchange Company of Pennsylvania, Inc.*
      (s)(i)   Certificate of Incorporation of Financial Exchange
                Company of Pittsburgh, Inc.*
      (t)(i)   Certificate of Incorporation of Financial Exchange
                Company of Virginia, Inc.*
      (u)(i)   Articles of Incorporation of L.M.S. Development
                Corporation.*
      (v)(i)   Articles of Incorporation of Monetary Management Corp.*
      (w)(i)   Certificate of Incorporation of Monetary Management
                Corporation of Pennsylvania, Inc.*
      (x)(i)   Articles of Incorporation of Monetary Management of
                California, Inc.*
      (y)(i)   Articles of Incorporation of Monetary Management of
                Maryland, Inc.*
      (z)(i)   Certificate of Incorporation of Monetary Management of
                New York, Inc.*

   EXHIBIT NO.                   DESCRIPTION OF DOCUMENT                   PAGE
   -----------                   -----------------------                   ----
      (aa)(i)   Articles of Incorporation of Pacific Ring Enterprises,
                 Inc.*
      (bb)(i)   Limited Partnership Certificate and Agreement of U.S.
                 Check Exchange Limited Partnership.*
      (bb)(ii)  First Amendment to Certificate and Agreement of Limited
                 Partnership of U.S. Check Exchange Limited Partnership*
      (bb)(iii) Second Amendment Certificate of Limited Partnership*
      (cc)(i)   Articles of Incorporation of QTV Holdings, Inc.**
    3.2 (a)(i)  Bylaws of Dollar Financial Group, Inc.*
      (b)(i)    Bylaws of Albuquerque Investments, Inc.*
      (c)(i)    Bylaws of Any Kind Check Cashing Centers, Inc.*
      (d)(i)    Bylaws of Check Mart of Louisiana, Inc.*
      (e)(i)    Bylaws of Check Mart of New Jersey, Inc.*
      (f)(i)    Bylaws of Check Mart of New Mexico, Inc.*
      (g)(i)    Bylaws of Check Mart of Pennsylvania, Inc.*
      (h)(i)    Bylaws of Check Mart of Texas, Inc.*
      (i)(i)    Bylaws of Check Mart of Utah, Inc.*
      (j)(i)    Bylaws of Check Mart of Washington, Inc.*
      (k)(i)    Bylaws of Check Mart of Washington, D.C., Inc.*
      (l)(i)    Bylaws of Check Mart of Wisconsin, Inc.*
      (m)(i)    Bylaws of DFG Warehousing Co., Inc.*
      (n)(i)    Bylaws of Dollar Financial Insurance Corp.*
      (o)(i)    Bylaws of Dollar Insurance Administration Corp.*
      (p)(i)    Bylaws of Financial Exchange Company of Michigan, Inc.*
      (q)(i)    Code of Regulations of Financial Exchange Company of
                 Ohio, Inc.*
      (r)(i)    Bylaws of Financial Exchange Company of Pennsylvania,
                 Inc.*
      (s)(i)    Bylaws of Financial Exchange Company of Pittsburgh,
                 Inc.*
      (t)(i)    Bylaws of Financial Exchange Company of Virginia, Inc.*
      (u)(i)    Bylaws of L.M.S. Development Corporation.*
      (v)(i)    Bylaws of Monetary Management Corp.*
      (w)(i)    Bylaws of Monetary Management Corporation of
                 Pennsylvania, Inc.*
      (x)(i)    Bylaws of Monetary Management of California, Inc.*
      (y)(i)    Bylaws of Monetary Management of Maryland, Inc.*
      (y)(ii)   Amended and Restated Bylaws of Monetary Management of
                 Maryland, Inc.*
      (z)(i)    Bylaws of Monetary Management of New York, Inc.*
      (aa)(i)   Bylaws of Pacific Ring Enterprises, Inc.*
      (bb)(i)   Bylaws of QTV Holdings, Inc.**
    4.1         Indenture, dated as of November 15, 1996, among the
                 Company, the Guarantors and Fleet National Bank, as
                 Trustee.*
    4.2         Form of Notes (included in Exhibit 4.1).*
    4.3         A/B Exchange Registration Rights Agreement, dated as of
                 November 15, 1996, by and among the Company, the
                 Guarantors and the Initial Purchasers.*
    5.1         Opinion of Weil, Gotshal & Manges LLP regarding
                 legality.*
    8.1         Opinion of Weil, Gotshal & Manges LLP regarding tax
                 matters.**
   10.1 (a)     Asset Purchase Agreement, dated January 9, 1995, by and
                 among the Company, Happy's Check Cashing and Adrian
                 Rubin.*
   (b)          Amendment No. 1 to the Asset Purchase Agreement, dated
                 February 20, 1995, by and among the Company, Happy's
                 Check Cashing, Chase Money Loan, Inc. and Adrian
                 Rubin.*
   10.2         Purchase Agreement, dated July 28, 1995, by and among
                 Monetary Management Corporation, NCCI Corporation,
                 Larry M. Senderhauf, E. Rick Safford and Fred T. Kampo,
                 Jr.*
   10.3 (a)     Site License and Services Agreement, dated April 30,
                 1996, by and between the Company and The Southland
                 Corporation.***
      (b)       Asset Purchase Agreement, dated April 30, 1996, by and
                 between the Company and The Southland Corporation.***

   EXHIBIT NO.                  DESCRIPTION OF DOCUMENT                    PAGE
   -----------                  -----------------------                    ----
   10.4        Employment Agreement, dated as of August 8, 1996, between
                the Company, DFG Holdings, Inc. and Jeffrey Weiss.*
   10.5        Employment Agreement, dated as of August 8, 1996, between
                the Company, DFG Holdings, Inc. and Donald F. Gayhardt.*
   10.6        Amended and Restated Shareholders Agreement, dated August
                8, 1996, among WPG Corporate Development Associates IV,
                L.P., WPG Corporate Development Associates IV
                (Overseas), L.P., the individual fund shareholders
                signatory thereto, the GHB Charitable Trust #1, Jeffrey
                Weiss, Donald F. Gayhardt, Pegasus Partners L.P., PAG
                Dollar Investors, the warrant holders signatory thereto,
                General Electric Capital Corporation and DFG Holdings,
                Inc.*
   10.7        Purchase Agreement, dated as of August 8, 1996, by and
                among the Company, DFG Holdings, Inc., Any Kind Check
                Cashing Centers, Inc., the shareholders signatory
                thereto, U.S. Check Exchange Limited Partnership, the
                limited partners signatory thereto and George H.
                Brimhall.*
   10.8        Asset Purchase Agreement, dated August 28, 1996, by and
                among Financial Exchange Company of Ohio, Inc., ABC
                Check Cashing, Inc. and the shareholder signatory
                thereto.*
   10.9        Asset Purchase Agreement, dated as of October 22, 1996,
                by and among the Company, Cash-N-Dash Check Cashing,
                Inc. and the shareholders signatory thereto.*
   10.10       Stock Purchase Agreement, dated as of October 22, 1996,
                by and among the Company, Manor Investment Co., Inc. and
                the shareholders signatory thereto.*
   10.11       Amended and Restated Purchase Agreement, dated as of
                October 23, 1996, by and among Dollar Financial Canada
                Ltd., DFG Holdings, Inc., National Money Mart, Inc. and
                the shareholders signatory thereto.*
   10.12       Second Amended and Restated Credit Agreement, dated as of
                November 15, 1996, among the Company, certain commercial
                lending institutions, Lehman Commercial Paper, Inc. and
                Bank of America National Trust and Savings Association.*
   12.1        Computation of Ratio of Earnings to Fixed Charges.*
   21.1        Subsidiaries of the Registrants.*
   23.1        Consent of Weil, Gotshal & Manges LLP (included in
                Exhibits 5.1 and 8.1).**
   23.2        Consent of Ernst & Young LLP.**
   23.3        Consent of McGladrey & Pullen, LLP.**
   23.4        Consent of Ernst & Young Chartered Accountants.**
   23.5        Consent of William Proper & Company.**
   24.1        Power of Attorney (included in signature pages to
                Registration Statement).*
   25.1        Form T-1 Statement of Eligibility under the Trust
                Indenture Act of 1939, as amended, of Fleet National
                Bank, as Trustee under the Indenture.*
   27.1        Financial Data Schedule for the fiscal year ended June
                30, 1996, which is being submitted electronically to the
                Securities and Exchange Commission for information
                purposes only.*
   27.2        Financial Data Schedule for the six months ended December
                31, 1996, which is being submitted electronically to the
                Securities and Exchange Commission for information
                purposes only.**
   99.1        Form of Letter of Transmittal.*
   99.2        Form of Notice of Guaranteed Delivery.*
   99.3        Form of Exchange Agent Agreement, between the Company and
                Fleet National Bank.*
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    * Filed previously.
   ** Filed herewith.

  *** Filed previously. Portions of this agreement have been omitted pursuant to Rule 406 under the Securities Act of 1933, as amended, and have been filed confidentially with the Securities and Exchange Commission.